Exhibit 10.1

EXECUTION COPY

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

September 28, 2022

among

SCANSOURCE, INC.,

The Subsidiary Borrowers Party Hereto,

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent, Swingline Lender and Issuing Bank

TD BANK, N.A. and WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Syndication Agents

PNC BANK, NATIONAL ASSOCIATION,

as Documentation Agent

JPMORGAN CHASE BANK, N.A.,

TD SECURITIES (USA) LLC and WELLS FARGO SECURITIES, LLC,

as Joint Bookrunners and Joint Lead Arrangers

i

SCHEDULES:

Schedule 1.01A – Pricing Schedule
Schedule 1.01B – Effective Date Subsidiary Guarantors
Schedule 2.01 – Commitments
Schedule 3.13 – Subsidiaries
Schedule 5.13 – Post-Closing Requirements
Schedule 6.01 – Existing Indebtedness
Schedule 6.02 – Existing Liens
Schedule 6.04 – Existing Investments
Schedule 6.08 – Existing Restrictions

EXHIBITS:

Exhibit A – Form of Assignment and Assumption
Exhibit B – Form of Designation Letter
Exhibit C – Form of Termination Letter
Exhibit D – Form of Compliance Certificate
Exhibit E – U.S. Tax Certificate
Exhibit F – Form of Borrowing Request
Exhibit G – Form of Interest Election Request

THIRD AMENDED AND RESTATED CREDIT AGREEMENT dated as of September 28, 2022, among SCANSOURCE, INC., the Subsidiary Borrowers from time to time party hereto, the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent, Swingline Lender and Issuing Bank.

RECITALS

A. The Borrower, the Subsidiary Borrowers, the Administrative Agent, and the financial institutions designated as existing lenders on Schedule 2.01 hereto (the “Continuing Lenders”) are party to that certain Second Amended and Restated Credit Agreement dated as of April 30, 2019 (as amended up to but not including the date hereof, the “Original Credit Agreement”).

B. The Borrower, the Administrative Agent and the Continuing Lenders wish to amend and restate the Original Credit Agreement on the terms and conditions set forth below to, among other things, extend the Maturity Date, reallocate the “Commitments” thereunder, provide for a new term loan facility and make the other changes to the Original Credit Agreement evidenced hereby.

C. It is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Original Credit Agreement or be deemed to evidence or constitute full repayment of such obligations and liabilities, but that this Agreement amend and restate in its entirety the Original Credit Agreement and re-evidence the obligations and liabilities of the Borrower and the other Credit Parties outstanding thereunder, which shall be payable in accordance with the terms hereof.

D. It is also the intent of the Borrower and the other Credit Parties to confirm that all obligations and Liens under the applicable “Credit Documents” (as referred to and defined in the Original Credit Agreement) shall continue in full force and effect as modified or restated by the Credit Documents (as referred to and defined herein) and that, from and after the Effective Date, all references to the “Credit Agreement” contained in any such existing “Credit Documents” shall be deemed to refer to this Agreement.

E. The financial institutions identified on Schedule 2.01 which are not Continuing Lenders wish to become “Lenders” hereunder and accept and assume the obligations of “Lenders” hereunder with the Commitments specified on such schedule.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Original Credit Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate. All ABR Loans shall be denominated in Dollars.

“Acquired Entity or Business” means either (a) the assets constituting a business, division, facility, product line or line of business of any Person not already a Subsidiary or (b) the capital stock of any such Person, which Person shall, as a result of an acquisition or merger, become at least a 51% owned Subsidiary of the Borrower (or shall be merged with and into the Borrower or a Subsidiary Guarantor, with the Borrower or such Subsidiary Guarantor being the surviving Person).

“Adjusted AUD Rate” means, with respect to any Term Benchmark Borrowing denominated in Australian Dollars for any Interest Period, an interest rate per annum equal to the product of (a) the AUD Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that, if the Adjusted AUD Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted CDOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Canadian Dollars for any Interest Period, an interest rate per annum equal to the product of (a) the CDOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that, if the Adjusted CDOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Covenant Period” has the meaning assigned to it in Section 6.12.

“Adjusted Daily Simple RFR” means:

(i) with respect to any RFR Borrowing denominated in Sterling, an interest rate per annum equal to the sum of (a) the Daily Simple RFR for Sterling, minus (b) 0.0024%;

(ii) with respect to any RFR Borrowing comprised of Revolving Loans denominated in Swiss Francs, an interest rate per annum equal to the sum of (a) the Daily Simple RFR for Swiss Francs, minus (b) 0.0571%;

(iii) with respect to any RFR Borrowing comprised of Swingline Foreign Currency Loans denominated in Euros, an interest rate per annum equal to the sum of (a) the Daily Simple RFR for Euros, plus (b) 0.0017%;

(iv) with respect to any RFR Borrowing comprised of Swingline Foreign Currency Loans denominated in Yen, an interest rate per annum equal to the sum of (a) the Daily Simple RFR for Yen, minus (b) 0.01839%; and

(v) with respect to any RFR Borrowing denominated in Dollars, an interest rate per annum equal to the sum of (a) the Daily Simple RFR for Dollars, plus (b) 0.10%;

provided that, in each case, if the Adjusted Daily Simple RFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to the product of (a) the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that, if the Adjusted EURIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted HIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Hong Kong Dollars for any Interest Period, an interest rate per annum equal to the product of (a) the HIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that, if the Adjusted HIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted One Month STIBOR Rate” means, for any day, an interest rate per annum equal to the Adjusted STIBOR Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day); provided that, if the Adjusted One Month STIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted STIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Swedish Krona for any Interest Period, an interest rate per annum equal to the product of (a) the STIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that, if the Adjusted STIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars for any Interest Period, an interest rate per annum equal to the sum of (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that, if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted TIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Yen for any Interest Period, an interest rate per annum equal to (a) the TIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that, if the Adjusted TIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted TIIE Rate” means, with respect to any Term Benchmark Borrowing denominated in Mexican Pesos for any Interest Period, an interest rate per annum equal to the product of (a) the TIIE Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that, if the Adjusted TIIE Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” means JPMorgan (including its branches and affiliates), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means any Loan or any Letter of Credit.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means the Administrative Agent or the Collateral Agent or both, as the context requires.

“Agreed Currencies” means Dollars and each Foreign Currency.

“Agreement” means this Third Amended and Restated Credit Agreement, as amended, restated, modified or supplemented from time to time.

“Agreement Currency” has the meaning assigned to such term in Section 9.15(b).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that, for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. Notwithstanding the foregoing, if the Alternate Base Rate shall be less than 1.00% per annum, such rate shall be deemed to 1.00% per annum for the purposes of this Agreement.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder and the Bribery Act 2010 of the United Kingdom, as amended.

“Applicable Borrower” means, with respect to any Loan or other amount owing hereunder or any matter pertaining to such Loan or other amount, whichever of the Borrowers is the primary obligor on such Loan or other amount and, with respect to any Letter of Credit, whichever of the Borrowers is the account party with respect thereto.

“Applicable Creditor” has the meaning assigned to such term in Section 9.15(b).

“Applicable Lending Installation” is defined in Section 2.02(e).

“Applicable Percentage” means, with respect to any Lender, (a) with respect to Revolving Loans, LC Exposure or Swingline Loans, the percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitments of all Revolving Lenders (if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments); provided that in the case of Section 2.22 when a Defaulting Lender shall exist, any such Defaulting Lender’s Revolving Commitment shall be disregarded in the calculation, and (b) with respect to the Term Loans, a percentage equal to a fraction the numerator of which is such Lender’s outstanding principal amount of the Term Loans and the denominator of which is the aggregate outstanding principal amount of the Term Loans of all Term Lenders.

“Applicable Rate” means, for any day, with respect to any Term Benchmark Loan, RFR Loan or ABR Loan or with respect to the commitment fees payable hereunder, the applicable rate per annum set forth on Schedule 1.01A under the caption “Term Benchmark Spread”, “RFR Spread”, “ABR Spread” or “Commitment Fee Rate”, as the case may be, based upon the Leverage Ratio.

“Approved Electronic Platform” has the meaning assigned to it in Section 8.03(a).

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Arrangers” means each of JPMorgan Chase Bank, N.A., TD Securities (USA) LLC and Wells Fargo Securities, LLC in its capacity as a joint bookrunner and joint lead arranger hereunder.

“Asset Disposition” means any sale, transfer or other disposition of any asset of the Borrower or any Subsidiary in a single transaction or in a series of related transactions (other than (a) the sale or lease of inventory or products in the ordinary course or the sale of obsolete or worn out property in the ordinary course, (b) the licensing of intellectual property and other general intangibles to third parties in the ordinary course of business, (c) the disposal of obsolete, worn-out or surplus equipment in the ordinary course of business, (d) the disposition of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business, (e) the sale of lease portfolios and (f) the sale of Permitted Investments in the ordinary course of business).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an Approved Electronic Platform) approved by the Administrative Agent.

“AUD Rate” means, with respect to any Term Benchmark Borrowing denominated in Australian Dollars and for any Interest Period, a rate per annum equal to the AUD Screen Rate at approximately 11:00 a.m., Sydney, Australia time, on the first day of such Interest Period (and, if such day is not a Business Day, then on the immediately preceding Business Day).

“AUD Screen Rate” means, for any day and time, with respect to any Term Benchmark Borrowing denominated in Australian Dollars and for any Interest Period, the annual rate of interest equal to the average bid reference rate administered by ASX Benchmarks Pty Limited (ACN 616 075 417) (or any other Person that takes over the administration of such rate) for Australian Dollar bills of exchange with a tenor equal in length to such Interest Period as displayed on page BBSY of the Reuters screen (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion).

“Australian Dollars” means the lawful currency of Australia.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitments.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.14(e).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Services” means each and any of the following bank services provided to any Credit Party or any Subsidiary by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), (b) stored value cards, (c) merchant processing services and (d) treasury management services (including, without limitation, foreign exchange transactions, controlled disbursement, automated clearinghouse transactions, return items, any direct debit scheme or arrangement, overdrafts and interstate depository network services).

“Banking Services Obligations” of the Credit Parties and the Subsidiaries means any and all obligations of the Credit Parties and the Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto, as hereafter amended.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” means, initially, with respect to any (i) RFR Loan denominated in any Agreed Currency, the applicable Relevant Rate for such Agreed Currency or (ii) Term Benchmark Loan denominated in any Agreed Currency, the Relevant Rate for such Agreed Currency; provided that, if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.14(b).

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in a Foreign Currency, “Benchmark Replacement” shall mean the alternative set forth in (2) below:

(1) in the case of any Loan denominated in Dollars, the Adjusted Daily Simple RFR for Dollars; or

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment;

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Revolving Loan denominated in Dollars, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “RFR Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the NYFRB, the CME Term SOFR Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.14.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined under ERISA) that is subject to Part 4 of Subtitle B of Title I of ERISA, (b) a “plan” to which Section 4975 of the Code applies, or (c) any Person whose underlying assets include the assets of any such “employee benefit plan” or “plan” by reason of any investment in such Person by such “employee benefit plan” or “plan.”

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Bond Financing Agreement” means that certain Financing Agreement dated as of August 1, 2007, between the Borrower and Mississippi Business Finance Corporation, as the same may be amended, modified, supplemented, restated or renewed from time to time.

“Bonds” means the Mississippi Business Finance Corporation Taxable Industrial Development Revenue Bonds, Series 2007 (ScanSource, Inc. Project), issued by the Mississippi Business Finance Corporation in connection with the Borrower’s distribution center located in Southaven, DeSoto County, Mississippi, the proceeds of which Bonds were loaned to the Borrower or one of its Subsidiaries pursuant to the Bond Financing Agreement.

“Borrower” means ScanSource, Inc., a South Carolina corporation.

“Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2 or equivalent, duly completed and filed by the relevant Borrower within the applicable time limit, which contains the scheme reference number and jurisdiction of tax residence provided by a Lender to the Borrower and the Administrative Agent.

“Borrowers” means the Borrower and each Subsidiary Borrower.

“Borrowing” means (a) Revolving Loans of the same Type and currency, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect, (b) a Term Loan of the same Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect or (c) a Swingline Loan of the same Type and currency.

“Borrowing Request” means a request by the Applicable Borrower for a Borrowing in accordance with Section 2.03, which shall be substantially in the form attached hereto as Exhibit F or any other form approved by the Administrative Agent.

“Business Day” means any day that (a) is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed and (b) when used in connection with (i) Loans denominated in Yen and in relation to the calculation or computation of TIBOR or the Japanese Prime Rate, any day on which banks are open for business in Japan, (ii) Loans denominated in Euros and in relation to the calculation or computation of EURIBOR, any day which is a TARGET Day, (iii) RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in the applicable Agreed Currency of such RFR Loan, any such day that is only an RFR Business Day for such Agreed Currency, (iv) Loans denominated in Canadian Dollars and in relation to the calculation or computation of CDOR or the Canadian Prime Rate, any day on which banks are open for business in Ontario, Canada, (v) in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate, any such day that is a U.S. Government Securities Business Day and (vi) in relation to Loans denominated in any other Agreed Currency or any interest rate settings, fundings, disbursements, settlements or payments of any CBR Loan or CBR Borrowing, on which dealings in the applicable Agreed Currency are carried on in the principal financial center of such Agreed Currency.

“Canadian Dollars” means the lawful currency of Canada.

“Canadian Prime” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Canadian Prime Rate.

“Canadian Prime Rate” means, on any day, a rate per annum determined by the Administrative Agent to be the higher of (a) the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto, Ontario time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information service that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion), and (b) the CDOR Rate for a one month Interest Period at approximately 10:15 a.m., Toronto, Ontario time on such day (and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by Administrative Agent after 10:15 a.m. Toronto, Ontario time to reflect any error in the posted rate of interest or in the posted average annual rate of interest)), plus 1% per annum. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index or the CDOR Rate shall be effective from and including the effective date of such change in the PRIMCAN Index or CDOR Rate, respectively. If the Canadian Prime Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until the applicable Benchmark Replacement has been determined pursuant to Section 2.14(b)), then the Canadian Prime Rate shall be determined solely by reference to clause (a) above and shall be determined without reference to clause (b) above. Notwithstanding the foregoing, if the Canadian Prime Rate shall be less than 1.00% per annum, such rate shall be deemed to 1.00% per annum for the purposes of this Agreement.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP, in each case subject to Section 1.04.

“CBR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Central Bank Rate.

“CBR Spread” means, with respect to any Loan, the Applicable Rate applicable to such Loan that is replaced by a CBR Loan.

“CDOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Canadian Dollars and for any Interest Period, a rate per annum equal to the CDOR Screen Rate at approximately 10:15 a.m., Toronto, Ontario time, on the first day of such Interest Period (and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by Administrative Agent after 10:15 a.m. Toronto, Ontario time to reflect any error in the posted rate of interest or in the posted average annual rate of interest)), rounded to the nearest 1/100th of 1% (with .005% being rounded up).

“CDOR Screen Rate” means, for any day and time, with respect to any Term Benchmark Borrowing denominated in Canadian Dollars and for any Interest Period, the annual rate of interest equal to the average rate applicable to Canadian Dollar Canadian bankers’ acceptances for the applicable Interest Period that appears on such day and time on the “Reuters Screen CDOR Page” as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion).

“Central Bank Rate” means, for any day, a rate per annum equal to the greater of (I) the sum of (A) for any Loan denominated in (a) Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (b) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time, (c) Yen, the “short-term prime rate” as publicly announced by the Bank of Japan (or any successor thereto) from time to time, (d) Swiss Francs, the policy rate of the Swiss National Bank (or any successor thereto) as published by the Swiss National Bank (or any successor thereto) from time to time, and (e) any other Foreign Currency determined after the Effective Date, a central bank rate as determined by the Administrative Agent in its reasonable discretion (any reference rate described in this clause (A) for any Foreign Currency being referred to as a “CBR Reference Rate”), plus (B) the applicable Central Bank Rate Adjustment, and (II) the Floor. Any change in the Central Bank Rate for any Foreign Currency due to a change in the CBR Reference Rate or the Central Bank Rate Adjustment for such Foreign Currency shall be effective from and including the effective date of such change in the CBR Reference Rate or the Central Bank Rate Adjustment, respectively.

“Central Bank Rate Adjustment” means, for any day, for any Loan denominated in:

(a) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) in the case of Revolving Loans, (A) the average of the Adjusted EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted EURIBOR Rate applicable during such period of five Business Days), minus (B) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period, and (ii) in the case of Swingline Loans, (A) the average of the Adjusted Daily Simple RFR for Euro for the five most recent RFR Business Days preceding such day for which the Adjusted Daily Simple RFR for Euro Borrowings was available (excluding, from such averaging, the highest and the lowest such Adjusted Daily Simple RFR applicable during such period of five RFR Business Days) minus (B) the Central Bank Rate in respect of Euro in effect on the last RFR Business Day in such period;

(b) Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Adjusted Daily Simple RFR for Sterling Borrowings for the five most recent RFR Business Days preceding such day for which the Adjusted Daily Simple RFR for Sterling Borrowings was available (excluding, from such averaging, the highest and the lowest such Adjusted Daily Simple RFR applicable during such period of five RFR Business Days), minus (ii) the Central Bank Rate in respect of Sterling in effect on the last RFR Business Day in such period;

(c) Swiss Francs, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Adjusted Daily Simple RFR for Swiss Franc Borrowings for the five most recent RFR Business Days preceding such day for which the Adjusted Daily Simple RFR for Swiss Franc Borrowings was available (excluding, from such averaging, the highest and the lowest such Adjusted Daily Simple RFR applicable during such period of five RFR Business Days), minus (ii) the Central Bank Rate in respect of Swiss Francs in effect on the last RFR Business Day in such period; and

(d) any other Foreign Currency, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion.

For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) the EURIBOR Rate on any day shall be based on the EURIBOR Screen Rate, on such day at approximately the time referred to in the definition of such term for deposits in the applicable Agreed Currency for a maturity of one month.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated or approved for consideration by shareholders for election by the board of directors of the Borrower nor (ii) so appointed or approved by directors so nominated; or (c) the acquisition of direct or indirect Control of the Borrower by any Person or group.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of, or the compliance by any Lender or Issuing Bank

(or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with, any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary,(i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning set forth in Section 9.13.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans or Swingline Loans, (b) any Commitment, refers to whether such Commitment is a Revolving Commitment or a Term Loan Commitment and (c) any Lender, refers to whether such Lender is a Revolving Lender or a Term Lender.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term SOFR (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all property with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including, without limitation, all cash delivered as collateral pursuant to Section 2.06(j).

“Collateral Agent” means JPMorgan acting as collateral agent and security trustee for the Secured Creditors pursuant to the Security Documents.

“Commitment” means, with respect to each Lender, the sum of such Lender’s Revolving Commitment and Term Loan Commitment as set forth on Schedule 2.01 opposite such Lender’s name, or in the Assignment and Assumption or other documentation or record (as such term is defined in Section 9-102(a)(70) of the UCC) as provided in Section 9.04(b)(ii)(C) pursuant to which such Lender shall have assumed its Commitment, as applicable, and giving effect to (a) any reduction or increase in such amount from time to time pursuant to Section 2.09 and (b) any reduction or increase in such amount from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to such term in Section 8.03(c).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Continuing Lenders” is defined in the Recitals hereto.

“Contribution Notice” means a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the United Kingdom Pensions Act 2004.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 9.23.

“Co-Syndication Agent” means each of TD Bank, N.A. and Wells Fargo Bank, National Association in its capacity as co-syndication agent for the credit facilities evidenced by this Agreement.

“Credit Documents” means this Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each promissory note, if any, delivered pursuant to Section 2.10(e), the Parent Guaranty, the Subsidiary Guaranty, each Security Document, the Fee Letter, letter of credit applications and any other Letter of Credit Agreements between the Borrower and the Issuing Bank regarding the Issuing Bank’s Issuing Bank Sublimit or the respective rights and obligations between the Borrower and the Issuing Bank in connection with the issuance of Letters of Credit, each amendment to any of the foregoing and each other document from time to time designated as such by the Borrower and the Administrative Agent.

“Credit Event” means a Borrowing, the issuance, amendment, renewal or extension of a Letter of Credit, an LC Disbursement or any of the foregoing.

“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Credit Exposure at such time, plus (b) an amount equal to the aggregate principal amount of its Term Loans outstanding at such time.

“Credit Parties” means each of the Borrowers and each Subsidiary Guarantor.

“CTA” means the United Kingdom Corporation Tax Act 2009.

“Daily Simple RFR” means, for any day (an “RFR Interest Day”), an interest rate per annum equal to, for any RFR Loan denominated in:

(i) Sterling, SONIA for the day that is five RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day;

(ii) Swiss Francs, SARON for the day that is five RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the Business Day immediately preceding such RFR Interest Day;

(iii) Euros (solely with respect to Swingline Foreign Currency Loans), ESTR for the day that is five RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the Business Day immediately preceding such RFR Interest Day;

(iv) Yen (solely with respect to Swingline Foreign Currency Loans), TONAR for the day that is five RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the Business Day immediately preceding such RFR Interest Day; and

(v) Dollars, Daily Simple SOFR.

“Daily Simple SOFR” means (a) with respect to any Loan other than a Swingline Loan, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day that is three (3) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to any Borrower, and (b) with respect to any Swingline Dollar Loan, for any day, SOFR for such day, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding U.S. Government Securities Business Day; provided that any change in Daily Simple SOFR as determined under this clause (b) due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrowers.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Specified Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Specified Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Specified Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and

Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Specified Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action.

“Deficiency Funding Date” has the meaning assigned to such term in Section 2.05(a).

“Designation Letter” means a letter in substantially the form of Exhibit B hereto.

“Disposed Company” means an entity or assets constituting a business, division, facility, product line or line of business sold by the Borrower or any of its Subsidiaries by way of sale of equity or substantially all of such assets of such entity and otherwise permitted by this Agreement.

“Documentation Agent” means PNC Bank, National Association in its capacity as documentation agent for the credit facilities evidenced by this Agreement.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in a Foreign Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with such Foreign Currency last provided (either by publication or otherwise provided to the Administrative Agent or the applicable Issuing Bank or Swingline Lender, as the case may be) by Reuters on the Business Day (New York City time) immediately preceding the date of determination (or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of Dollars with such Foreign Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent or the applicable Issuing Bank or Swingline Lender, as the case may be, in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent or the applicable Issuing Bank or Swingline Lender, as the case may be, using any method of determination it deems appropriate in its sole discretion)) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent or the applicable Issuing Bank or Swingline Lender, as the case may be, using any method of determination it deems appropriate in its sole discretion.

“Dollars”, “dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means each Subsidiary that is organized under the laws of the United States, any State thereof or the District of Columbia; excluding any such Subsidiary which is a Subsidiary of a Foreign Subsidiary.

“EBITDA” means, for any applicable computation period, the Borrower’s and its Subsidiaries’ Net Income on a consolidated basis, plus, to the extent included in the determination of Net Income, (a) income and franchise taxes and other taxes measured by income or profits in respect of the Borrower and its Subsidiaries paid or accrued during such period, (b) Total Interest Expense for such period, (c) amortization and depreciation deducted in determining Net Income for such period, (d) other non-cash charges for such period (other than charges that represent an accrual for future cash expenditures), (e) non-recurring losses for such period, and (f) non-cash charges in respect of stock options and goodwill amortization for such period, and minus, to the extent included in the determination of Net Income, (a) extraordinary non-cash gains for such period and (b) non-recurring gains for such period. Solely with respect to the calculation of the Leverage Ratio, for any computation period during which (i) an Acquired Company or Business is acquired or (ii) a Disposed Company is sold, EBITDA shall be calculated on a pro forma basis as if such Acquired Entity or Business or Disposed Company, as the case may be, had been acquired (and any related Indebtedness incurred) or sold (and any related Indebtedness repaid), as the case may be, on the first day of such computation period.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the Securities and Exchange Commission.

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval system established and operated by the SEC, or any successor system.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states of the European Union.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(b), (c) or (m) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the failure to satisfy the minimum funding standards under Section 412 of the Code or Section 302 of ERISA with respect to any Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower, any Subsidiary Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower, any Subsidiary Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention by the PBGC to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower, any Subsidiary Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Multiple Employer Plan or any Multiemployer Plan; or (g) the receipt by the Borrower, any Subsidiary Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, any Subsidiary Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in critical status, within the meaning of Title IV of ERISA.

“ESTR” means, with respect to any Business Day, a rate per annum equal to the Euro Short Term Rate for such Business Day published by the ESTR Administrator on the ESTR Administrator’s Website.

“ESTR Administrator” means the European Central Bank (or any successor administrator of the Euro Short Term Rate).

“ESTR Administrator’s Website” means the European Central Bank’s website, currently at http://www.ecb.europa.eu, or any successor source for the Euro Short Term Rate identified as such by the ESTR Administrator from time to time.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the EURIBOR Screen Rate at approximately 11:00 a.m., Brussels time, two TARGET Days prior to the commencement of such Interest Period.

“EURIBOR Screen Rate” means, for any day and time, with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the annual rate of interest equal to the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant Interest Period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters as selected by the Administrative Agent. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.

“Euro” or “€” means the single currency unit of the Participating Member States.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Exchange Rate Date” means (a) with respect to any Loan denominated in any Foreign Currency, each of the following: (i) the date of the Borrowing of such Loan and (ii) (A) with respect to any Term Benchmark Loan, each date of a conversion into or continuation of such Loan pursuant to the terms of this Agreement and (B) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month); (b) with respect to any Letter of Credit denominated in a Foreign Currency, each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof; and (c) any additional date as the Administrative Agent or the applicable Issuing Bank, as applicable, may determine at any time when an Event of Default exists.

“Excluded Swap Obligation” means, with respect to any Credit Party, any Specified Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Specified Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an ECP at the time the Guarantee of such Credit Party or the grant of such security interest becomes effective with respect to such Specified Swap Obligation. If a Specified Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or having a permanent establishment for Tax purposes or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a U.S. Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) any Taxes attributable to such U.S. Lender’s failure (other than as a result of a Change in Law) to comply with Section 2.17(f), (d) any U.S. federal withholding Taxes imposed under FATCA, (e) any part of any cost, expense or liability which represents Recoverable VAT, (f) in the case of a Lender, UK withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment where (i) such amounts payable could have been made to such Lender without UK withholding Taxes (“UK Tax Deduction”) if such Lender had been a UK Qualifying Lender but on the date of the relevant payment that Lender is not or has ceased to be a UK Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or UK Treaty or any published practice or published concession of any relevant taxing authority; or (ii) the relevant Lender is a UK Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of UK Qualifying Lender and: (A) an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender has received from the Credit Party making the payment or from the Borrower a certified copy of that Direction and (B) the payment could have been made to the Lender without any UK Tax Deduction if that Direction had not been made; or (iii) the relevant Lender is a UK Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of UK Qualifying Lender and: (A) the relevant Lender has not given a UK Tax Confirmation to the Borrower and (B) the payment could have been made to the Lender without any UK Tax Deduction if the Lender had given a UK Tax Confirmation to the Borrower, on the basis that the UK Tax Confirmation would have enabled the Borrower to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA; or (iv) the Borrower is able to demonstrate that such payment could have been made without a UK Tax Deduction had such Lender complied with its obligations under section 2.17(j)(i), (j)(ii) or (j)(iii) (as applicable), (g) in the case of a Lender, any amounts which are not required to be paid by reason of operation of Section 2.17(j)(xii), and (h) any stamp duty, registration or other similar Taxes due under the law of the United Kingdom and payable as a result of or in connection with an assignment, transfer or other alienation of any kind by a Lender of any of its rights and/or obligations under a Credit Document (other than where such assignment, transfer or other alienation arises pursuant to an assignment request by the Borrower under Section 2.19(b)).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Fee Letter” means that certain letter agreement dated August 22, 2022 by and between JPMorgan and the Borrower.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Financial Support Direction” means a financial support direction issued by the Pensions Regulator under section 43 of the United Kingdom Pensions Act 2004.

“Floor” means the benchmark rate floor, if any, provided in this Agreement (as of the Effective Date, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate, Adjusted EURIBOR Rate, Adjusted TIBOR Rate, Adjusted CDOR Rate, Adjusted AUD Rate, Adjusted HIBOR Rate, Adjusted TIIE Rate, Adjusted STIBOR Rate, Adjusted One Month STIBOR Rate, each Adjusted Daily Simple RFR, the Japanese Prime Rate or the Central Bank Rate, as applicable. For the avoidance of doubt the Floor as of the Effective Date for each of the Adjusted Term

SOFR Rate, Adjusted EURIBOR Rate, Adjusted TIBOR Rate, Adjusted CDOR Rate, Adjusted AUD Rate, Adjusted HIBOR Rate, Adjusted TIIE Rate, Adjusted STIBOR Rate, Adjusted One Month STIBOR Rate, each Adjusted Daily Simple RFR, the Japanese Prime Rate and the Central Bank Rate shall be zero.

“Foreign Currency” means (a) with respect to any Revolving Loan, Euros, Sterling, Canadian Dollars, Swedish Krona, Swiss Francs, Yen, Australian Dollars, Hong Kong Dollars, Mexican Pesos and any other currency acceptable to the Administrative Agent and each of the Revolving Lenders that is a lawful currency that is readily available, freely transferable and not restricted and able to be converted into Dollars, (b) with respect to any Letter of Credit, any currency acceptable to the Administrative Agent that is a lawful currency that is readily available, freely transferable and not restricted and able to be converted into Dollars, and agreed to by the Issuing Bank issuing such Letter of Credit, and (c) with respect to any Swingline Foreign Currency Loan, any currency acceptable to the Administrative Agent that is a lawful currency that is readily available, freely transferable and not restricted and able to be converted into Dollars, and agreed to by applicable Swingline Lender.

“Foreign Currency Equivalent” means, for any amount of any Foreign Currency, at the time of determination thereof, (a) if such amount is expressed in such Foreign Currency, such amount and (b) if such amount is expressed in Dollars, the equivalent of such amount in such Foreign Currency determined by using the rate of exchange for the purchase of such Foreign Currency with Dollars last provided (either by publication or otherwise provided to the Administrative Agent or applicable Issuing Bank or Swingline Lender, as the case may be) by the applicable Reuters source on the Business Day (New York City time) immediately preceding the date of determination (or, if such service ceases to be available or ceases to provide a rate of exchange for the purchase of such Foreign Currency with Dollars, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent or the applicable Issuing Bank or Swingline Lender, as the case may be, in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent or the applicable Issuing Bank or Swingline Lender, as the case may be, using any method of determination it deems appropriate in its sole discretion)).

“Foreign Investment Grade Rating” means a rating of BBB- or higher from S&P or Baa3 or higher from Moody’s (or, if not rated by S&P or Moody’s, an equivalent rating from another recognized and reputable rating agency).

“Foreign Pension Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by the Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination or severance of employment, and which plan is not subject to ERISA or the Code.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means, subject to Section 1.04, generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including the European Union.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee made by any guarantor shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (b) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee, unless (in the case of a primary obligation that is not Indebtedness) such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“HIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Hong Kong Dollars and for any Interest Period, the HIBOR Screen Rate at approximately 11:00 a.m., Hong Kong time, two Business Days prior to the commencement of such Interest Period.

“HIBOR Screen Rate” means, for any day and time, with respect to any Term Benchmark Borrowing denominated in Hong Kong Dollars and for any Interest Period, the percentage rate per annum for deposits in Hong Kong Dollars for a period beginning on the first day of such Interest Period and ending on the last day of such Interest Period, displayed under the heading “HKAB HKD Interest Settlement Rates” on the Reuters Screen HKABHIBOR Page (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as selected by the Administrative Agent from time to time in its reasonable discretion).

“HMRC DT Treaty Passport Scheme” means the administrative simplification scheme designed to assist certain non-UK lenders in accessing reduced withholding tax rates on interest that are available within the UK’s tax treaties with other territories and which is administered by HM Revenue and Customs.

“Hong Kong Dollars” means the lawful currency of Hong Kong.

“Incremental Facilities” has the meaning assigned to it in Section 2.09(d).

“Incremental Revolving Commitment” has the meaning assigned to it in Section 2.09(d).

“Incremental Term Loan” has the meaning assigned to it in Section 2.09(d).

“Incremental Term Loan Amendment” has the meaning assigned to it in Section 2.09(d).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business (including accounts payable on extended terms under supply chain financing arrangements established by suppliers) and also excluding obligations to make contingent “earn out” payments associated with the post-closing performance of a business or Person acquired in a Permitted Acquisition), (f) all Indebtedness (other than letters of credit to the extent cash collateralized) of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property now or hereafter owned by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person in respect of letters of credit and letters of guaranty (except to the extent such obligations are cash collateralized), (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (k) all Off-Balance Sheet Liabilities. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding anything to the contrary contained herein, Indebtedness shall be deemed to exclude any credit card obligations incurred for the purchase of goods and services in the ordinary course of business which have not been outstanding more than 45 days and do not exceed $10,000,000 in the aggregate at any time outstanding. Notwithstanding clause (f) above, Indebtedness shall not include Indebtedness of a joint venture to the extent secured by a pledge of Equity Interests in such joint venture and otherwise without recourse to such pledgor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on behalf of any Credit Party under any Credit Document and (b) Other Taxes.

“Ineligible Institution” has the meaning assigned to it in Section 9.04(b).

“Information Memorandum” means the Confidential Information Memorandum dated August 2022 relating to the Borrower and the Transactions.

“Interest Coverage Ratio” means the ratio, determined as of the end of each fiscal quarter of the Borrower for the most recently ended four fiscal quarters, of (a) EBITDA to (b) Total Interest Expense, all calculated for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Interest Election Request” means a request by the Applicable Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08, which shall be substantially in the form attached hereto as Exhibit G or any other form approved by the Administrative Agent.

“Interest Payment Date” means:

(a) with respect to any ABR Loan, any CBR Loan, any Japanese Prime Loan and any Canadian Prime Loan, the first day of each January, April, July and October and the Maturity Date;

(b) with respect to any RFR Loan denominated in a Foreign Currency, (1) each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (2) the Maturity Date;

(c) with respect to any Term Benchmark Loan (other than a Swingline Foreign Currency Loan denominated in Swedish Krona), the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date;

(d) with respect to any Swingline Foreign Currency Loan denominated in Swedish Krona, the period commencing on the date of such Loan and ending on the day that is designated in the notice delivered pursuant to Section 2.05 with respect to such Swingline Foreign Currency Loan, which shall not be later than thirty days thereafter;

(e) with respect to any RFR Loan denominated in Dollars (other than a Swingline Dollar Loan), (1) initially, the date that is one week after the date of the Borrowing of such Loan and, thereafter, each successive date that is on the same weekday as such initial date (provided that if such initial date or any such successive date is a day other than a Business Day, the applicable Interest Payment Date shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar week, in which case such Interest Payment Date shall occur on the immediately preceding Business Day) and (2) the Maturity Date; and

(f) with respect to any RFR Loan that is a Swingline Dollar Loan, (1) each date that is three (3) Business Days after the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (2) the Maturity Date.

“Interest Period” means (a) with respect to any Term Benchmark Borrowing (other than a Swingline Loan), the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (or, in the case of a Term Benchmark Loan denominated in Canadian Dollars, one or three months thereafter) (or, in the case of a Term Benchmark Loan denominated in Mexican Pesos, 28 days or 91 days thereafter) (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment for any Agreed Currency), as the Applicable Borrower may elect, and (b) with respect to any Swingline Foreign Currency Loan denominated in Swedish Krona on any day, the period commencing on such date and ending on the day that is one month thereafter; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 2.14(e) shall be available for specification in such Borrowing Request or Interest Election Request; provided further that, notwithstanding the foregoing, the initial “Interest Period” applicable to each Term Benchmark Loan denominated in Dollars on the Effective Date shall be for a period of one month and the last day of such initial “Interest Period” shall be October 31, 2022 (it being understood and agreed that this proviso shall only apply to the first Interest Period applicable to such Term Benchmark Loans, and any Interest Period applicable to such Term Benchmark Loans thereafter shall comply with the other requirements of this definition). For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made, and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Issuing Bank” means JPMorgan, TD Bank, N.A., Wells Fargo Bank, National Association and any other Lender that agrees in writing with the Borrower to issue Letters of Credit (provided that notice of such agreement is given to the Administrative Agent), in each case, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i) and, with respect to any Letter of Credit (or requested Letter of Credit), means the issuer (or requested issuer) thereof. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Each reference herein to the “Issuing Bank” in connection with a Letter of Credit or other matter shall be deemed to be a reference to the relevant Issuing Bank with respect thereto.

“Issuing Bank Sublimit” means, (a) with respect to each Issuing Bank listed on Schedule 2.01, the maximum amount of LC Exposure attributable to such Issuing Bank as an issuer of Letters of Credit hereunder in the amount set forth with respect to such Issuing Bank on Schedule 2.01 or (b) if an Issuing Bank has entered into an Assignment and Assumption or has otherwise assumed an Issuing Bank Sublimit after the Effective Date, the amount set forth for such Issuing Bank as its Issuing Bank Sublimit in the Register maintained by the Administrative Agent. For the avoidance of doubt and subject to the definition of Issuing Bank and Section 2.06, a Lender is not required to have an Issuing Bank Sublimit in order to become an Issuing Bank. The Issuing Bank Sublimit of an Issuing Bank may be modified from time to time by agreement between such Issuing Bank and the Borrower, and notified to the Administrative Agent.

“ITA” means the United Kingdom Income Tax Act 2007.

“Japanese Prime” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Japanese Prime Rate.

“Japanese Prime Rate” means, on any day for any Loan denominated in Yen, a rate per annum equal to the greater of (a) the sum of (i) the Japanese local bank prime rate, plus (ii) the Japanese Prime Rate Adjustment and (b) the Floor. Any change in the Japanese Prime Rate due to a change in the Japanese local bank prime rate or the Japanese Prime Rate Adjustment shall be effective from and including the effective date of such change in the Japanese local bank prime rate or the Japanese Prime Rate Adjustment, respectively.

“Japanese Prime Rate Adjustment” means, for any day, for any Loan denominated in Yen, a rate per annum equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted TIBOR Rate for the five most recent Business Days preceding such day for which the TIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted TIBOR Rate applicable during such period of five Business Days), minus (ii) the Japanese Prime Rate in effect on the last Business Day in such period. For purposes of this definition, the TIBOR Rate on any day shall be based on the TIBOR Screen Rate on such day at approximately the time referred to in the definition of TIBOR Rate for deposits in Yen for a maturity of one month.

“JPMorgan” means JPMorgan Chase Bank, N.A., a national banking association, and its successors.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the Dollar Equivalent of the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Applicable Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms in the governing rules or laws or of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Applicable Borrower and each Lender shall remain in full force and effect until the applicable Issuing Bank and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” means the Persons listed on Schedule 2.01 (or, if the Commitments have terminated or expired, a Person holding Credit Exposure), any other Person that shall have become a party hereto in accordance with Section 2.09(d) and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or otherwise, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lenders and the Issuing Banks.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Agreement” has the meaning assigned to it in Section 2.06(b).

“Leverage Ratio” means, at any time, the ratio of (a) Total Debt at such time less up to $30,000,000 of Unrestricted Cash to (b) EBITDA for the most recently completed four fiscal quarters of the Borrower, computed on a consolidated basis for the Borrower and its Subsidiaries.

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, assignment by way of security, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Sweep Account” means (a) in the situation where JPMorgan is acting as the Swingline Lender, the deposit account identified in Schedule A of the Loan Sweep Agreement, and (b) in the situation where another Lender is acting as a Swingline Lender, such other deposit account as may be agreed upon by the Borrower and such other Lender.

“Loan Sweep Agreement” means the Treasury Services End of Day Investment & Loan Sweep Service Terms of JPMorgan, as in effect on the Effective Date, as the same may be amended from time to time.

“Loan Sweep Product” means the bank service provided to any Credit Party or Subsidiary thereof by a Swingline Lender in its sole discretion consisting of direct access to automatically scheduled payments and fund borrowings from the Loan Sweep Account by electronic, internet or other access mechanisms that may be agreed upon from time to time by such Swingline Lender and the Borrower.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Local Time” means (a) with respect to a Loan, Borrowing or LC Disbursement denominated in Dollars, New York City time and (b) with respect to a Loan, Borrowing or LC Disbursement denominated in any Foreign Currency, local time for the principal financial center of such Foreign Currency.

“Material Acquisition” means any Permitted Acquisition having total consideration in excess of $125,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition, of the Borrower and the Subsidiaries taken as a whole, (b) the ability of any Credit Party to perform its obligations under the Credit Documents or (c) the rights of or benefits available to the Administrative Agent, Collateral Agent or the Lenders under the Credit Documents.

“Material Foreign Subsidiary” means a Foreign Subsidiary the Equity Interests of which are held directly by the Borrower or a Domestic Subsidiary and which, together with its subsidiaries, accounts for (or in the case of a recently formed or acquired Foreign Subsidiary would so account for on a pro forma historical basis) at least: (i) 10% of gross profit of the Borrower and its Subsidiaries on a consolidated basis for the most recently ended period of four consecutive fiscal quarters of the Borrower for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.01(a) or (b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (b), the most recent financial statements referred to in Section 3.04(a)) on a pro forma basis for any Acquired Entity or Business acquired after such date and for any Disposed Company sold after such date; or (ii) 10% of Total Assets as of the last day of the most recent fiscal quarter of the Borrower for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.01(a) or (b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (b), the most recent financial statements referred to in Section 3.04(a)) on a pro forma basis for any Acquired Entity or Business acquired after such date and for any Disposed Company sold after such date.

“Material Indebtedness” means Indebtedness (other than (a) the Loans and Letters of Credit and (b) intercompany Indebtedness owing among the Borrower and its Subsidiaries), or Swap Obligations of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $35,000,000.

“Material Subsidiary” means a Domestic Subsidiary which at any date accounts for (or in the case of a recently formed or acquired Domestic Subsidiary would so account for on a pro forma historical basis) at least: (i) 10% of Total Assets as of the last day of the most recent fiscal quarter of the Borrower for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.01(a) or (b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (b), the most recent financial statements referred to in Section 3.04(a)) on a pro forma basis for any Acquired Entity or Business acquired after such date and for any Disposed Company sold after such date; or (ii) 10% of gross profit of the Borrower and its Subsidiaries on a consolidated basis for the most recently ended period of four consecutive fiscal quarters of the Borrower for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.01(a) or (b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (b), the most recent financial statements referred to in Section 3.04(a)) on a pro forma basis for any Acquired Entity or Business acquired after such date and for any Disposed Company sold after such date.

“Maturity Date” means September 28, 2027.

“Maximum Rate” has the meaning set forth in Section 9.15.

“Mexican Pesos” means the lawful currency of Mexico.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower, any Subsidiary Borrower or any ERISA Affiliate contributes or is obligated to contribute or could otherwise have any liability.

“Multiple Employer Plan” means an employee benefit plan as described in Section 4064 of ERISA that is subject to Section 4063 or 4064 of ERISA.

“Net Income” means, for any computation period, with respect to the Borrower on a consolidated basis with its Subsidiaries (other than any Subsidiary which is restricted from declaring or paying dividends or otherwise advancing funds to its parent whether by contract or otherwise), cumulative net income earned during such period (determined after the deduction of minority interests) as determined in accordance with GAAP.

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Credit Parties to the Lenders or to any Lender, the Administrative Agent, the Collateral Agent, the Issuing Bank or any indemnified party arising under the Credit Documents.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person (other than in connection with a Specified Customer Financing Program), (b) any liability under any so-called “synthetic lease” arrangement or transaction entered into by such Person, or (c) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person.

“Original Credit Agreement” is defined in the Recitals hereto.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Credit Document, or sold or assigned an interest in any Credit Document).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.19(b)).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the NYFRB Rate and (b) with respect to any amount denominated in a Foreign Currency, an overnight rate determined by the Administrative Agent or the Issuing Banks, as the case may be, in accordance with banking industry rules on interbank compensation.

“Parent Guaranty” means that certain Amended and Restated Parent Guaranty dated as of the April 30, 2019 by the Borrower in favor of the Secured Creditors, as the same may be amended, restated, modified or supplemented from time to time.

“Participant” has the meaning set forth in Section 9.04.

“Participant Register” has the meaning set forth in Section 9.04(c).

“Participating Member State” means any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with the legislation of the European Union relating to the Economic and Monetary Union.

“Patriot Act” has the meaning set forth in Section 9.14.

“Payment” has the meaning assigned to it in Section 8.06(b).

“Payment Notice” has the meaning assigned to it in Section 8.06(b).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pensions Regulator” means the body corporate called the Pensions Regulator established under Part I of the United Kingdom Pensions Act 2004.

“Permitted Acquisition” means the acquisition by the Borrower or a Wholly-Owned Subsidiary thereof of an Acquired Entity or Business (including by way of merger of such Acquired Entity or Business with and into the Borrower (so long as the Borrower is the surviving corporation) or a Wholly-Owned Subsidiary thereof (so long as the Person surviving such merger is a Wholly-Owned Subsidiary and the Borrower has complied with Section 5.11)); provided that, in each case, (a) the consideration paid or to be paid by the Borrower or such Wholly-Owned Subsidiary consists solely of cash (including proceeds of Loans), the issuance or incurrence of Indebtedness otherwise permitted by Section 6.01, the assumption of trade and other obligations, the issuance of common stock of the Borrower to the extent no Default or Event of Default exists pursuant to Section 7.01(m) or would result therefrom and the assumption/acquisition of any Indebtedness (calculated at face value) which is permitted to remain outstanding in accordance with the requirements of Section 6.01; (b) the Acquired Entity or Business acquired pursuant to the respective Permitted Acquisition is in a business permitted by Section 6.03(c); (c) in the case of a stock acquisition, such acquisition shall have been approved by the board of directors of the Acquired Entity or Business; (d) all applicable requirements of Sections 6.03 and 6.04(e) applicable to Permitted Acquisitions are satisfied; and (e) no Default shall have occurred and be continuing either immediately prior thereto or immediately after giving effect thereto.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law (or consensual liens replicating Liens so imposed), arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(k);

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary; and

(g) Liens in favor of customs or revenue authorities or freight forwarders or handlers to secure payment of freight costs and customs duties, in each case, incurred in the ordinary course of business;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means any of the following:

(a) any evidence of Indebtedness, maturing not more than one year after the acquisition thereof, issued by the United States of America or Canada, or any instrumentality or agency thereof and guaranteed fully as to principal, interest and premium, if any, by the United States of America or Canada;

(b) in the case of Permitted Investments made by Foreign Subsidiaries, readily marketable direct obligations of any other sovereign government or any agency or instrumentality thereof which are unconditionally guaranteed by the full faith and credit of such government and which have a Foreign Investment Grade Rating;

(c) any certificate of deposit, banker’s acceptance or time or demand deposit (including Eurodollar time deposits), maturing not more than one year after the date of purchase, issued or guaranteed by or placed with (i) the Administrative Agent or any bank providing Banking Services to the Borrower or any of its Subsidiaries or (ii) a commercial banking institution which has a combined capital and surplus of not less than $500,000,000 (or the Dollar Equivalent thereof);

(d) commercial paper (i) maturing not more than 270 days after the date of purchase and (ii) issued by a corporation (other than a Credit Party or any Affiliate of a Credit Party) with a rating, at the time as of which any determination thereof is to be made, of “P-2” or higher by Moody’s or “A-2” or higher by S&P (or, in the case of a Permitted Investment made by a Foreign Subsidiary, a Foreign Investment Grade Rating);

(e) investments in fully collateralized repurchase agreements with a term of not more than 90 days for underlying securities of the types described in clauses (a) or (b) above entered into with any bank or trust company meeting the qualifications specified in clause (c) above;

(f) in the case of deposits by Foreign Subsidiaries, demand deposits with any bank or trust company or other deposits with any bank or trust company which are reinvested by the bank or trust company for the account of the depositor in Permitted Investments or in unsubordinated obligations to the depositor of a Lender or an Affiliate of a Lender even if such Lender or Affiliate or such investments are not themselves rated;

(g) money market funds that (i) in the case of money market funds invested in by the Borrower or any Domestic Subsidiary (or in the case of any money market fund located in the United States of America, invested in by any Foreign Subsidiary) purport to comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated A- or higher by S&P and A-3 or higher by Moody’s (or, in the case of a Permitted Investment made by a Foreign Subsidiary, have a Foreign Investment Grade Rating); and (iii) have net assets of at least $250,000,000;

(h) municipal fixed and variable rate short-term securities that mature within one (1) year from the date of purchase by any Borrower or such Subsidiary that at the time of purchase have been rated and the ratings for which are not less than “MIG-1/VMIG-1” (or its then equivalent) if rated by Moody’s or any successor service thereto having a substantially similar rating system or not less than “SP- 1/A-1” (or its then equivalent) if rated by S&P or any successor service thereto having a substantially similar rating system; and

(i) in the case of the Foreign Subsidiaries of the Borrower, short-term investments comparable to the foregoing.

“Permitted Securitization” means any receivables financing program (other than any Specified Customer Financing Program) (a) providing for the sale of Receivables for cash in transactions purporting to be sales (and treated as legal true sales for bankruptcy and state law purposes), in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and (b) in respect of which there is no recourse to the Borrower, any Domestic Subsidiary, any Foreign Subsidiary (other than the transferor of the Receivables) (except as a result of the actions or inactions of the Borrower, such Domestic Subsidiary or such Foreign Subsidiary) or any assets thereof with respect to the collectability of such Receivables or the creditworthiness of the account debtors of such Receivables.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower, any Subsidiary Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA.

“Pledge Agreements” means, collectively, (a) the Amended and Restated Pledge Agreement dated as of April 30, 2019 made by certain Credit Parties in favor of the Collateral Agent for the benefit of the Secured Creditors, and (b) each other document or instrument pursuant to which Equity Interests are pledged to the Collateral Agent for the benefit of the Secured Creditors pursuant hereto, in each case as the same may be amended, restated, modified or supplemented from time to time.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.

“PSC Notice” means any of:

(a) a warning notice issued under paragraph 1 of Schedule 1B of the United Kingdom Companies Act 2006; or

(b) a restrictions notice issued under paragraph 1 of Schedule 1B of the United Kingdom Companies Act 2006.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.23.

“Receivables” means, with respect to any Person, accounts receivable, lease receivables, payment intangibles, accounts or notes receivable of such Person, together with (i) all of such Person’s interest in the inventory and goods (including returned, foreclosed or repossessed inventory or goods) the financing, lease or sale of which by such Person gave rise thereto such Receivable, and all insurance contracts with respect thereto, (ii) all supporting obligations, if any, purporting to guarantee or secure payment of such Receivable, (iii) all service contracts and other agreements associated therewith, (iv) all books and record related thereto, and (v) all proceeds of any of the foregoing.

“Receivables Transaction Attributed Indebtedness” means the amount of obligations outstanding under the legal documents entered into as part of any Permitted Securitization on any date of determination that would be characterized as principal if such Permitted Securitization were structured as a secured lending transaction rather than as a purchase.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank.

“Recoverable VAT” means any amount of VAT in respect of which the relevant Recipient is entitled to credit or repayment in the relevant jurisdiction.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time), on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is the EURIBOR Rate, 11:00 a.m. (Brussels time), two TARGET Days preceding the date of such setting, (3) if such Benchmark is the TIBOR Rate, 1:00 p.m. (Japan time), two Business Days preceding the date of such setting, (4) if such Benchmark is the CDOR Rate, 10:15 a.m. (Toronto, Ontario time), on the date of such setting, (5) if such Benchmark is the AUD Rate, 11:00 a.m. (Sydney, Australia time), on the date of such setting, (6) if such Benchmark is the HIBOR Rate, 11:00 a.m. (Hong Kong time), two Business Days preceding the date of such setting, (7) if such Benchmark is the TIIE Rate, 11:00 a.m. (Mexico City time), on the date of such setting, (8) if such Benchmark is the STIBOR Rate, 11:00 a.m. (London time), two Business Days preceding the date of such setting, (9) if the RFR for such Benchmark is SONIA, then four RFR Business Days prior to such setting, (10) if the RFR for such Benchmark is Daily Simple SOFR, then two U.S. Government Securities Business Days prior to such setting, (11) if the RFR for such Benchmark is SARON, then five RFR Business Days prior to such setting, or (12) if such Benchmark is none of the Term SOFR Rate, the EURIBOR Rate, the TIBOR Rate, the CDOR Rate, the AUD Rate, the HIBOR Rate, the TIIE Rate, the STIBOR Rate, SONIA, SARON or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion; provided that, notwithstanding the foregoing, the Reference Time for any Benchmark when used in relation to a Swingline Loan shall be such time determined by the applicable Swingline Lender in its reasonable discretion.

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Board and/or the NYFRB, or a committee officially endorsed or convened by the Board and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, (iv) with respect to a Benchmark Replacement in respect of Loans denominated in Swiss Francs, the Swiss National Bank, or a committee officially endorsed or convened by the Swiss National Bank or, in each case, any successor thereto, (v) with respect to a Benchmark Replacement in respect of Loans denominated in Yen, the Bank of Japan, or a committee officially endorsed or convened by the Bank of Japan or, in each case, any successor thereto, and (vi) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Adjusted Term SOFR Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the Adjusted EURIBOR Rate, (iii) with respect to any Term Benchmark Borrowing denominated in Yen, the Adjusted TIBOR Rate, (iv) with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, the Adjusted CDOR Rate, (v) with respect to any Term Benchmark Borrowing denominated in Australian Dollars, the Adjusted AUD Rate, (vi) with respect to any Term Benchmark Borrowing denominated in Hong Kong Dollars, the Adjusted HIBOR Rate, (vii) with respect to any Term Benchmark Borrowing denominated in Mexican Pesos, the Adjusted TIIE Rate, (viii) with respect to any Term Benchmark Borrowing (other than a Swingline Foreign Currency Loan) denominated in Swedish Krona, the Adjusted STIBOR Rate, (ix) with respect to any Swingline Foreign Currency Loan denominated in Swedish Krona, the Adjusted One Month STIBOR Rate or (x) with respect to any RFR Borrowing, the applicable Adjusted Daily Simple RFR, as applicable.

“Relevant Screen Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Reference Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Screen Rate, (iii) with respect to any Term Benchmark Borrowing denominated in Yen, the TIBOR Screen Rate, (iv) with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, the CDOR Screen Rate, (v) with respect to any Term Benchmark Borrowing denominated in Australian Dollars, the AUD Screen Rate, (vi) with respect to any Term Benchmark Borrowing denominated in Hong Kong Dollars, the HIBOR Screen Rate, (vii) with respect to any Term Benchmark Borrowing denominated in Mexican Pesos, the TIIE Screen Rate or (viii) with respect to any Term Benchmark Borrowing denominated in Swedish Krona, the STIBOR Screen Rate, as applicable.

“Required Lenders” means, subject to Section 2.22,:

(a) at any time prior to the termination or expiration of the Commitments, Lenders having Credit Exposures (provided that, as to any Lender, clause (a) of the definition of “Swingline Exposure” shall only be applicable in calculating a Lender’s Revolving Credit Exposure to the extent such Lender shall have funded its respective participations in the outstanding Swingline Loans) and Unfunded Commitments (and unused Term Loan Commitments, as applicable) representing more than 50% of the sum of the Total Credit Exposure and Unfunded Commitments (and unused Term Loan Commitments, as applicable) at such time; provided that, for purposes of declaring the Loans to be due and payable pursuant to Article VII, then, in the event a Lender has not funded its participations in Swingline Loans within one Business Day of such Lender’s receipt of notice from the Administrative Agent pursuant to Section 2.05(c) (such amount, the “Swingline Unfunded Amount”) and until such time as such Swingline Unfunded Amount is actually funded by such Lender, (i) the Unfunded Commitment of each such Lender shall be deemed to be reduced by such Swingline Unfunded Amount and (ii) the Unfunded Commitment of the Swingline Lender shall be deemed to be increased by such Swingline Unfunded Amount; and

(b) at any time following the termination or expiration of the Commitments, Lenders having total Credit Exposures representing more than 50% of the sum of the Total Credit Exposure at such time; provided that, for purposes of calculating a Lender’s Revolving Credit Exposure in connection with this clause (b), the Swingline Exposure of each Lender shall be its Applicable Percentage of the aggregate outstanding principal amount of all Swingline Loans at such time; provided further that the Swingline Exposure of any Lender who fails to fund its participation in Swingline Loans within one Business Day of such Lender’s receipt of notice from the Administrative Agent pursuant to Section 2.05 shall be deemed to be held by the Swingline Lender in making such determination until such Lender shall have funded its participation in such Swingline Loans.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Subsidiary.

“Reuters” means, as applicable, Thomson Reuters Corp., Refinitiv, or any successor thereto.

“Revolving Borrowing” means a Borrowing comprised of Revolving Loans.

“Revolving Commitment” means, with respect to each Lender, the amount under the column “Revolving Commitment” set forth on Schedule 2.01 opposite such Lender’s name, or in the applicable documentation or record (as such term is defined in Section 9-102(a)(70) of the UCC) as provided in Section 9.04(b)(ii)(C), pursuant to which such Lender shall have assumed its Revolving Commitment pursuant to the terms hereof, as applicable, and giving effect to (a) any reduction or increase in such amount from time to time pursuant to Section 2.09 and (b) any reduction or increase in such amount from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial aggregate amount of the Revolving Lenders’ Revolving Commitments is $350,000,000.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the Dollar Equivalent of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Lender” means, as of any date of determination, each Lender that has a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Credit Exposure.

“Revolving Loan” means a Loan made by a Revolving Lender pursuant to Section 2.01(a).

“RFR” means, for any RFR Loan denominated in (a) Sterling, SONIA, (b) Swiss Francs, SARON, (c) Euros (solely with respect to Swingline Foreign Currency Loans), ESTR, (d) Yen (solely with respect to Swingline Foreign Currency Loans), TONAR and (e) Dollars, Daily Simple SOFR (excluding, for the avoidance of doubt, any ABR Loan or Borrowing).

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Business Day” means, for any Loan denominated in (a) Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London, (b) Swiss Francs, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for the settlement of payments and foreign exchange transactions in Zurich, (c) Euros (but solely with respect to Swingline Foreign Currency Loans), any day except for (i) a Saturday, (ii) a Sunday or (iii) any day on which the TARGET2 payment system is not open for the settlement of payments in Euro, (d) Yen (but solely with respect to Swingline Foreign Currency Loans), any day except for (i) a Saturday, (ii) a Sunday or (iii) any day on which banks are not open for business in Japan, and (e) Dollars, a U.S. Government Securities Business Day.

“RFR Interest Day” has the meaning specified in the definition of “Daily Simple RFR”.

“RFR Loan” means a Loan that bears interest at a rate based on the Adjusted Daily Simple RFR.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale and Leaseback Transaction” means any sale or other transfer of property by any Person with the intent to lease such property as lessee.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“SARON” means, with respect to any Business Day, a rate per annum equal to the Swiss Average Rate Overnight for such Business Day published by the SARON Administrator on the SARON Administrator’s Website.

“SARON Administrator” means the SIX Swiss Exchange AG (or any successor administrator of the Swiss Average Rate Overnight).

“SARON Administrator’s Website” means SIX Swiss Exchange AG’s website, currently at https://www.six-group.com, or any successor source for the Swiss Average Rate Overnight identified as such by the SARON Administrator from time to time.

“Secured Creditors” has the meaning assigned that term in the respective Security Documents.

“Secured Obligations” means all Obligations, together with all Banking Services Obligations and Swap Obligations owing to one or more Lenders or their respective Affiliates; provided that the definition of “Secured Obligations” shall not create or include any guarantee by any Credit Party of (or grant of security interest by any Credit Party to support, as applicable) any Excluded Swap Obligations of such Credit Party for purposes of determining any obligations of any Credit Party.

“Security Agreement” means the Amended and Restated Security Agreement dated as of April 30, 2019 made by certain of the Credit Parties in favor of the Collateral Agent for the benefit of the Secured Creditors, as the same may be amended, restated, modified or supplemented from time to time.

“Security Documents” means and includes the Pledge Agreements, the Security Agreement and each other document or instrument pursuant to which security is granted to the Collateral Agent for the benefit of the Secured Creditors pursuant hereto.

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Solvent” means, when used with respect to a Person, that (a) the fair saleable value of the assets of such Person is in excess of the total amount of the present value of its liabilities (including for purposes of this definition all liabilities (including loss reserves as determined by such Person), whether or not reflected on a balance sheet prepared in accordance with GAAP and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed), (b) such Person is able to pay its debts or obligations in the ordinary course as they mature and (c) such Person does not have unreasonably small capital to carry out its business as conducted and as proposed to be conducted. “Solvency” shall have a correlative meaning.

“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“SPC” means a special purpose, bankruptcy-remote Person formed for the sole and exclusive purpose of engaging in activities in connection with the purchase, sale and financing of accounts receivable, payment intangibles, accounts or notes receivable and related rights in connection with and pursuant to a Permitted Securitization.

“Specified Customer Financing Program” means any sale of receivables in the ordinary course of business pursuant to supply chain financing or reverse-factoring programs, in each case, subject to customary terms and established by customers of the Borrower or a Subsidiary.

“Specified Party” means the Administrative Agent, the Issuing Bank, each Swingline Lender and each other Lender.

“Specified Swap Obligation” means, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted EURIBOR Rate, Adjusted CDOR Rate, Adjusted AUD Rate, Adjusted HIBOR Rate, Adjusted TIIE Rate, Adjusted STIBOR Rate or Adjusted TIBOR Rate, as applicable, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. Such reserve percentage shall include those imposed pursuant to Regulation D. Term Benchmark Loans for which the associated Benchmark is adjusted by reference to the Statutory Reserve Rate (per the related definition of such Benchmark) shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” or “£” means the lawful currency of the United Kingdom of Great Britain and Northern Ireland.

“STIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Swedish Krona and for any Interest Period, the STIBOR Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“STIBOR Screen Rate” means, for any day and time, with respect to any Term Benchmark Borrowing denominated in Swedish Krona and for any Interest Period, a rate per annum equal to the Stockholm interbank offered rate administered by the Swedish Bankers’ Association (or any other person that takes over the administration of that rate) for deposits in Swedish Krona with a term equivalent to such Interest Period as displayed on the Reuters screen page that displays such rate (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion).

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Borrower” means any Wholly-Owned Subsidiary designated as such by the Borrower pursuant to Section 2.20. As of the Effective Date, there are no Subsidiary Borrowers.

“Subsidiary Guarantor” means each Subsidiary of the Borrower which is a party to the Subsidiary Guaranty. The Subsidiaries of the Borrower which are party to the Subsidiary Guaranty on the Effective Date are set forth on Schedule 1.01B.

“Subsidiary Guaranty” means the Amended and Restated Subsidiary Guaranty dated as of April 30, 2019 made by the Subsidiaries party thereto in favor of the Secured Creditors, as the same may be amended, restated, modified or supplemented from time to time. The Subsidiaries of the Borrower which are party to the Subsidiary Guaranty on the Effective Date are set forth on Schedule 1.01B.

“Substantial Portion” means, with respect to the property of the Borrower and its Subsidiaries, property which (a) represents more than 12.5% of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries most recently delivered to the Administrative Agent pursuant to Section 5.01(a) or (b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (b), the most recent financial statements referred to in Section 3.04(a)) as at the beginning of the four fiscal quarter period ending with the last day of the fiscal quarter preceding the fiscal quarter in which such determination is made and on a pro forma basis for any Acquired Entity or Business acquired after such date and for any Disposed Company sold after such date, or (b) is responsible for more than 12.5% of the consolidated net sales or of the consolidated net income of the Borrower and its Subsidiaries as reflected in the financial statements referred to in clause (a) above (so calculated) for such four fiscal quarter period.

“Supported QFC” has the meaning assigned to it in Section 9.23.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Obligations” of the Credit Parties and the Subsidiaries means any and all obligations of the Credit Parties and the Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction. The Swap Obligations under a Swap Agreement shall be equal at any time to the termination value of such Swap Agreements (giving effect to any netting agreements) that would be payable by the Borrower or any Subsidiary if such Swap Agreement were terminated at such time.

“Swedish Krona” means the lawful currency of Sweden.

“Swingline Dollar Loan” means a Swingline Loan denominated in Dollars.

“Swingline Exposure” means, at any time, the Dollar Equivalent of the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be the sum of (a) its Applicable Percentage of the total Swingline Exposure at such time other than with respect to any Swingline Loans made by such Lender in its capacity as a Swingline Lender that are outstanding at such time to the extent that the other Lenders shall not have funded their participations in such Swingline Loans, adjusted to give effect to any reallocation under Section 2.22 of the Swingline Exposure of Defaulting Lenders in effect at such time, and (b) the Dollar Equivalent of the aggregate principal amount of all Swingline Loans made by such Lender as a Swingline Lender outstanding at such time (less the amount of participations funded by the other Lenders in such Swingline Loans).

“Swingline Foreign Currency Loan” means a Swingline Loan denominated in a Foreign Currency.

“Swingline Lender” means JPMorgan and any other Lender that agrees in writing with the Borrower to act in such capacity (provided that notice of such agreement is given to the Administrative Agent), in each case, in its capacity as a lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Swiss Francs” means the lawful currency of Switzerland.

“Tangible Net Worth” means, as of any date of determination, an amount equal to (a) the Borrower’s total shareholders equity (including capital stock, additional paid in capital and retained earnings after deducting treasury stock) determined in accordance with GAAP, minus (b) the aggregate book value of the intangible assets, including goodwill, of the Borrower and its consolidated Subsidiaries, determined in accordance with GAAP.

“Target Balance” has (a) in the situation where JPMorgan is acting as the Swingline Lender, the meaning assigned to such term in the Loan Sweep Agreement, and (b) in the situation where another Lender is acting as a Swingline Lender, such amount as may be agreed to by the Borrower and such other Lender.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate, the Adjusted CDOR Rate, the Adjusted AUD Rate, the Adjusted HIBOR Rate, the Adjusted TIIE Rate, the Adjusted STIBOR Rate or the Adjusted TIBOR Rate.

“Term Lender” means, as of any date of determination, each Lender having a Term Loan Commitment or that holds Term Loans.

“Term Loan Commitment” means (a) as to any Term Lender, the amount under the column “Term Loan Commitment” set forth on Schedule 2.01 opposite such Lender’s name, or in the most recent Assignment and Assumption or other documentation or record (as such term is defined in Section 9-102(a)(70) of the UCC) as provided in Section 9.04, executed by such Term Lender, and giving effect to any reduction or increase in such amount from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04, and (b) as to all Term Lenders, the aggregate commitment of all Term Lenders to make Term Loans, which aggregate commitment shall be $150,000,000 on the date of this Agreement. After advancing the Term Loan, each reference to a Term Lender’s Term Loan Commitment shall refer to that Term Lender’s Applicable Percentage of the Term Loans.

“Term Loans” means the term loans made by the Term Lenders to the Borrower pursuant to Section 2.01(b).

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such

Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Termination Letter” means a letter in substantially the form of Exhibit C hereto.

“TIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Yen and for any Interest Period, a rate per annum equal to the TIBOR Screen Rate at approximately 1:00 p.m., Tokyo, Japan time, two Business Days prior to the commencement of such Interest Period.

“TIBOR Screen Rate” means, for any day and time, with respect to any Term Benchmark Borrowing denominated in Yen and for any Interest Period, the annual rate of interest equal to the Tokyo interbank offered rate administered by the Ippan Shadan Hojin JBA TIBOR Administration (or any other Person which takes over the administration of that rate) for Yen for the relevant Interest Period displayed on page DTIBOR01 of the Reuters screen (or, in the event such rate does not appear on such Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as selected by the Administrative Agent from time to time in its reasonable discretion).

“TIIE Rate” means, with respect to any Term Benchmark Borrowing denominated in Mexican Pesos and for any Interest Period, the TIIE Screen Rate at approximately 11:00 a.m., Mexico City time, on the first day of such Interest Period (and, if such day is not a Business Day, then on the immediately preceding Business Day).

“TIIE Screen Rate” means, for any day and time, with respect to any Term Benchmark Borrowing denominated in Mexican Pesos and for any Interest Period, the rate per annum equal to the Equilibrium Interbank Rate (Tasa de Interes Interbancaria de Equilibrio) for Mexican Pesos with a tenor equal to such Interest Period, as determined by Banco de Mexico and most recently published in the Mexican Official Gazette (Diario Oficial de la Federacion), as determined by the Administrative Agent (or, in the event such rate does not appear in such Official Gazette, any other rate determined by the Administrative Agent to be a similar rate published by Banco de Mexico, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion).

“TONAR” means, with respect to any Business Day, a rate per annum equal to the Tokyo Overnight Average Rate for such Business Day published by the TONAR Administrator on the TONAR Administrator’s Website on the immediately succeeding Business Day.

“TONAR Administrator” means the Bank of Japan (or any successor administrator of the Tokyo Overnight Average Rate).

“TONAR Administrator’s Website” means the Bank of Japan’s website, currently at http://www.boj.or.jp, or any successor source for the Tokyo Overnight Average Rate identified as such by the TONAR Administrator from time to time.

“Total Assets” means, at any time, the total assets of the Borrower and its consolidated Subsidiaries, determined on a consolidated basis.

“Total Credit Exposure” means the sum of the Total Revolving Credit Exposure and the aggregate principal amount of all Term Loans outstanding at such time.

“Total Debt” means, at any time, all Indebtedness of the Borrower and its Subsidiaries, on a consolidated basis, calculated in accordance with GAAP plus, without duplication, (a) all Off-Balance Sheet Liabilities, (b) the face amount of all outstanding letters of credit in respect of which the Borrower or any Subsidiary has any actual or contingent reimbursement obligation and (c) the principal amount of all Guarantees by the Borrower and its Subsidiaries of Indebtedness.

“Total Interest Expense” means, for any period, total cash interest expense deducted in the computation of Net Income for such period (including that attributable to Capital Lease Obligations and interest paid under synthetic leases) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs of rate hedging in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Total Revolving Credit Exposure” means the sum of the Dollar Equivalent of the outstanding principal amount of all Lenders’ Revolving Loans, their LC Exposure and their Swingline Exposure at such time; provided, that, clause (a) of the definition of Swingline Exposure shall only be applicable to the extent Lenders shall have funded their respective participations in the outstanding Swingline Loans.

“Transactions” means the execution, delivery and performance by the Credit Parties of this Agreement and any Designation Letters, the other Credit Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate, the Adjusted CDOR Rate, the Adjusted AUD Rate, the Adjusted HIBOR Rate, the Adjusted TIIE Rate, the Adjusted STIBOR Rate, the Adjusted TIBOR Rate, the Canadian Prime Rate, the Japanese Prime Rate, the Alternate Base Rate, the Central Bank Rate or the Adjusted Daily Simple RFR.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“UK Borrower” means each of (a) each UK Subsidiary that becomes a Subsidiary Borrower after the Effective Date pursuant to Section 2.20, in each case, unless such Subsidiary has ceased to constitute a Subsidiary Borrower pursuant to Section 2.20, and (b) any Borrower payments from which under this Agreement or any other Credit Document are subject to withholding Taxes imposed by the laws of the United Kingdom.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Insolvency Event” means:

(a) a UK Relevant Entity is unable or admits in writing its inability generally to pay its debts as they become due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

(b) a UK Relevant Entity is deemed to, or is declared to, be unable to pay its debts under applicable law;

(c) the value of the assets of any UK Relevant Entity is less than its liabilities (taking into account contingent and prospective liabilities);

(d) a moratorium is declared in respect of any indebtedness of any UK Relevant Entity. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium;

(e) any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any UK Relevant Entity (other than a solvent liquidation or reorganisation that is not a Borrower or Guarantor). If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium;

(ii) a composition, compromise, assignment or arrangement with any creditor of any UK Relevant Entity;

(iii) the appointment of a liquidator (other than a solvent liquidation or reorganisation that is not a Borrower or Subsidiary Guarantor), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any UK Relevant Entity, or any of its assets; or

(iv) enforcement of any security over any assets of any UK Relevant Entity,

or any analogous procedure or step is taken in any jurisdiction; provided, that this paragraph (e) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 30 days of commencement;

(f) any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of a UK Relevant Entity having an aggregate value of $20,000,000 and is not discharged within 30 days;

(g) [reserved]; and

(h) a UK Relevant Entity takes any action indicating its consent to, approval of, or acquiescence in, any of the foregoing acts;

provided, that paragraphs (a), (b), (c), (d), (e)(ii) and (e)(iv) of this definition shall not apply to any UK Relevant Entity that is not a UK Borrower or UK Subsidiary.

“UK Non-Bank Lender” means a Lender which becomes party to this Agreement after the date of this Agreement and which gives a UK Tax Confirmation in the documentation which it executed on becoming a party as a Lender.

“UK Qualifying Lender” means:

(a) a Lender which is beneficially entitled to interest payable by a UK Borrower to that Lender in respect of an advance under this Agreement and is:

(i)	a Lender:

(A)

which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under this Agreement and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA; or

(B)

in respect of an advance made under this Agreement by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(ii)	a Lender which is:

(A)	a company resident in the United Kingdom for United Kingdom tax purposes; or

(B)	a partnership each member of which is:

a.	a company so resident in the United Kingdom; or

b.

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(C)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(iii)	a UK Treaty Lender; or

(b) a Lender which is a building society (as defined for the purpose of section 880 of the ITA) making an advance under this Agreement.

“UK Relevant Entity” means any UK Borrower, any other UK Subsidiary that is a Material Foreign Subsidiary, or any Borrower or Material Foreign Subsidiary capable of becoming the subject of an order for winding-up or administration under the Insolvency Act 1986 of the United Kingdom.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“UK Subsidiary” means a Subsidiary of the Borrower organized or formed under the laws of the United Kingdom.

“UK Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender by a UK Borrower in respect of an advance under this Agreement is either:

(i) a company resident in the United Kingdom for United Kingdom tax purposes;

(ii) a partnership each member of which is:

(A) a company so resident in the United Kingdom; or

(B) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(iii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

“UK Treaty Lender” means, in respect of a payment by a UK Borrower under this Agreement, a Lender which is beneficially entitled to interest payable by that UK Borrower in respect of an advance under this Agreement and:

(i) is treated as a resident of a UK Treaty State for the purposes of the UK Treaty;

(ii) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

(iii) fulfils any other conditions which must be fulfilled by that Lender under the UK Treaty in order to benefit from full exemption from Tax imposed by the United Kingdom on interest payments such that any payment of interest may be made by the UK Borrower to that Lender without incurring a UK Tax Deduction, subject to the completion of any necessary procedural formalities.

“UK Treaty State” means a jurisdiction having a double taxation agreement (a “UK Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfunded Commitment” means, with respect to each Lender, the Revolving Commitment of such Lender less its Revolving Credit Exposure; provided, that, as to any Lender, clause (a) of the definition of “Swingline Exposure” shall only be applicable in calculating a Lender’s Revolving Credit Exposure to the extent such Lender shall have funded its respective participations in the outstanding Swingline Loans.

“Unrestricted Cash” means, at any time, unrestricted cash maintained by the Borrower or any of its Domestic Subsidiaries at such time in accounts located in the United States that are not subject to any Liens at such time (other than Liens arising under the Security Documents and Liens permitted under Section 6.02(r)).

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 9.23.

“U.S. Tax Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(D)(2).

“Wholly-Owned Subsidiary” of a Person means (a) any subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (b) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled (in each case other than in the case of Foreign Subsidiaries, director’s qualifying shares and/or other nominal amounts of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law). Solely for purposes of the definition of Permitted Acquisition, a Subsidiary as to which the Borrower or a Wholly-Owned Subsidiary has the contractual right to acquire 100% of the ownership interests therein shall be deemed to be a Wholly-Owned Subsidiary.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yen” means the lawful currency of Japan.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Term Benchmark Loan”) or by Class and Type (e.g., a “Term Benchmark Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Term Benchmark Borrowing”) or by Class and Type (e.g., a “Term Benchmark Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law, rule or regulation herein shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted without giving effect to such change in GAAP until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding the foregoing, obligations under any lease that were (or would be) accounted for as an operating lease under GAAP as in effect and implemented by the Borrower on October 11, 2011 shall not constitute Capital Lease Obligations or Indebtedness, notwithstanding any change in GAAP (or the required implementation of any previously promulgated changes in GAAP) relating thereto since such date. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrowers and their Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effect of FASB ASC 825 on financial liabilities shall be disregarded.

SECTION 1.05. Foreign Currency Calculations. (a) For purposes of determining the Dollar Equivalent of any Credit Event denominated in a Foreign Currency or any related amount, the Administrative Agent (or, for purposes of Section 2.06(e), the applicable Issuing Bank; or, for purposes of Section 2.05, the applicable Swingline Lender) shall determine the Dollar Equivalent amount of such Foreign Currency as of the applicable Exchange Rate Date with respect to such Credit Event denominated in such Foreign Currency and shall apply such Dollar Equivalent to determine such amount (in each case after giving effect to any Credit Event to be made or repaid on or prior to the applicable date for such calculation).

(b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Term Benchmark Loan or an RFR Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Loan or Letter of Credit is denominated in a Foreign Currency, such amount shall be the Dollar Equivalent of such amount (rounded to the nearest unit of such Foreign Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable Issuing Bank or Swingline Lender, as the case may be.

(c) For purposes of any determination hereunder (including determinations under Section 6.01, 6.02, 6.04 or 6.09 or under Article VII), all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the currency exchange rates in effect on the date of such determination; provided that no Default shall arise as a result of any limitation set forth in Dollars in Section 6.01 or 6.02 being exceeded solely as a result of changes in currency exchange rates from those rates applicable at the time or times Indebtedness or Liens were initially consummated in reliance on the exceptions under such Sections. For purposes of any determination under Section 6.04 or 6.09, the amount of each investment, asset disposition or other applicable transaction denominated in a currency other than Dollars shall be translated into Dollars at the currency exchange rate in effect on the date such investment, disposition or other transaction is consummated. Such currency exchange rates shall be determined in good faith by the Borrowers.

SECTION 1.06. Redenomination of Certain Foreign Currencies. (a) Each obligation of any party to this Agreement to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Effective Date shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the applicable interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Without prejudice and in addition to any method of conversion or rounding prescribed by any EMU Legislation and (i) without limiting the liability of any Borrower for any amount due under this Agreement and (ii) without increasing any Commitment of any Lender, all references in this Agreement to minimum amounts (or integral multiples thereof) denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Effective Date shall, immediately upon such adoption, be replaced by references to such minimum amounts (or integral multiples thereof) as shall be specified herein with respect to Borrowings denominated in Euros.

(c) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro or any other Foreign Currency.

SECTION 1.07. Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in dollars or a Foreign Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.08. Divisions. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person; (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time; and (c) in the event that any Credit Party is subject to such division or plan of division, any Persons formed as a result of such division or plan of division, as the case may be, shall be required to comply (if applicable) with the obligations set forth in Sections 5.09 and 5.11 and the other future assurances obligations set forth in the Credit Documents and become a Subsidiary Guarantor to the extent required thereby.

SECTION 1.09. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

SECTION 1.10. Pro Forma Adjustments. To the extent the Borrower, any Subsidiary Borrower or any Subsidiary (a) makes any acquisition permitted pursuant to Section 6.04 or Asset Disposition outside the ordinary course of business permitted by Section 6.03 during the period of four fiscal quarters of the Borrower most recently ended or (b) consummates any transaction that requires any pro forma calculation as a condition thereto or in connection therewith under the terms of this Agreement, then, in each case, (i) the Leverage Ratio and Interest Coverage Ratio shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to the acquisition or the Asset Disposition, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities

Act of 1933, as amended, as interpreted by the Securities and Exchange Commission of the United States, and as certified by a Financial Officer), as if such acquisition, such Asset Disposition or such other transaction (and any related incurrence, repayment or assumption of Indebtedness) had occurred in the first day of such four-quarter period, (ii) unless otherwise expressly required hereunder, such pro forma calculation shall be determined by reference to the financial statements for the period of four consecutive fiscal quarters ended on or most recently prior to such calculation for which financial statements have been delivered (or are required to be delivered) to the Administrative Agent pursuant to Section 5.01(a) or (b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (b), the most recent financial statements referred to in Section 3.04(a)) and (iii) any such calculation made by reference to, or requiring pro forma compliance with, any of the financial covenants shall be made by reference to the applicable financial covenant levels required under Section 6.12 and 6.13 (without giving effect to any Adjusted Covenant Period (other than in the case of determining satisfaction of the conditions to a Permitted Acquisition)) for the quarter during which such acquisition, Asset Disposition or other transaction was consummated (or, if there is no financial covenant required to be tested during such fiscal quarter, the financial covenant level for the first testing period scheduled to occur after the date of such calculation). In addition to the foregoing, and notwithstanding anything in this Agreement to the contrary, to the extent any Indebtedness is incurred or assumed in connection with any transaction permitted hereunder, any pro forma determination of the Leverage Ratio or compliance with the financial covenants required to be made under this Agreement in connection with such transaction shall be made without including the proceeds of such incurred or assumed Indebtedness as Unrestricted Cash.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, (a) each Revolving Lender (severally and not jointly) agrees to make Revolving Loans denominated in Dollars and Foreign Currencies to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment (subject, in the case of each Swingline Lender, to Section 2.05(a)) or (ii) the Total Revolving Credit Exposure exceeding the total Revolving Commitments, and (b) each Term Lender with a Term Loan Commitment (severally and not jointly) agrees to make a Term Loan to the Borrower in Dollars on the Effective Date, in an amount equal to such Lender’s Term Loan Commitment by making immediately available funds available to the Administrative Agent’s designated account, not later than the time specified by the Administrative Agent. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings. (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Agreed Currency, Class and Type made by the applicable Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.05. The Term Loans shall amortize as set forth in Section 2.10.

(b) Subject to Section 2.14, (i) each Revolving Borrowing and Term Loan Borrowing denominated in Dollars shall be comprised entirely of ABR Loans, RFR Loans or Term Benchmark Loans as the Applicable Borrower may request in accordance herewith and (ii) each Revolving Borrowing denominated in a Foreign Currency shall be comprised entirely of Term Benchmark Loans or RFR Loans as the Applicable Borrower may request in accordance herewith. Each Swingline Loan denominated in Dollars, Sterling, Euros or Yen shall be an RFR Loan, each Swingline Loan denominated in Canadian Dollars shall be a Canadian Prime Loan, and each other Swingline Loan shall be a Term Benchmark Loan or RFR Loan, as applicable (in each case, except as the applicable Swingline Lender and the Borrower may otherwise agree).

(c) At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Dollar Equivalent of $1,000,000 and not less than the Dollar Equivalent of $1,000,000 (in the case of such a Borrowing denominated in Dollars) and $5,000,000 (in the case of such a Borrowing denominated in a Foreign Currency). At the time that each ABR Borrowing and/or RFR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Dollar Equivalent of $500,000 and not less than the Dollar Equivalent of $500,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Dollar Loan shall be in an amount that is an integral multiple of $50,000 and not less than $250,000 or such other amounts as agreed by the Borrower and the applicable Swingline Lender, and each Swingline Foreign Currency Loan shall be in an amount that is an integral multiple of the Dollar Equivalent of $100,000 and not less than the Dollar Equivalent of $500,000, or, in each case, such lesser amount required under the Loan Sweep Product to reach the Target Balance. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be outstanding more than a total of twelve Term Benchmark Borrowings and RFR Borrowings denominated in Dollars, or eight Term Benchmark Borrowings and RFR Borrowings denominated in Foreign Currencies. Notwithstanding the foregoing, Loans which are not denominated in Dollars may be made in amounts and increments in the applicable Foreign Currency satisfactory to the Administrative Agent and, where applicable, the applicable Swingline Lender.

(d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(e) Notwithstanding any other provision of this Agreement, each Lender at its option may make any Loan by causing any domestic or foreign office, branch or Affiliate of such Lender (an “Applicable Lending Installation”) to make such Loan that has been designated by such Lender to the Administrative Agent. All terms of this Agreement shall apply to any such Applicable Lending Installation of such Lender and the Loans and any promissory notes issued hereunder shall be deemed held by each Lender for the benefit of any such Applicable Lending Installation. Each Lender may, by written notice to the Administrative Agent and the Borrower, designate replacement or additional Applicable Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made. Any exercise of such option shall not affect the obligation of the Applicable Borrower to repay such Loan in accordance with the terms of this Agreement. For the avoidance of doubt, the foregoing provisions shall apply to the Swingline Lenders in respect of their making Swingline Loans and shall similarly apply to the Issuing Banks in connection with issuing any Letters of Credit.

SECTION 2.03. Requests for Borrowings. To request a Borrowing (other than Swingline Loans, which may only be requested in accordance with Section 2.05), the Applicable Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Term Benchmark Borrowing, not later than 11:00 a.m., Local Time, (i) in the case of such Borrowings denominated in Dollars, three U.S. Government Securities Business Days, (ii) in the case of such Borrowings denominated in Euros, Canadian Dollars, Australian Dollars, Hong Kong Dollars, Mexican Pesos, Swedish Krona or Yen, three Business Days and (iii) in the case of such Borrowings denominated in any other Foreign

Currency, four Business Days or such shorter period as the Administrative Agent may agree, in each case, before the date of the proposed Borrowing, (b) in the case of an RFR Borrowing denominated in a Foreign Currency, not later than 11:00 a.m., Local Time, five RFR Business Days before the date of the proposed Borrowing, (c) in the case of an RFR Borrowing denominated in Dollars, not later than 11:00 a.m., Local Time, three RFR Business Days before the date of the proposed Borrowing or (d) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or electronic communication to the Administrative Agent of a written Borrowing Request signed by an authorized officer of the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the identity of the Applicable Borrower;

(ii) the aggregate amount of the requested Borrowing;

(iii) whether such Borrowing is a Revolving Borrowing or a Term Loan Borrowing;

(iv) the currency (which may be Dollars or a Foreign Currency) in which such Borrowing is to be denominated;

(v) the date of such Borrowing, which shall be a Business Day;

(vi) whether such Borrowing is to be an ABR Borrowing, RFR Borrowing or a Term Benchmark Borrowing;

(vii) in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by clause (a) of the definition of the term “Interest Period”; and

(viii) the location and number of the Applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the currency of a Borrowing is specified, then the requested Borrowing shall be made in Dollars. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing, unless such Borrowing is denominated in a Foreign Currency, in which case such Borrowing shall be a Term Benchmark Borrowing or RFR Borrowing, as applicable. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the Applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration (or, in the case of a Loan denominated in Mexican Pesos, a duration of 28 days). Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. Notwithstanding the foregoing, with respect to Revolving Borrowings in currencies which become Foreign Currencies after the date hereof pursuant to the definition of “Foreign Currency”, related request periods and borrowing increments shall be as agreed to by the Borrower and the Administrative Agent.

Notwithstanding the foregoing, in no event shall any Borrower be permitted to request a Canadian Prime Loan, a Japanese Prime Loan or a CBR Loan (it being understood and agreed that any such Type of Loan shall only apply to the extent provided in Sections 2.08(f), 2.14(a) and 2.14(f), as applicable) or an RFR Loan denominated in Euros or Yen (it being understood and agreed that such RFR Loans shall only be available as Swingline Loans in accordance with Section 2.05).

SECTION 2.04. [Intentionally Omitted]

SECTION 2.05. Swingline Loans. (a) Subject to the terms and conditions set forth herein, each Swingline Lender may, in its sole discretion, make Swingline Loans to the Borrowers denominated in Dollars and Foreign Currencies (other than Swiss Francs, Hong Kong Dollars, Mexican Pesos and Australian Dollars) (provided that Subsidiary Borrowers which are Foreign Subsidiaries may only borrow Swingline Foreign Currency Loans) from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the Swingline Exposure exceeding $75,000,000, (ii) the Total Revolving Credit Exposure exceeding the total Revolving Commitments, or (iii) the Dollar Equivalent of the aggregate amount of all Swingline Foreign Currency Loans exceeding $25,000,000. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans; provided, that except as the Swingline Lenders may otherwise agree, there shall not at any time be more than a total of four Swingline Foreign Currency Loans outstanding. In addition, at any time that a Loan Sweep Product is in effect, the Borrowers hereby authorize the applicable Swingline Lender to, and such Swingline Lender may, subject to the terms and conditions set forth herein (but without any further written notice required), to the extent that from time to time on any Business Day funds are required under the Loan Sweep Product to reach the Target Balance (a “Deficiency Funding Date”), make available to the Borrowers the proceeds of a Swingline Loan in the amount of such deficiency up to the Target Balance, by means of a credit to the applicable Loan Sweep Account on or before the start of business on the next succeeding Business Day, and such Swingline Loan shall be deemed made on such Deficiency Funding Date.

(b) To request a Swingline Loan, except as the Administrative Agent and such Swingline Lender may otherwise agree, the Applicable Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy or electronic communication), (i) not later than 2:00 pm, New York City time, on the day of a proposed Swingline Loan in the case of Swingline Dollar Loans, (ii) not later than 10:00 a.m., Local Time, on the day of a proposed Swingline Loan in the case of Swingline Loans denominated in Euros, Sterling or Canadian Dollars, (iii) not later than 10:00 a.m., Local Time, two RFR Business Days before the date of the proposed Swingline Loan in the case of Swingline Loans denominated in Yen and (iv) not later than 10:00 a.m., Local Time, two Business Days before the date of the proposed Swingline Loan in the case of Swingline Loans denominated in any other Foreign Currency permitted under this Section 2.05. Each such notice shall be in a form approved by the Administrative Agent, shall be irrevocable and shall specify (A) the requested date (which shall be a Business Day), (B) whether such Swingline Loan is to be denominated in Dollars or a Foreign Currency (other than Swiss Francs, Hong Kong Dollars, Mexican Pesos and Australian Dollars), (C) the amount of the requested Swingline Loan, (D) the identity of the Applicable Borrower, (E) the Swingline Lender from which such Swingline Loan is requested and (F) in the case of a Swingline Borrowing denominated in a Foreign Currency (other than Sterling, Euros, Yen or Canadian Dollars), the Interest Period requested to be applicable thereto, which shall be a period contemplated by clause (d) of the definition of the term “Interest Payment Date.” The Administrative Agent will promptly advise the applicable Swingline Lender of any such notice received from the Applicable Borrower. Each Swingline Lender, if it elects to make the requested Swingline Loan, shall make each of its Swingline Loan available to the Applicable Borrower by means of a credit to the general deposit account of the Applicable Borrower with such Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank) by 5:00 p.m., Local Time, on the requested date of such Swingline Loan. Notwithstanding the foregoing, with respect to Swingline Loans in currencies which become Foreign Currencies after the date hereof pursuant to the definition of “Foreign Currency”, related request periods and borrowing increments shall be as agreed to by the Borrower, the Administrative Agent and the Swingline Lenders.

(c) Each Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of its Swingline Loans outstanding, in each case, in Dollars (it being understood and agreed that any such Swingline Loan denominated in a Foreign Currency shall be converted to a Swingline Loan that is an ABR Loan denominated in Dollars). Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate, and the Dollar Equivalent of such amount of Swingline Loans, if applicable. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans and the amount of such Lender’s participation. Each Revolving Lender hereby absolutely and unconditionally agrees, promptly upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the applicable Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans as provided above. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Revolving Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the applicable Swingline Lender. Any amounts received by any Swingline Lender from the Applicable Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by applicable Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the applicable Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the applicable Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Applicable Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(d) Any Swingline Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Swingline Lender and the successor Swingline Lender. The Administrative Agent shall notify the Revolving Lenders of any such replacement of a Swingline Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid interest accrued for the account of the replaced Swingline Lender pursuant to Section 2.13. From and after the effective date of any such replacement, (x) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans made thereafter and (y) references herein to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require. After the replacement of a Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to its replacement, but shall not be required to make additional Swingline Loans.

(e) Subject to the appointment and acceptance of a successor Swingline Lender, any Swingline Lender may resign as a Swingline Lender at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Revolving Lenders, in which case, such Swingline Lender shall be replaced in accordance with Section 2.05(d) above.

SECTION 2.06. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, each of the Borrowers may request the issuance of Letters of Credit denominated in Dollars or Foreign Currencies for its own account (provided that Subsidiary Borrowers which are Foreign Subsidiaries may only request Letters of Credit denominated in Foreign Currencies), in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement shall control. Notwithstanding anything herein to the contrary, (x) no Issuing Bank shall have any obligation hereunder to issue, amend, renew or extend any Letter of Credit and (y) no Issuing Bank shall issue any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions, (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement or (iii) in any manner that would result in a violation of one or more policies of the applicable Issuing Bank applicable to letters of credit generally.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Applicable Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three Business Days) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof, the currency in which such Borrower proposes such Letter of Credit be denominated and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, such Borrower also shall have entered into a continuing agreement (or other letter of credit agreement) for the issuance of letters of credit and/or shall submit a letter of credit application on the Issuing Bank’s standard form (each, a “Letter of Credit Agreement”) in connection with any request for a Letter of Credit. The applicable Issuing Bank may, in its sole discretion, issue, amend, renew or extend any Letter of Credit; provided that an Issuing Bank may issue, amend, renew or extend a Letter of Credit only if (and upon issuance, amendment, renewal or extension of each Letter of Credit such Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure shall not exceed $50,000,000, (ii) the aggregate LC Exposure for Letters of Credit denominated in Foreign Currencies shall not exceed $25,000,000, (iii) the Total Revolving Credit Exposure shall not exceed the total Revolving Commitments, and (iv) with respect to each Issuing Bank, the sum of (x) the aggregate undrawn Dollar Equivalent amount of all outstanding Letters of Credit issued by such Issuing Bank at such time plus (y) the aggregate Dollar Equivalent amount of all LC Disbursements made by such Issuing Bank that have not yet been reimbursed by or on behalf of the Borrower shall not exceed its Issuing Bank Sublimit; provided that, notwithstanding the foregoing clause (iv) (but subject to the foregoing clauses (i) through (iii)), an Issuing Bank may, but shall be not obligated to, issue, amend, renew, increase or extend any Letter of Credit if, after giving effect to such issuance, amendment, renewal or extension, (x) the aggregate undrawn Dollar Equivalent amount of all outstanding Letters of Credit issued by such Issuing Bank at such time plus (y) the aggregate Dollar Equivalent amount of all LC Disbursements made by such Issuing Bank that have not yet been reimbursed by or on behalf of the Borrower at such time exceeds its Issuing Bank Sublimit. The Borrower may, at any time and from time to time, reduce the Issuing Bank Sublimit of any Issuing Bank with the consent of such Issuing Bank; provided that the Borrower shall not reduce the Issuing Bank Sublimit of any Issuing Bank if, after giving effect of such reduction, the conditions set forth in clauses (i) through (iv) above shall not be satisfied. Each Issuing Bank shall give prompt notice to the Administrative Agent of its issuance, amendment, renewal or extension of any Letter of Credit.

An Issuing Bank shall not be under any obligation to issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or request that such Issuing Bank refrain from issuing such Letter of Credit, or any law applicable to such Issuing Bank shall prohibit, the issuance of letters of credit generally or such Letter of Credit in particular, or any such order, judgment or decree, or law shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital or liquidity requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the Effective Date and that such Issuing Bank in good faith deems material to it; or

(ii) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally.

(c) Expiration Date. Each Letter of Credit shall expire (or be subject to notice of nonrenewal from the applicable Issuing Bank to the beneficiary thereof) at or prior to the close of business on the date that is five Business Days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the term thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Applicable Borrower for any reason. Each such payment shall be made without any offset, abatement, withholding or reduction whatsoever and in the currency of the applicable LC Disbursement (or, at the election of the applicable Issuing Bank, in Dollars in the Dollar Equivalent of the applicable LC Disbursement). Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Applicable Borrower shall reimburse such LC Disbursement in the currency thereof (or, at the election of the Issuing Bank, in Dollars in the Dollar Equivalent thereof as determined by the Issuing Bank) by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, Local Time, on the date that such LC Disbursement is made, if the Applicable Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Local Time, on such date, or, if such notice has not been received by the Applicable Borrower prior to such time on such date, then not later than 12:00 noon, Local Time, on (i) the Business Day that the Applicable Borrower receives such notice, if such notice is received prior to 10:00 a.m., Local Time, on the day of receipt, or (ii) the Business Day immediately following the day that the Applicable Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that (x) if such LC Disbursement is denominated in Dollars, the Applicable Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount or (y) if such LC Disbursement is denominated in a Foreign Currency, the Applicable Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be converted into an equivalent amount of an ABR Revolving Borrowing or Swingline Loan denominated in Dollars in an amount equal to the Dollar Equivalent of such Foreign Currency, and, in each case, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan; provided further that, to the extent that a failure to make a timely reimbursement of an LC Disbursement due to the failure of a Lender or Lenders to fund a Loan it is required to make pursuant to a request made as contemplated by the preceding proviso, the Applicable Borrower shall be deemed to have timely repaid such LC Disbursement if it shall do so within one Business Day of being notified by the Administrative Agent of such failure. If the Applicable Borrower fails to make such payment when due, (A) such amount, if denominated in Foreign Currency, shall be converted to Dollars in the Dollar Equivalent thereof (as determined by the Issuing Bank) and shall bear interest at the Alternate Base Rate and (B) in all cases, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Applicable Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Applicable Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender in Dollars (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Applicable Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Applicable Borrower of its obligation to reimburse such LC Disbursement. If any Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Foreign Currency would subject the Administrative Agent, the applicable Issuing Bank or any Revolving Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, the Applicable Borrower shall, at its option, either (x) pay the amount of any such tax requested by the Administrative Agent, the relevant Issuing Bank or the relevant Lender or (y) reimburse each LC Disbursement made in such Foreign Currency in Dollars, in an amount equal to the Dollar Equivalent thereof (as determined by the Administrative Agent or applicable Issuing Bank on the date such LC Disbursement is made), of such LC Disbursement.

(f) Obligations Absolute. The Applicable Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) any payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Applicable Borrower’s obligations hereunder or (v)

any adverse change in the relevant exchange rates or in the availability of the relevant Foreign Currency to any Borrower or any Subsidiary or in the relevant currency markets generally. Neither the Administrative Agent, the Revolving Lenders nor the Issuing Bank, nor any of their respective Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, document, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Applicable Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Applicable Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a nonappealable judgment of a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank for any Letter of Credit shall, within the time allowed by applicable law or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly after such examination notify the Administrative Agent and the Applicable Borrower by telephone (confirmed by telecopy or electronic mail) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that such notice need not be given prior to payment by the Issuing Bank and any failure to give or delay in giving such notice shall not relieve the Applicable Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank for any Letter of Credit shall make any LC Disbursement, then, unless the Applicable Borrower shall reimburse such LC Disbursement in full in the currency thereof (or, at the election of the applicable Issuing Bank, in Dollars in the Dollar Equivalent amount of the applicable LC Disbursement) on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Applicable Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans and such interest shall be due and payable on the date when such reimbursement is paid; provided that, if the Applicable Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(f) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement and Resignation of an Issuing Bank.

(i) An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.

The Administrative Agent shall notify the Revolving Lenders of any such replacement of such Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (x) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (y) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or extend or otherwise amend any existing Letter of Credit.

(ii) Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such resigning Issuing Bank shall be replaced in accordance with the foregoing clause (i).

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent (the “Collateral Account”), in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Revolving Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that (i) the portions of such amount attributable to undrawn Foreign Currency Letters of Credit or LC Disbursements in a Foreign Currency that the Borrower is not late in reimbursing shall be deposited in the applicable Foreign Currencies in the actual amounts of such undrawn Letters of Credit and such LC Disbursements and (ii) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in Section 7.01(h), (i) or (p). For the purposes of this paragraph, the LC Exposure denominated in Foreign Currencies shall be calculated by the Administrative Agent or the applicable Issuing Bank on the date notice demanding cash collateralization is delivered to the Borrower. The Borrowers also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.10(f). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Secured Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived. In addition, and without limiting the foregoing or paragraph (c) of this Section, if any LC Exposure remain outstanding after the expiration date specified in said paragraph (c), the Borrowers shall immediately deposit into the Collateral Account an amount in cash equal to such LC Exposure as of such date plus any accrued and unpaid interest thereon, in each case, in the applicable currencies thereof (or, at the election of the applicable Issuing Bank, in Dollars in the Dollar Equivalent thereof).

(k) Issuing Bank Reports to the Administrative Agent. In the event JPMorgan is not the only Issuing Bank, and unless otherwise agreed by the Administrative Agent, each Issuing Bank other than JPMorgan shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions and amendments, all expirations and cancelations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends or extends any Letter of Credit, the date of such issuance, amendment or extension, and the stated amount of the Letters of Credit issued, amended or extended by it and outstanding after giving effect to such issuance, amendment or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement, and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(l) Letters of Credit Issued for Account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Borrowers (i) shall reimburse, indemnify and compensate the applicable Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of the Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. Each Borrower hereby acknowledges that the issuance of such Letters of Credit for its Subsidiaries inures to the benefit of the Borrowers, and that the Borrowers’ business derives substantial benefits from the businesses of such Subsidiaries.

SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that (i) Term Loans shall be made as provided in Section 2.01(b) and (ii) Swingline Loans shall be made as provided in Section 2.05. Except in respect of the provisions of this Agreement covering the reimbursement of Letters of Credit, the Administrative Agent will make such Loans available to the Applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of the Applicable Borrower maintained with the Administrative Agent in New York City (or, in the case of Subsidiary Borrowers or Loans denominated in a Foreign Currency, in such other accounts as may be designated by the Applicable Borrower and agreed by the Administrative Agent) and designated by the Applicable Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the applicable Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Applicable Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing; provided, that any interest received from the Borrower by the Administrative Agent during the period beginning when Administrative Agent funded the Borrowing until such Lender pay such amount shall be solely for the account of the Administrative Agent.

SECTION 2.08. Interest Elections. (a) Each Borrowing initially shall be of the Type and Agreed Currency specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Applicable Borrower may elect to convert such Borrowing to a different Type, in the case of Borrowings denominated in Dollars, or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Except as provided in Section 2.08(f), this Section shall not apply to Swingline Foreign Currency Borrowings or Swingline Dollar Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Applicable Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type and denominated in the currency resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or electronic communication to the Administrative Agent of a written Interest Election Request signed by the Applicable Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the name of the Applicable Borrower and the Agreed Currency and principal amount of the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing, RFR Borrowing or a Term Benchmark Borrowing; and

(iv) if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period and currency to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by clause (a) of the definition of the term “Interest Period”.

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration (or, in the case of a Loan denominated in Mexican Pesos, a duration of 28 days). Notwithstanding any contrary provision herein, this Section shall not be construed to permit any Borrower to (A) elect an Interest Period for Term Benchmark Loans that does not comply with Section 2.02(d), (B) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments pursuant to which such Borrowing was made, (C) change the currency of any Borrowing or (D) request a Canadian Prime Loan, a Japanese Prime Loan or a CBR Loan (it being understood and agreed that any such Type of Loan shall only apply to the extent provided in Sections 2.08(f), 2.14(a) and 2.14(f), as applicable) or an RFR Loan denominated in Euros or Yen (it being understood and agreed that such RFR Loans shall only be available as Swingline Loans in accordance with Section 2.05).

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Applicable Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be deemed to have an Interest Period that is one month. If the Applicable Borrower fails to deliver a timely and complete Interest Election Request with respect to a Term Benchmark Borrowing in a Foreign Currency prior to the end of the Interest Period therefor, then, unless such Term Benchmark Borrowing is repaid as provided herein, the Applicable Borrower shall be deemed to have selected that such Term Benchmark Borrowing shall automatically be continued as a Term Benchmark Borrowing in its original Agreed Currency with an Interest Period of one month (or, in the case of a Loan denominated in Mexican Pesos, 28 days) at the end of such Interest Period.

(f) Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (x) no outstanding Revolving Borrowing may be converted to or continued as a Term Benchmark Borrowing and (y) unless repaid:

(i) each Term Benchmark Borrowing and each RFR Borrowing, in each case denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto (or immediately in the case of an RFR Borrowing);

(ii) each Term Benchmark Borrowing denominated in Canadian Dollars shall bear interest at the Canadian Prime Rate plus the Applicable Rate for ABR Loans at the end of the Interest Period applicable thereto;

(iii) each Term Benchmark Borrowing or RFR Borrowing denominated in Yen shall bear interest at the Japanese Prime Rate at the end of the Interest Period applicable thereto (or immediately in the case of an RFR Borrowing); and

(iv) each Term Benchmark Borrowing and each RFR Borrowing, in each case denominated in a Foreign Currency (other than Canadian Dollars or Yen), shall bear interest at the Central Bank Rate for such Agreed Currency plus the CBR Spread at the end of the Interest Period applicable thereto (or immediately in the case of an RFR Borrowing);

provided that, in the case of the foregoing clauses (ii), (iii) and (iv), if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Canadian Prime Rate,

Central Bank Rate or Japanese Prime Rate, as the case may be, for the applicable Foreign Currency cannot be determined, any outstanding affected Loans denominated in such Foreign Currency shall either be (A) converted to an ABR Borrowing denominated in Dollars (in an amount equal to the Dollar Equivalent of such Foreign Currency) at the end of the Interest Period therefor (or immediately in the case of an RFR Loan), or (B) prepaid in full at the end of the applicable Interest Period (or immediately in the case of an RFR Loan); provided further that, if no election in respect of any such Term Benchmark Loan is made by the Borrower by the earlier of (I) the date that is three Business Days after receipt by the Borrower of such notice and (II) the last day of the current Interest Period for the applicable Term Benchmark Loan, the Borrower shall be deemed to have elected clause (A) above.

SECTION 2.09. Termination, Reduction and Increase of Commitments. (a) Unless previously terminated, (i) the Term Loan Commitments shall terminate upon the funding of the Term Loans on the Effective Date and (ii) all other Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $10,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the Total Revolving Credit Exposure would exceed the total Revolving Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.

(d) The Borrower at its option may, from time to time, seek to (i) request one or more term loans (each an “Incremental Term Loan” and, collectively, the “Incremental Term Loans”) and/or (ii) increase the aggregate Revolving Commitments (each such increase, an “Incremental Revolving Commitment” and, together with the Incremental Term Loans, the “Incremental Facilities”) by up to an aggregate amount of $250,000,000 upon at least three (3) Business Days’ prior written notice to the Administrative Agent, which notice shall specify the amount of any such Incremental Facility (which shall not be less than $25,000,000 or such lesser amount to which the Administrative Agent may agree) and shall certify that no Default has occurred and is continuing. After delivery of such notice, the Borrower, in consultation with the Administrative Agent, may offer the Incremental Facility (which may be declined by any Lender in its sole discretion) on either a ratable basis to the Lenders of any Class or on a non pro-rata basis to one or more Lenders and/or to other lenders or entities (other than any Ineligible Institution) reasonably acceptable to the Administrative Agent, the Issuing Banks (in the case of an Incremental Revolving Commitment), the Swingline Lenders (in the case of an Incremental Revolving Commitment) and the Borrower. No Incremental Facility shall become effective until the existing or new Lenders extending such Incremental Facility and the Borrower shall have delivered to the Administrative Agent a document in form and substance reasonably satisfactory to the Administrative Agent and the Borrower pursuant to which (i) any such existing Lender providing or increasing a commitment in respect of such Incremental Facility agrees to the amount of its portion of the Incremental Facility, (ii) any such new lender providing a commitment in respect of such Incremental Facility agrees to its portion of the Incremental Facility and agrees to assume and accept the obligations and rights of a Lender of the applicable Class hereunder, as applicable, (iii) the Borrower accepts such Incremental Facility, (iv) the effective date of any Incremental Facility is specified by the Borrower and the lenders providing or increasing their respective commitments in respect of such Incremental Facility and (v) the Borrower certifies that on such date the conditions for a new Loan set forth in Section 4.02 are satisfied. The terms of any Incremental Term Loan shall, taken as a whole, be substantially identical to, or less favorable to the lenders making such Incremental Term Loan than, the terms applicable to Loans hereunder, except that (A) the Borrower and the Administrative Agent may amend this Agreement and the other Credit Documents to implement such mechanical and conforming changes as the Borrower and the Administrative Agent deem appropriate, (B) the maturity date of any Incremental Term Loan shall be no earlier than the Maturity Date and the weighted average life to maturity of any Incremental Term Loan shall be no shorter than the weighted average life to maturity of any other Term Loans then outstanding, (C) the interest rate margins and other economic terms, amortization schedule, prepayment terms, borrower (which shall be the Borrower or a Subsidiary Borrower) and currency applicable to any Incremental Term Loan shall be determined by the Borrower and the lenders thereunder and (D) the foregoing limitation upon the terms of any Incremental Term Loan shall not apply to covenants or other provisions applicable only to periods after the Maturity Date. Each Incremental Term Loan shall be made pursuant to an amendment, restatement or amendment and restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Credit Documents, executed by each Borrower, each lender under such Incremental Term Loan and the Administrative Agent, in each case without the need to obtain the consent of any other Person. Each Incremental Term Loan Amendment may effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section. The Lenders hereby irrevocably authorize the Administrative Agent to enter into such Incremental Term Loan Amendments. Upon the effectiveness of any Incremental Revolving Commitment pursuant hereto, (i) each Revolving Lender (new or existing) shall be deemed to have accepted an assignment at par from the existing Revolving Lenders, and the existing Revolving Lenders shall be deemed to have made an assignment at par to each new or existing Revolving Lender accepting a new or increased Revolving Commitment, of an interest in each then outstanding Revolving Loan (in each case, on the terms and conditions set forth in the Assignment and Assumption) and (ii) the Swingline Exposure and LC Exposure of the existing and new Revolving Lenders shall be automatically adjusted such that, after giving effect to such assignments and adjustments, all Revolving Credit Exposure hereunder is held ratably by the Revolving Lenders in proportion to their respective Revolving Commitments. Assignments pursuant to the preceding sentence shall be made in exchange for, and substantially contemporaneously with the payment to the assigning Revolving Lenders of, the principal amount assigned plus accrued and unpaid interest and commitment and Letter of Credit fees relating to such principal amount. Payments received by assigning Revolving Lenders pursuant to this Section in respect of the principal amount of any Term Benchmark Loan shall, for purposes of Section 2.16, be deemed prepayments of such Loan. Any Incremental Facility pursuant to this Section shall be subject to receipt by the Administrative Agent from the Borrower of such supplemental opinions, resolutions, certificates and other documents as the Administrative Agent may reasonably request. Notwithstanding anything in Section 9.02 or elsewhere herein to the contrary, no consent of any Lender (other than the Lenders agreeing to new or increased commitments) shall be required for any Incremental Facility or Loan made pursuant to this Section 2.09(d). In connection with any increase of the Revolving Commitments or Incremental Term Loans pursuant to this Section 2.09, any Person becoming a new Lender party hereto shall (1) execute such documents and agreements as the Administrative Agent may reasonably request and (2) provide to the Administrative Agent, its name, address, tax identification number and/or such other information as shall be necessary for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act.

SECTION 2.10. Repayment and Amortization of Loans; Evidence of Debt. (a) Each Applicable Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each of its Revolving Loans on the Maturity Date in the currency of such Loan and (ii) to the applicable Swingline Lender the then unpaid principal amount of each Swingline Loan made by such Swingline Lenders in the currency of such Loan (or in Dollars to the extent provided under Section 2.05) on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding and the proceeds of any such Borrowing shall be applied by the Administrative Agent to repay any Swingline Loans outstanding. The Borrower shall repay Term Loans in Dollars on each date set forth below in the aggregate principal amount set forth opposite such date (as adjusted from time to time pursuant to Section 2.11(a)):

Date	Amount
December 31, 2022	$937,500
March 31, 2023	$937,500
June 30, 2023	$937,500
September 30, 2023	$937,500
December 31, 2023	$1,875,000
March 31, 2024	$1,875,000
June 30, 2024	$1,875,000
September 30, 2024	$1,875,000
December 31, 2024	$1,875,000
March 31, 2025	$1,875,000
June 30, 2025	$1,875,000
September 30, 2025	$1,875,000
December 31, 2025	$1,875,000
March 31, 2026	$1,875,000
June 30, 2026	$1,875,000
September 30, 2026	$1,875,000
December 31, 2026	$2,812,500
March 31, 2027	$2,812,500
June 30, 2027	$2,812,500

To the extent not previously repaid, all unpaid Term Loans shall be paid in full in Dollars by the Borrower on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, currency and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

(f) If at any time for any reason (other than fluctuations in currency exchange rates) the Total Revolving Credit Exposure exceeds the aggregate Revolving Commitments of the Revolving Lenders, the Borrower shall (or shall cause one or more Subsidiary Borrowers to) immediately prepay the Loans (other than Term Loans) in the amount of such excess. To the extent that, after the prepayment of all such Loans an excess of the Total Revolving Credit Exposure over the aggregate Revolving Commitments still exists, the Borrower shall (or shall cause one or more Subsidiary Borrowers to) promptly cash collateralize the Letters of Credit in the manner described in Section 2.06(j) in an amount sufficient to eliminate such excess.

(g) The Administrative Agent will determine the aggregate LC Exposure and the Dollar Equivalent of each Loan on each Exchange Rate Date. If at any time the sum of such amounts exceeds 105% of the aggregate Revolving Commitments of the Revolving Lenders as a result of fluctuations in currency exchange rates, the Borrower shall (or shall cause one or more Subsidiary Borrowers to) immediately prepay the Loans (other than Term Loans) in the amount of such excess. To the extent that, after the prepayment of all such Loans an excess of the sum of such amounts over the aggregate Revolving Commitments still exists, the Borrower shall (or shall cause one or more Subsidiary Borrowers to) promptly cash collateralize the Letters of Credit in the manner described in Section 2.06(j) in an amount sufficient to eliminate such excess.

SECTION 2.11. Prepayment of Loans. (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b) The Applicable Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the applicable Swingline Lender) by telephone (confirmed by telecopy or electronic communication) of any prepayment hereunder (i) in the case of prepayment of a Term Benchmark Borrowing denominated in Dollars, not later than 11:00 a.m., Local Time, three U.S. Government Securities Business Days before the date of prepayment, (ii) in the case of prepayment of a Term Benchmark Borrowing denominated in Euros, Canadian Dollars, Australian Dollars, Hong Kong Dollars, Mexican Pesos, Swedish Krona or Yen or any CBR Loan (in each case, other than a Swingline Loan), not later than 11:00 a.m., Local Time, three Business Days before the date of prepayment, (iii) in the case of prepayment of an RFR Borrowing denominated in a Foreign Currency (other than a Swingline Loan), not later than 11:00 a.m., Local Time, five RFR Business Days before the date of prepayment, (iv) in the case of prepayment of an RFR Borrowing denominated in Dollars (other than a Swingline Loan), not later than 11:00 a.m., Local Time, three RFR Business Days before the date of prepayment, (v) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment, (vi) in the case of prepayment of a Swingline Dollar Loan, not later than 4:00 p.m., New York

City time, on the U.S. Government Securities Business Day of prepayment, (vii) in the case of prepayment of a Swingline Foreign Currency Loan denominated in Euros, Sterling or Canadian Dollars, not later than 10:00 a.m., Local Time, on the date of prepayment, (viii) in the case of prepayment of a Swingline Foreign Currency Loan denominated in Yen, 10:00 a.m. Local Time, two RFR Business Days before the date of prepayment and (ix) in the case of prepayment of any Swingline Foreign Currency Loan denominated in any other Foreign Currency, 10:00 a.m. Local Time, two Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02 (or, in the case of any Loan that may not be requested pursuant to Section 2.02, in such amount that would be permitted in the case of an advance of a Revolving Borrowing of the same currency as provided in Section 2.02), except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing of any Class shall be applied ratably to the Loans of such Class included in the prepaid Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.

(c) Each voluntary prepayment of the Term Loan shall be applied to the remaining principal payments due hereunder as directed by the Borrower (or, in the absence of any such direction, on a pro rata basis to all remaining installments thereof, including any amount payable on the Maturity Date).

SECTION 2.12. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the Applicable Rate on the daily amount of the difference between the Revolving Commitment of such Lender and the Revolving Credit Exposure (excluding Swingline Exposure) of such Lender during the period from and including the date hereof to but excluding the date on which such Revolving Commitment terminates. Accrued commitment fees shall be payable in arrears on the fifteenth day after the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Term Benchmark Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank for its own account a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and the Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by such Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the fifteenth day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account or for the account of the applicable Lenders, as applicable, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid in Dollars on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the applicable Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Term Benchmark Borrowing shall bear interest at a rate per annum equal to the Relevant Rate for the applicable currency and the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Each RFR Loan shall bear interest at a rate per annum equal to the applicable Adjusted Daily Simple RFR for such currency plus the Applicable Rate.

(d) Each Swingline Foreign Currency Loan denominated in Canadian Dollars shall bear interest at a rate per annum equal to the Canadian Prime Rate plus the Applicable Rate for ABR Loans.

(e) [Reserved].

(f) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any of the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(g) Accrued interest on each Loan shall be payable in arrears, in the same currency as the applicable Loan, on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (e) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(h) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Daily Simple RFR with respect to Sterling, the TIBOR Rate, the Canadian Prime Rate, the Japanese Prime Rate, the CDOR Rate, the AUD Rate, the HIBOR Rate, the TIIE

Rate or the Alternate Base Rate only at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. A determination of the applicable Alternate Base Rate, Adjusted Term SOFR Rate, Term SOFR Rate, Daily Simple SOFR, Adjusted EURIBOR Rate, EURIBOR Rate, Adjusted TIBOR Rate, TIBOR Rate, Adjusted CDOR Rate, CDOR Rate, Adjusted AUD Rate, AUD Rate, Adjusted HIBOR Rate, HIBOR Rate, Adjusted TIIE Rate, TIIE Rate, Adjusted STIBOR Rate, STIBOR Rate, Central Bank Rate, Adjusted Daily Simple RFR or Daily Simple RFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest.

(a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.14, if:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate, the Adjusted CDOR Rate, the Adjusted AUD Rate, the Adjusted HIBOR Rate, the Adjusted TIIE Rate, the Adjusted STIBOR Rate or the Adjusted TIBOR Rate (including because the Relevant Screen Rate is not available or published on a current basis), for the applicable Agreed Currency and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple RFR for the applicable Agreed Currency; or

(ii) the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate, the Adjusted CDOR Rate, the Adjusted AUD Rate, the Adjusted HIBOR Rate, the Adjusted TIIE Rate, the Adjusted STIBOR Rate or the Adjusted TIBOR Rate for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency and such Interest Period or (B) at any time, the applicable Adjusted Daily Simple RFR for the applicable Agreed Currency will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency (any such Benchmark which is the subject of clause (i) above or this clause (ii) being hereinafter referred to as an “Affected Benchmark”);

then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist with respect to such Affected Benchmark and (y) the Applicable Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03 or a new request for Swingline Loans in accordance with the terms of Section 2.05, (A) for Loans denominated in Dollars, (1) if the Term SOFR Rate is an Affected Benchmark, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not also an Affected Benchmark or (y) an ABR Borrowing if the Adjusted Daily Simple RFR for Dollar Borrowings also is an Affected Benchmark, (2) if Daily Simple SOFR is an Affected Benchmark, any

Interest Election Request that requests the conversion of any Borrowing to an RFR Borrowing denominated in Dollars and any Borrowing Request that requests an RFR Revolving Borrowing denominated in Dollars shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for an ABR Borrowing and (3) if Daily Simple SOFR is an Affected Benchmark, any request for a Swingline Dollar Loan shall instead be deemed to be a request, as applicable, for an ABR Swingline Loan and (B) for Loans denominated in a Foreign Currency for which the Relevant Rate is an Affected Benchmark, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing or, if the applicable Daily Simple RFR for such Foreign Currency is an Affected Benchmark, an RFR Borrowing and any request for a Swingline Foreign Currency Loan, in each case, for the relevant Benchmark, shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted.

Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of a Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.14(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the Affected Benchmark and (y) the Applicable Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03 or a new request for Swingline Loans in accordance with the terms of Section 2.05:

(A) for Loans denominated in Dollars, (1) if the Term SOFR Rate is an Affected Benchmark, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not also an Affected Benchmark or (y) an ABR Loan if the Adjusted Daily Simple RFR for Dollar Borrowings also is an Affected Benchmark, and (2) if Daily Simple SOFR is an Affected Benchmark, any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan;

(B) for Term Benchmark Loans denominated in any Foreign Currency, (1) any Term Benchmark Loan denominated in Canadian Dollars shall bear interest at the Canadian Prime Rate plus the Applicable Rate for ABR Loans at the end of the Interest Period applicable thereto, (2) any Term Benchmark Loan denominated in Yen shall bear interest at the Japanese Prime Rate at the end of the Interest Period applicable thereto and (3) any Term Benchmark Loan denominated in any other Foreign Currency shall bear interest at the Central Bank Rate for the applicable Foreign Currency plus the CBR Spread at the end of the Interest Period applicable thereto; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Canadian Prime Rate, Japanese Prime Rate or Central Bank Rate, as the case may be, for the applicable Foreign Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in such Foreign Currency shall, at the Applicable Borrower’s election prior to such day: (x) be prepaid by the Applicable Borrower on such day or (y) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in such Foreign Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time; and

(C) for RFR Loans denominated in any Foreign Currency and the applicable Benchmark for such Foreign Currency is an Affected Benchmark, (1) in the case of any RFR Loan denominated in Yen, such RFR Loan shall bear interest at the Japanese Prime Rate and (2) in the case of any RFR Loan denominated in any other Foreign Currency, such RFR Loan shall bear interest at the Central Bank Rate for the applicable Foreign Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Japanese Prime Rate or Central Bank Rate for the applicable Foreign Currency cannot be determined, any outstanding affected RFR Loans denominated in such Foreign Currency, at the Applicable Borrower’s election, shall either (x) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Foreign Currency) immediately or (y) be prepaid in full immediately.

(b) Notwithstanding anything to the contrary herein or in any other Credit Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” with respect to Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c) Notwithstanding anything to the contrary herein or in any other Credit Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.

(d) The Administrative Agent will promptly notify the Borrowers and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.14(e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 2.14.

(e) Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate, EURIBOR Rate, CDOR Rate, AUD Rate, HIBOR Rate, TIIE Rate, STIBOR Rate or TIBOR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period for any Benchmark, the Applicable Borrower may revoke any request for a Term Benchmark Borrowing or RFR Borrowing or Swingline Loan of such Type, or for any conversion to or continuation of Term Benchmark Loans or RFR Loans to be made, converted or continued as Loans of such Type, during any Benchmark Unavailability Period for such Benchmark and, failing that, to the extent applicable to such Benchmark, either (x) the Applicable Borrower will be deemed to have converted any request for (1) a Term Benchmark Borrowing denominated in Dollars into a request for a Borrowing of or conversion to (A) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Adjusted Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event, (2) an RFR Borrowing denominated in Dollars into a request for a Borrowing of or conversion to an ABR Borrowing or (3) a Swingline Dollar Loan into a request for an ABR Swingline Loan or (y) any Term Benchmark Borrowing or RFR Borrowing or Swingline Loan denominated in a Foreign Currency shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, (I) in the case of the Benchmark for Dollars, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR and (II) in the case of the Benchmark for Canadian Dollars, the component of the Canadian Prime Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Canadian Prime Rate.

Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 2.14:

(A) for Loans denominated in Dollars (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Adjusted Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute, an ABR Loan;

(B) for Term Benchmark Loans denominated in a Foreign Currency, (1) any Term Benchmark Loan denominated in Canadian Dollars shall bear interest at the Canadian Prime Rate plus the Applicable Rate for ABR Loans at the end of the Interest Period applicable thereto, (2) any Term Benchmark Loan denominated in Yen shall bear interest at the Japanese Prime Rate at the end of the Interest Period applicable thereto and (3) any Term Benchmark Loan denominated in any other Foreign Currency shall bear interest at the Central Bank Rate for the applicable Foreign Currency plus the CBR Spread at the end of the Interest Period applicable thereto; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Canadian Prime Rate, Japanese Prime Rate or Central Bank Rate, as the

case may be, for the applicable Foreign Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in such Foreign Currency shall, at the Applicable Borrower’s election prior to such day: (x) be prepaid by the Applicable Borrower on such day or (y) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in such Foreign Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time; and

(C) for RFR Loans denominated in any Foreign Currency, (1) any RFR Loan denominated in Yen shall bear interest at the Japanese Prime Rate and (2) any RFR Loan denominated in any other Foreign Currency shall bear interest at the Central Bank Rate for the applicable Foreign Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Japanese Prime Rate or Central Bank Rate for the applicable Foreign Currency cannot be determined, any outstanding affected RFR Loans denominated in such Foreign Currency, at the Applicable Borrower’s election, shall either (x) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Foreign Currency) immediately or (y) be prepaid in full immediately.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Bank (except any such reserve requirement reflected in the Adjusted EURIBOR Rate, Adjusted CDOR Rate, Adjusted AUD Rate, Adjusted HIBOR Rate, Adjusted TIIE Rate, Adjusted STIBOR Rate or Adjusted TIBOR Rate, as applicable) or Issuing Bank;

(ii) impose on any Lender or the Issuing Bank or the applicable offshore interbank market for the applicable Agreed Currency any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (h) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender, Issuing Bank or such other Recipient of making, continuing, converting or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing

Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 20 days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. (a) With respect to Loans that are not RFR Loans, in the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.10 or 2.11), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith) or (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (excluding the loss of the Applicable Rate). A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(b) With respect to RFR Loans that accrue interest by reference to a term rate (excluding, for the avoidance of doubt, any RFR Loan denominated in Dollars), in the event of (i) the payment of any principal of any such RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the failure to borrow or prepay any such RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), (iii) the assignment of any such RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or (iv) the failure by the Borrower to make any payment of any such RFR Loan or drawing under any Letter of Credit (or interest due thereof) denominated in a Foreign Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (excluding the loss of the Applicable Rate). A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17. Taxes. (a) Withholding of Taxes; Gross-Up. Each payment by or on account of any Credit Party under any Credit Document shall be made without withholding for any Taxes, unless such withholding is required by any law. If any withholding agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such withholding agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law and, if such Taxes are Indemnified Taxes, then the amount payable by such Credit Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.17, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Borrower. Without duplication of amounts paid or payable pursuant to Section 2.17(a), the Credit Parties shall jointly and severally indemnify each Recipient for any Indemnified Taxes that are paid by, payable by, or required to be withheld or deducted on payments to, such Recipient in connection with any Credit Document (including amounts paid or payable under this Section 2.17(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(d) shall be paid within 20 days after the receipt by any Credit Party of a certificate from a Recipient stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Credit Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax, under the laws of the jurisdiction imposing such withholding tax or under any treaty to which such jurisdiction is a party, with respect to any payments under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation (including any tax confirmations) reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A) through (E) and Section 2.17(f)(iii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of such Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.17(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify such Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii) Without limiting the generality of the foregoing, if the Borrower is a U.S. Person, any Lender with respect to such Borrower shall, if it is legally eligible to do so, deliver to such Borrower and the Administrative Agent (in such number of copies reasonably requested by such Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Credit Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C) in the case of a Non-U.S. Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN or W-8BEN-E, as applicable, and (2) a certificate substantially in the form of Exhibit E (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code (c) a “controlled foreign corporation” related to the Borrower described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E) in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii) If a payment made to a Lender under any Credit Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower and the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower and the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including additional amounts paid pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made or additional amounts paid under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. This Section 2.17(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.17 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations under any Credit Document.

(i) Issuing Bank. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank.

(j) Additional United Kingdom Withholding Tax Matters.

(i) Subject to clause (ii) below and without limiting the generality of Section 2.17(f), each Lender and each UK Borrower which makes a payment to such Lender shall cooperate in promptly completing any procedural formalities necessary for such UK Borrower to obtain authorization to make such payment without withholding or deduction for Taxes imposed under the laws of the United Kingdom.

(ii) (A) A Lender on the Effective Date that (x) holds a passport under the HMRC DT Treaty Passport Scheme and (y) wishes such scheme to apply to this Agreement, shall provide its valid and unexpired scheme reference number and its jurisdiction of tax residence to each UK Borrower and the Administrative Agent;

(B) a Lender which becomes a Lender hereunder after the day on which this Agreement closes that (x) holds a passport under the HMRC DT Treaty Passport Scheme and (y) wishes such scheme to apply to this Agreement, shall provide its valid and unexpired scheme reference number and its jurisdiction of tax residence to each UK Borrower and the Administrative Agent in the documentation which it executes on becoming a Lender hereunder, and

(C) upon satisfying either clause (A) or (B) above, such Lender shall have satisfied its obligations under paragraph (j)(i) above in respect of United Kingdom withholding Taxes.

(iii) If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (j)(ii) above, the UK Borrower(s) shall make a Borrower DTTP Filing with respect to such Lender within: (x) 30 days of the date of this Agreement (for any Lender that is a Lender on the Effective Date) or (y) 30 days of the date on which such Lender becomes a Lender hereunder (for any Lender that is not a Lender on the Effective Date); provided that, if each UK Borrower making a payment to such Lender has made a Borrower DTTP Filing in respect of such Lender but:

(A) such Borrower DTTP Filing has been rejected by HM Revenue & Customs; or

(B) HM Revenue & Customs has given authority for the Borrower to make payment to that Lender without a UK Tax Deduction and that authority expires or is withdrawn by HM Revenue & Customs;

and, in each case, such UK Borrower has notified that Lender in writing, then such Lender and such UK Borrower shall co-operate in promptly completing any additional procedural formalities necessary for such UK Borrower to obtain authorization to make that payment without withholding or deduction for Taxes imposed under the laws of the United Kingdom.

(iv) If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (j)(ii) above, no UK Borrower shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport Scheme in respect of that Lender’s Commitment(s) or its participation in any Loan unless the Lender otherwise agrees.

(v) Each UK Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of such Borrower DTTP Filing to the Administrative Agent for the delivery to the relevant Lender.

(vi) Each Lender which becomes a party to this Agreement after the date of this Agreement and which is a UK Non-Bank Lender in respect of a UK Borrower, shall provide a UK Tax Confirmation to each UK Borrower and the Administrative Agent in the Assignment and Assumption or other document which it executes upon becoming a Lender.

(vii) A UK Non-Bank Lender shall promptly notify the Borrower and the Administrative Agent if there is any change in the position from that set out in the UK Tax Confirmation.

(viii) Each Lender which becomes a party to this Agreement by transfer or assignment under Section 9.04 after the day on which this Agreement is entered into shall indicate, in the Assignment and Assumption or other document which it executes on becoming a party, and for the benefit of the Administrative Agent and without liability to any Credit Party, which of the following categories it falls in:

(A) a UK Qualifying Lender;

(B) a UK Qualifying Lender (other than a UK Treaty Lender); or

(C) a UK Treaty Lender.

(ix) If a Lender which becomes a party to this Agreement after the Effective Date fails to indicate its status in accordance with this Section 2.17(j)(viii) then such Lender shall be treated for the purposes of this Agreement as if it is not a UK Qualifying Lender until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent, upon receipt of such notification, shall inform the Borrower for the benefit of each UK Borrower). For the avoidance of doubt, an Assignment and Assumption shall not be invalidated by any failure of a Lender to comply with Section 2.17(j)(viii).

(x) A copy of the Assignment and Assumption or other document executed by a relevant Lender and containing the confirmations or indications (as applicable) relating to UK Tax set out in this Section 2.17(j) shall be delivered to the Administrative Agent by each relevant Lender and the Administrative Agent shall promptly provide a copy of such document to each UK Borrower.

(xi) Each Lender shall notify the Borrower and the Administrative Agent if it determines in its sole discretion (acting reasonably and in good faith) that it ceases to be (a) a UK Treaty Lender or (b) a UK Qualifying Lender (other than a UK Treaty Lender) in respect of a UK Borrower.

(xii) If a Lender assigns or transfers (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) any of its rights or obligations under the Credit Documents or changes its lending office, and as a result of circumstances existing at the date the assignment, transfer or change occurs, a UK Borrower would be obligated to make a payment to the new Lender or Lender acting through its new lending office under Section 2.17, then a new Lender or Lender acting through its new lending office is only entitled to receive payment under this Section 2.17 to the same extent as the assigning Lender or Lender acting through its previous lending office would have been if the assignment, transfer or change had not occurred.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Each of the Borrowers shall make each payment or prepayment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, Local Time (4:00 p.m., New York City time, in the case of Swingline Dollar Loans and 2:00 p.m. Local Time, in the case of Swingline Foreign Currency Loans), on the date when due or the date fixed for any prepayment hereunder, in immediately available funds, without set off, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its applicable offices set forth in Section 9.01, except payments to be made directly to the Issuing Bank or any Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of (i) principal or interest in respect of any Loan shall be made in the currency in which such Loan is denominated (unless otherwise expressly provided in this Agreement), (ii) reimbursement obligations shall be made in the currency in which the Letter of Credit in respect of which such reimbursement obligation exists is denominated (or as otherwise provided in Section 2.06) or (iii) any other amount due hereunder or under another Credit Document shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment. Notwithstanding the foregoing provisions of this Section, if, after the making of any Credit Event in any Foreign Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Credit Event was made (the “Original Currency”) no longer exists or any Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by such Borrower hereunder in such currency shall instead be made when due in Dollars in the Dollar Equivalent amount thereof (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations. In addition, at any time that a Loan Sweep Product is in effect, on each Business Day, the Borrowers authorize the applicable Swingline Lender to apply funds on deposit in the Loan Sweep Account to the extent set forth in the Loan Sweep Agreement or similar documentation between the Borrower and such Swingline Lender, to the outstanding principal balance of the Swingline Loans. Such amounts shall be deemed received by the Swingline Lender in accordance with Section 2.18.

(b) At any time that payments are not required to be applied in the manner required by Section 7.03, any proceeds of Collateral received by the Administrative Agent not constituting (i) a specific payment of principal, interest, fees or other sum payable under the Credit Documents (which shall be applied as specified by the Borrower) or (ii) a mandatory prepayment (which shall be applied in accordance with Section 2.10), shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent, the Swingline Lender and the Issuing Banks from any Borrower, second, to pay any fees, indemnities, or expense reimbursements then due to the Lenders from any Borrower, third, to pay interest then due and payable on the Loans ratably, fourth, to prepay principal on the Loans and unreimbursed LC Disbursements, fifth, to pay an amount to the Administrative Agent equal to the Dollar Equivalent of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate Dollar Equivalent amount of any unpaid LC Disbursements, to be held as cash collateral for such Obligations and sixth, to the payment of any other outstanding Secured Obligation. Notwithstanding the foregoing, amounts received from any Credit Party shall not be applied to any Excluded Swap Obligation of such Credit Party. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless an Event of Default is in existence, none of the Administrative Agent or any Lender shall apply any payment which it receives to any Term Benchmark Loan of a Class, except (a) on the expiration date of the Interest Period applicable to any such Term Benchmark Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any event, the Borrowers shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

(c) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders without recourse or warranty from the other Lenders except as contemplated by Section 9.04 in respect of assignments to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any of the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements and Swingline Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each of the Borrowers consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Applicable Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Applicable Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Applicable Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the relevant Lenders or the Issuing Bank hereunder that the Applicable Borrower will not make such payment or prepayment, the Administrative Agent may assume that the Applicable Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the relevant Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Applicable Borrower has not in fact made such payment, then each of the relevant Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the applicable Overnight Rate.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent or the Issuing Bank to satisfy such Lender’s obligations under such Sections (if any) until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if any of the Borrowers is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, if any of the Borrowers is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, if any Lender becomes a Defaulting Lenders or if any Lender refuses to consent to the designation of a Subsidiary Borrower pursuant to Section 2.20 when Lenders holding greater than 66-2/3% of the aggregate Commitments have consented to such designation or if any Lender refuses to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which requires the consent of all Lenders or such Lender and has been approved by the Required Lenders, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 or 2.17) and obligations under this Agreement and the other Credit Documents to an assignee (other than any Ineligible Institution) that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and in circumstances where its consent would be required under Section 9.04(b)(i)(C) or (D), the Issuing Banks and the Swingline Lenders), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that (i) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.

SECTION 2.20. Subsidiary Borrowers.

(a) Designation. The Borrower may, at any time or from time to time, designate one or more Wholly-Owned Subsidiaries of the Borrower as a “Subsidiary Borrower” hereunder by furnishing to the Administrative Agent a Designation Letter in duplicate, duly completed and executed by the Borrower and such Wholly-Owned Subsidiary, together with (i) the items described in paragraphs (b) and (c) of Section 4.01 relating to such Subsidiary Borrower in substantially the same form and scope as those delivered with respect to any Subsidiary Borrower designated on the date of this Agreement (or, as the Administrative Agent may reasonably require if there were no such deliveries), (ii) such other documents as the Administrative Agent shall reasonably request and (iii) such other information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation. Upon any such designation of a Wholly-Owned Subsidiary and, in the case of a designated Subsidiary which is not a Domestic Subsidiary, the approval of such designation by the Administrative Agent and each Lender, such Subsidiary shall be a Subsidiary Borrower hereunder (with all the related rights and obligations thereof) and shall be entitled to Revolving Loans, Letters of Credit and Swingline Loans on and subject to the terms and conditions of, and to the extent provided in, this Agreement.

(b) Termination of Subsidiary Borrower Status. So long as all Loans made to any Subsidiary Borrower and any related obligations have been paid in full and all of the Letters of Credit issued for the account of such Subsidiary Borrower have been terminated or cancelled (or deemed issued for the account of another Borrower pursuant to Section 2.06(k)), the Borrower may terminate the status of such Subsidiary Borrower as a Subsidiary Borrower hereunder by furnishing to the Administrative Agent a Termination Letter in duplicate, duly completed and executed by the Borrower and such Subsidiary. Any Termination Letter furnished hereunder shall be effective upon receipt by the Administrative Agent, which shall promptly notify the Lenders. Notwithstanding the foregoing, the delivery of a Termination Letter with respect to any Subsidiary Borrower shall not terminate (i) any obligation of such Subsidiary Borrower that remains unpaid at the time of such delivery or (ii) the obligations of the Borrower under the Parent Guaranty and Article X with respect to any such unpaid obligations.

SECTION 2.21. [Intentionally Omitted]

SECTION 2.22. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7.03 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swingline Lender hereunder; third, to cash collateralize each Issuing Bank’s LC Exposure with respect to such Defaulting Lender in accordance with this Section;

fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the Issuing Banks’ future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, Issuing Bank or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Credit Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Credit Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders of the applicable Class or Classes on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure and Swingline Loans are held by the Lenders of the applicable Class or Classes pro rata in accordance with the Commitments of the applicable Class without giving effect to clause (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;

(c) the Commitments, LC Exposure and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02), provided that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby (except (i) such Defaulting Lender’s Commitment may not be increased or extended without its consent and (ii) the principal amount of, or interest or fees payable on, Loans or LC Disbursements may not be reduced or excused or the scheduled date of payment may not be postponed as to such Defaulting Lender without such Defaulting Lender’s consent);

(d) if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of such Swingline Exposure and LC Exposure of such Defaulting Lender (other than, in the case of a Defaulting Lender that is a Swingline Lender, the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments and (y) such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Revolving Credit Exposure to exceed its Revolving Commitment;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; or

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is cash collateralized and/or reallocated; and

(e) so long as such Lender is a Defaulting Lender, no Swingline Lender shall be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend, renew, extend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.22(c), and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.22(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or a Bail-In Action with respect to Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) any Swingline Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, no Swingline Lender shall be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless such Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to such Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, the applicable Swingline Lender and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

ARTICLE III

Representations and Warranties

Each Borrower represents and warrants to the Administrative Agent and the Lenders that:

SECTION 3.01. Organization; Powers. Each of the Borrower and its Subsidiaries is duly organized or formed, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (to the extent such concept is applicable in the relevant jurisdiction) in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions are within each Credit Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder or shareholder action. Each Credit Document to which each Credit Party is a party has been duly executed and delivered by such Credit Party and constitutes a legal, valid and binding obligation of such Credit Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority as a condition to the effectiveness, enforceability or performance thereof, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Credit Documents, (b) will not violate (i) in any material respect any applicable law or regulation or any order of any Governmental Authority or (ii) the charter, by-laws, memorandum and articles of association or other organizational documents of the Borrower or any of its Subsidiaries, (c) will not violate in any material respect or result in a default under any material indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries except Liens created under the Credit Documents.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, shareholders equity and cash flows as of and for the fiscal years ended June 30, 2021 and June 30, 2022, reported on by Grant Thornton, LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b) Since June 30, 2022, there has been no material adverse change in the business, assets, operations or financial condition, of the Borrower and its Subsidiaries, taken as a whole.

SECTION 3.05. Properties. (a) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any failure to so own or license or any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

(b) Neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, except where such failure, liability or claims could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with: (i) all laws, regulations and orders of any Governmental Authority applicable to it or its property and (ii) all indentures, agreements and other instruments binding upon it or its property, except in each case where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08. Investment Company Status. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except in each case (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $20,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $20,000,000 the fair market value of the assets of all such underfunded Plans. With respect to each Foreign Pension Plan, none of the Borrower, its ERISA Affiliates (including any UK Relevant Entity) or any of its directors, officers, employees or agents has engaged in a transaction, or other act or omission (including entering into this Agreement and any act done or to be done in connection with this Agreement), that has subjected, or could reasonably be expected to subject, the Borrower or any of the Subsidiaries, directly or indirectly, to any penalty (including any tax or civil penalty), fine, claim or other liability (including any liability under a Contribution Notice or Financial Support Direction, or any liability or amount payable under section 75 or 75A of the United Kingdom Pensions Act 1995), that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect and there are no facts or circumstances which may give rise to any such penalty, fine, claim, or other liability.

SECTION 3.11. Disclosure.

(a) The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished but excluding information of a general economic or industry nature), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(b) As of the Effective Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all respects.

SECTION 3.12. Security Documents. The security interests created in favor of the Collateral Agent, as pledgee, for the benefit of the Secured Creditors, under each Security Document constitute perfected security interests in the Collateral described in such Security Document under the governing law of such Security Document, to the extent perfection thereof is required under such Security Documents, subject to no security interests of any other Person, except as permitted by such Security Document. No filings or recordings are required in order to perfect (or maintain the perfection or priority of) the security interests created in the Collateral under any Security Document, to the extent perfection thereof is required under such Security Documents, other than filings or recordings that have been made, except where the Administrative Agent has determined that the time or expense of such perfection is not justified by the value of such Collateral.

SECTION 3.13. Subsidiaries. As of the Effective Date, the Borrower has no Subsidiaries other than those Subsidiaries listed on Schedule 3.13. Schedule 3.13 correctly sets forth, as of the Effective Date, (i) the percentage ownership (direct or indirect) of the Borrower in each class of capital stock or other equity of its Subsidiaries and also identifies the direct owner thereof, and (ii) the jurisdiction of organization of each such Subsidiary. Schedule 3.13 correctly identifies those Subsidiaries which constitute Material Subsidiaries and which constitute Material Foreign Subsidiaries as of the Effective Date.

SECTION 3.14. Regulation U. Margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder. Neither the making of any Loan or issuance of any Letters of Credit hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

SECTION 3.15. Solvency. On the Effective Date and on the date of each Credit Event, after giving effect to the consummation of the transactions contemplated hereby and by the Credit Documents and the payment of all fees, costs and expenses payable by the Borrower with respect to the transactions contemplated hereby and by the Credit Documents and such Credit Event, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

SECTION 3.16. Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (a) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (b) any agreement governing Material Indebtedness.

SECTION 3.17. Foreign Pension Plan. Each Foreign Pension Plan has been maintained in substantial compliance with its terms and in compliance with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities except where any such failure could not reasonably be expected to result in payment obligations of the Borrower and its Subsidiaries (or the acceleration of such payment obligations) aggregating more than $20,000,000. All contributions required to be made with respect to a Foreign Pension Plan have been timely made. Neither the Borrower nor any of its Subsidiaries has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Pension Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the Borrower’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.

SECTION 3.18. Labor Relations. Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no significant unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against any of them before the National Labor Relations Board or any similar Governmental Authority in any jurisdiction, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against any of them, (b) no significant strike, labor dispute, slowdown or stoppage is pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries and (c) to the best knowledge of the Borrower, no question concerning union representation exists with respect to the employees of the Borrower or any of its subsidiaries, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.19. Anti-Corruption Laws and Sanctions. The Borrowers have implemented and maintains in effect policies and procedures designed to require compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and, to the knowledge of the Borrowers, their directors and agents, are in compliance with (x) Anti-Corruption Laws (other than Anti-Corruption Laws non-compliance with which would have an immaterial effect on the Borrower and its Subsidiaries) and (y) applicable Sanctions, in each case in all material respects and no Subsidiary Borrower is knowingly engaged in any activity that would reasonably be expected to result in such Subsidiary Borrower being designated as a Sanctioned Person. None of (a) the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers, or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

SECTION 3.20. Affected Financial Institution. No Credit Party is an Affected Financial Institution.

SECTION 3.21. Plan Assets; Prohibited Transactions. None of the Borrower or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and, based upon reliance of the accuracy of the representations set forth in Section 8.09, neither the execution, delivery nor performance of the Transactions, including the making of any Loan and the issuance of any Letter of Credit hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party to a Credit Document either (i) a counterpart of such Credit Document signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include electronic transmission of a signed signature page) that such party has signed a counterpart of such Credit Document.

(b) The Administrative Agent shall have received favorable written opinion(s) (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of U.S. counsel for the Credit Parties covering such matters relating to the Credit Parties, this Agreement, the other Credit Documents or the Transactions as the Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinions.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the initial Credit Parties and the authorization of the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(e) The Administrative Agent shall have received all fees and other amounts due and payable to it or for the account of the Lenders on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(f) The Administrative Agent shall have received (i) satisfactory audited consolidated financial statements of the Borrower for the two most recent fiscal years ended prior to the Effective Date as to which such financial statements are available, and (ii) five-year projections of the Borrower and its consolidated Subsidiaries for fiscal years 2022 to 2027 in form and substance satisfactory to the Administrative Agent.

(g) Except as otherwise provided under Section 9.19, the Administrative Agent shall have received, for the ratable account of each “Lender”, “Issuing Bank” and “Swingline Lender” under and as defined in the Original Credit Agreement, as the case may be, (i) all accrued and unpaid commitment or unused fees, letter of credit fees, fronting fees and interest owing thereunder immediately prior to the effectiveness of this Agreement and (ii) the principal amount of all “Swingline Loans” and funded participations in “Swingline Loans” and “Letters of Credit” outstanding under and as defined in the Original Credit Agreement immediately prior to the effectiveness of this Agreement; provided that (A) any “Term Loans” outstanding under and as defined in the Original Credit Agreement immediately prior to the effectiveness of this Agreement (the “Existing Term Loans”) shall be refinanced with the proceeds of the Term Loans (which refinancing may occur by “cashless” roll or such other reallocations, sales, assignments or other relevant actions contemplated by Section 9.19) and (B) any “Revolving Loans” outstanding under and as defined in the Original Credit Agreement immediately prior to the effectiveness of this Agreement shall remain outstanding and be re-evidenced as Revolving Loans outstanding hereunder on the Effective Date to the extent provided under Section 2.19.

(h) The Administrative Agent shall have received (i) a Borrowing Request with respect to the Revolving Loans and Term Loans to be re-evidenced hereby or to be funded hereunder on the Effective Date and (ii) an Interest Election Request with respect to the conversion of outstanding “Eurocurrency Loans” (under and as defined in the Original Credit Agreement) to Term Benchmark Loans and/or RFR Loans on the Effective Date as further provided under Section 9.19(d).

(i) Except as otherwise provided under Section 5.13, the Administrative Agent shall have received insurance certificates and related endorsements naming the Collateral Agent, on behalf of the Secured Creditors, as lender’s loss payee for any casualty policies and additional insured for any general liability policies, in form and substance acceptable to the Administrative Agent.

(j) To the extent not previously filed or delivered, the Administrative Agent shall have received such duly completed UCC financing statements, intellectual property filings and deliveries of possessory Collateral and any related powers or allonges (in each case, to the extent required by the Security Documents) as the Collateral Agent shall have requested to perfect its security interest in the Collateral and such copies of searches of intellectual property and financing statements filed under the UCC, together with tax lien and judgment searches with respect to the assets of the Credit Parties, in both cases in such jurisdictions as the Collateral Agent may request.

(k) To the extent not previously delivered, the Administrative Agent shall have received (or confirmed prior receipt of) (or arrangements satisfactory to the Administrative Agent shall have been made with respect to the delivery of) all stock (or unit) certificates evidencing all certificated Equity Interests to be pledged pursuant to the Pledge Agreements, accompanied by stock (or unit) powers executed in blank, and all notes to be pledged pursuant to the Pledge Agreements (including notes evidencing indebtedness required to be so evidenced pursuant to Section 6.04), accompanied by note powers executed in blank.

(l) The Administrative Agent shall have received copies of all Governmental Authority and third party approvals necessary or, in the discretion of the Administrative Agent, advisable in connection with the Transactions and all other documents reasonably requested by the Administrative Agent.

(m) (i) The Administrative Agent shall have received, at least five days prior to the Effective Date, all documentation and other information regarding the Borrowers requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Borrower at least eight days prior to the Effective Date and (ii) to the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Effective Date, any Lender that has requested, in a written notice to the Borrower at least 10 days prior to the Effective Date, a Beneficial Ownership Certification in relation to such Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 5:00 p.m., New York City time, on October 14, 2022 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Credit Parties set forth in the Credit Documents shall be true and correct in all material respects (or in all respects in the case of any representation or warranty qualified by materiality or Material Adverse Effect) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (or in all respects in the case of any representation or warranty qualified by materiality or Material Adverse Effect) on and as of such earlier date.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a) within 90 days after the end of each fiscal year of the Borrower (or 105 days if an extension has been obtained for the filing of an equivalent periodic report under Rule 12b-25 of the General Rules and Regulations under the Securities Exchange Act of 1934), its audited consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or 60 days if an extension has been obtained for the filing of an equivalent periodic report under Rule 12b-25 of the General Rules and Regulations under the Securities Exchange Act of 1934), its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) [reserved];

(d) concurrently with any delivery of financial statements under clause (a) or (b) above, (i) a certificate in the form of Exhibit D hereto of a Financial Officer of the Borrower (A) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (B) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.12 and 6.13, (C) setting forth a reasonably detailed summary of all outstanding Permitted Securitizations, factoring or similar facilities, and (D) notifying the Administrative Agent of any Commercial Tort Claims (as defined in the Security Agreement) under U.S. state or federal law (to the extent held by the Borrower or a Credit Party that is a Domestic Subsidiary), U.S. federally registered Copyrights, Patents or Trademarks (each term as defined in the Security Agreement) of a Credit Party not previously disclosed to the Administrative Agent and which, in the case of such U.S. federally registered Copyrights, Patents or Trademarks, have been registered with any Governmental Authority, and (ii) if there has occurred any change in GAAP since the date of the previous financial statements delivered under clause (a) or (b) above which would affect the calculations under Section 6.12 or 6.13 or any other limitation contained in this agreement, a reconciliation between calculations of such covenant or limitation made before and after giving effect to such change in GAAP; provided, however, that if the Borrower in good faith regards the extent to which any such change in GAAP would affect such calculations as immaterial, it may, in lieu of providing such reconciliation, deliver at the same time as it delivers such certificate a written description of the applicable change in GAAP and shall be obligated to provide such reconciliation only if it is requested to do so by the Administrative Agent within ten (10) Business Days after delivery of such certificate (and if so requested, shall do so within ten (10) Business Days after such request (or such greater number of days to which the Administrative Agent may agree));

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be; and

(f) promptly following any request therefor, (x) such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request and (y) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

Documents required to be delivered pursuant to Sections 5.01(a), (b) or (e) (to the extent any such documents are included in materials otherwise filed with the Securities Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet or such documents become available on EDGAR; provided that the Borrower shall deliver paper or electronic copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver copies of such documents until a written request to cease delivering such copies is given by the Administrative Agent or such Lender. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery to it and maintaining its copies of such documents.

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event (or comparable event with respect to a Foreign Pension Plan) that, alone or together with any other ERISA Events (or comparable events with respect to a Foreign Pension Plan) that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $20,000,000;

(d) any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification;

(e) (i) the occurrence of any investigation or proposed investigation by the Pensions Regulator which may lead to the issue of a Financial Support Direction or a Contribution Notice to the Borrower, its ERISA Affiliates or any of their Subsidiaries and (ii) if it receives a Financial Support Direction or a Contribution Notice from the Pensions Regulator, in each case that could reasonably be expected to have a Material Adverse Effect; and

(f) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises required to carry on its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property necessary to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, (i) insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations and (ii) all insurance required pursuant to the Security Documents.

SECTION 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities sufficient to permit the preparation of the consolidated financial statements of the Borrower and its Subsidiaries in accordance with GAAP. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent, the Collateral Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested (and, in the case of any Lender, at such Lender’s expense). The Borrower acknowledges that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the Borrower and its Subsidiaries’ assets for internal use by the Administrative Agent and the Lenders.

SECTION 5.07. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrowers will maintain in effect and enforce policies and procedures designed to require compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.08. Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only for general corporate purposes, including, but not limited to, acquisitions permitted hereby, refinancing of indebtedness and working capital. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. The Borrowers will not request any Borrowing or Letter of Credit, and the Borrowers shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country in violation of any Sanctions, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.09. Further Assurances; etc. (a) The Borrower will, and will cause each of its Subsidiaries to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports, and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require to assure the creation and continuation of perfected security interests in the Collateral and as are generally consistent with the terms of this Agreement and the Security Documents. Furthermore, the Borrower will, and will cause its Subsidiaries to, deliver to the Collateral Agent such opinions of counsel and other related documents as may be reasonably requested by the Administrative Agent to assure compliance with this Section 5.09.

(b) The Borrower agrees that each action required by clause (a) of this Section 5.09 shall be completed as soon as reasonably practical, but in no event later than 30 days (or such greater number of days as the Administrative Agent may agree) after such action is requested to be taken by the Collateral Agent, the Administrative Agent or the Required Lenders.

SECTION 5.10. Ownership of Subsidiaries; etc. The Borrower will directly or indirectly own (a) in the case of any Person which becomes a Subsidiary after the date hereof, not less than the percentage of the Equity Interests of such Person directly or indirectly owned by the Borrower at the time such Person becomes a Subsidiary and (b) in each other case, 100% of the Equity Interests of each of its Subsidiaries except, in the case of Foreign Subsidiaries, director’s qualifying shares and/or other nominal amounts of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law; provided that the foregoing shall not prohibit any sale or other disposition of all of the Equity Interests in any Subsidiary held by the Borrower and its Subsidiaries made in accordance with Section 6.03.

SECTION 5.11. Additional Guarantors and Collateral.

(a) Effective upon any Domestic Subsidiary (which is not, as of the date hereof, a Material Subsidiary) becoming a Material Subsidiary (other than any SPC) or a Subsidiary Borrower, the Borrower shall cause such Domestic Subsidiary to, within thirty (30) days, or such longer period as the Administrative Agent may agree, after the delivery of the financial statements pursuant to Section 5.01(a) or (b) for the fiscal period at the end of which such Subsidiary becomes a Material Subsidiary (or, in the case of a Material Subsidiary acquired in a Permitted Acquisition, within thirty (30) days, or such longer period as the Administrative Agent may agree, after the closing of such Permitted Acquisition), (x) execute and deliver to the Administrative Agent for the benefit of the Secured Creditors a joinder to this Agreement (in the case of any Subsidiary Borrower) or the Subsidiary Guaranty (in the case of any Subsidiary Guarantor), (y) pledge to the Collateral Agent for the benefit of the Secured Creditors a first priority security interest in substantially all personal property owned by such Person pursuant to, and to the extent required by, security documents substantially similar to the Security Documents and (z) with respect to any such new Credit Party, deliver any other information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation. Notwithstanding the foregoing, (i) a Domestic Subsidiary which is not a Wholly-Owned Subsidiary and which would otherwise be required by the foregoing to become a guarantor and pledgor shall not be obligated to do so for so long as it is prohibited from doing so by its charter, bylaws or other constituent documents or by the contractual terms of its joint venture or other agreement with the minority shareholders of such Domestic Subsidiary, (ii) a Domestic Subsidiary which is a Subsidiary of a Foreign Subsidiary shall not be obligated to become a guarantor or a pledgor, and (iii) an SPC shall not be obligated to become a guarantor or pledgor. The Borrower shall promptly notify the Administrative Agent of (i) the time at which any such Domestic Subsidiary (other than any SPC) becomes a Material Subsidiary, (ii) where appropriate, of the applicability of the preceding sentence to a Domestic Subsidiary which is a Material Subsidiary and (iii) where applicable, of the preceding sentence ceasing to be a basis for such Domestic Subsidiary not becoming a guarantor and pledgor as provided above.

(b) Effective upon any Foreign Subsidiary of the Borrower or any Subsidiary Guarantor (which is not, as of the date hereof, a Material Foreign Subsidiary) becoming a Material Foreign Subsidiary or a Subsidiary Borrower, the Borrower shall, or shall cause the applicable Subsidiary Guarantor to, within thirty (30) days after the delivery of the financial statements pursuant to Section 5.01(a) or (b) for the fiscal period at the end of which such Subsidiary becomes a Material Foreign Subsidiary, pledge to the Collateral Agent for the benefit of the Secured Creditors a first priority security interest in the Equity Interests of such Material Foreign Subsidiary directly owned by such Person (up to 65% of the total voting Equity Interests (and 100% of the non-voting Equity Interests) of such Foreign Subsidiary in the aggregate) pursuant to a pledge agreement in form satisfactory to the Administrative Agent and provide such other documentation with respect thereto, including legal opinions, as the Administrative Agent may reasonably request. The Borrower shall promptly notify the Administrative Agent at any time any such Foreign Subsidiary becomes a Material Foreign Subsidiary.

(c) Notwithstanding anything in this Agreement or any other Credit Document to the contrary, in no event shall any Credit Party be required to execute or deliver any Security Document governed by the laws of any jurisdiction outside of the United States.

SECTION 5.12. People with Significant Control Regime.

(a) Each UK Borrower agrees that: (i) it shall not issue a PSC Notice to any Person unless required to do so by law; and (ii) it shall send a copy of any PSC Notice issued to any Person to the Administrative Agent within three Business Days of sending it to that Person.

(b) Each Borrower will, and will ensure each other Subsidiary will (a) within the relevant timeframe, comply with any notice it receives pursuant to Part 21A of the United Kingdom Companies Act 2006 from any Person incorporated in the United Kingdom whose Equity Interests are the subject to a Lien in favor of the Secured Creditors and (b) within three Business Days provide the Administrative Agent with a copy of such notice.

SECTION 5.13. Post-Closing Requirements. Not later than the dates set forth in Schedule 5.13 (or such later dates as the Administrative Agent shall agree in its sole discretion) or as otherwise required thereunder, the Borrowers shall take the actions set forth on Schedule 5.13.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) the Secured Obligations and any other Indebtedness created hereunder and the other Credit Documents;

(b) Indebtedness existing on the Effective Date and set forth in Schedule 6.01, and any extensions, renewals or replacements of any such Indebtedness and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(c) Indebtedness between and among the Borrower and the Subsidiary Guarantors and Indebtedness arising out of Guarantees by any such Person of the Indebtedness of any other such Person;

(d) Indebtedness between and among Subsidiaries which are not Subsidiary Guarantors and Indebtedness arising out of Guarantees by any such Person of the Indebtedness of any other such Person;

(e) (i) Indebtedness between and among the Borrower and its Subsidiaries and (ii) Indebtedness arising out of Guarantees by the Borrower or any Subsidiary of Indebtedness of the Borrower or any Subsidiary; provided, that no additional Indebtedness may be incurred pursuant to the foregoing clause (i) or (ii) if, after giving effect thereto, (A) the Leverage Ratio would be in excess of 3.25 to 1.00 and (B) the aggregate outstanding principal amount of Indebtedness incurred pursuant to this clause (e) would exceed an amount equal to $60,000,000;

(f) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that, except in the case of Capital Lease Obligations incurred pursuant to Section 6.10(b), (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (f) shall not exceed $60,000,000 at any time outstanding;

(g) Indebtedness of the Borrower or any Subsidiary; provided that the aggregate principal amount of Indebtedness permitted by this clause (g) shall not exceed $60,000,000 at any time outstanding;

(h) all reimbursement obligations of the Borrower or any Subsidiary arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments in respect of the obligations of such Person arising in the ordinary course of business;

(i) Indebtedness, including that of SPCs, incurred in connection with Permitted Securitizations in an aggregate outstanding amount not to exceed $250,000,000 at any time;

(j) Indebtedness arising under the Bond Financing Agreement not exceeding $20,000,000 in the aggregate at any time outstanding;

(k) Indebtedness incurred and owing to Avaya, Inc., IBM Credit Corporation or their respective Affiliates for the purpose of financing all or any part of the cost of acquiring inventory from such Person;

(l) Indebtedness of Foreign Subsidiaries in an aggregate principal amount not to exceed $60,000,000 at any time outstanding;

(m) Indebtedness incurred to pay premiums for insurance policies maintained by the Borrower or any of its Subsidiaries in the ordinary course of business not exceeding in aggregate the amount of such unpaid premiums;

(n) other unsecured Indebtedness or Guaranties of the Borrower and/or the Subsidiary Guarantors, in each case, as long as the Leverage Ratio, calculated giving effect thereto as of the time of incurrence, shall be less than or equal to 3.25 to 1.00; and

(o) other secured Indebtedness of the Borrower and/or the Subsidiary Guarantors; provided that the aggregate principal amount of Indebtedness outstanding at any time permitted by this clause (o) shall not exceed the greater of (i) $60,000,000 and (ii) an amount equal to 12.5% of Tangible Net Worth as of the most recent fiscal quarter end for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.01(a) or (b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (b), the most recent financial statements referred to in Section 3.04(a)), calculated on a pro forma basis for any Acquired Entity or Business acquired after such date and for any Disposed Company sold after such date.

For purposes of determining compliance with this Section 6.01, (x) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (o) above, the Borrower may, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that all Indebtedness outstanding under the Credit Documents will be deemed to have been incurred in reliance only on the exception in clause (a); (y) the principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased; and (z) in the case of Sections 6.01(e), 6.01(n) and 6.01(o), any Indebtedness incurred shall be deemed to comply with such Section if either (1) such Indebtedness complies with such Section on the date incurred or (2) in cases where such Indebtedness (to the extent in the nature of a Guarantee) is of a nature that it may fluctuate over time, if the maximum amount of such Indebtedness complies with such Section on the date such Indebtedness is made available, whether or not all of such Indebtedness is incurred on such date and regardless of fluctuations in the amount of such Indebtedness up to but not exceeding such maximum amount.

SECTION 6.02. Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Borrower or any Subsidiary existing on the Effective Date and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements (including any replacement incurred in respect thereof at the time of assumption thereof) thereof that do not increase the outstanding principal amount thereof;

(d) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (f) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary;

(e) Liens created pursuant to the Security Documents;

(f) Liens upon assets of an SPC granted in connection with a Permitted Securitization and customary backup Liens granted by originators of Receivables and related assets transferred to an SPC in accordance with a Permitted Securitization;

(g) Liens on Receivables securing Indebtedness permitted by Section 6.01(i);

(h) Liens on inventory acquired from Avaya, Inc., IBM Credit Corporation or their respective Affiliates securing Indebtedness permitted by Section 6.01(k);

(i) Liens of suppliers on the assets of Persons or businesses acquired after the date hereof; provided, however, that (i) such Liens shall secure only the purchase price of inventory purchased from such suppliers on customary commercial terms consistent with past practice, (ii) the Borrower shall use commercially reasonable efforts to avoid granting or permitting to exist such supplier Liens and (iii) in no event shall the aggregate amount secured by such Liens at any time exceed an amount equal to 10% of the book value of the total inventory of the Borrower and its Subsidiaries as of the most recent fiscal quarter end for which financial statements have been delivered pursuant to Section 5.01(a) or (b) prior to such time (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (b), the most recent financial statements referred to in Section 3.04(a)), calculated on a pro forma basis for any Acquired Entity or Business acquired after such date and for any Disposed Company sold after such date;

(j) the leases or subleases granted to others not interfering in any material respect with the business of the Borrower or any Subsidiary of the Borrower and any interest or title of a lessor under any lease (whether a capital lease or an operating lease) permitted by this Agreement;

(k) Liens arising from the granting of a lease or license to enter into or use any asset of the Borrower or any Subsidiary of the Borrower to any Person in the ordinary course of business of the Borrower or such Subsidiary that does not interfere in any material respect with the use or application by the Borrower or such Subsidiary of the asset subject to such license in the business of the Borrower or such Subsidiary;

(l) Liens attaching solely to cash earnest money deposits made by the Borrower or any Subsidiary Guarantor of the Borrower in connection with any letter of intent or purchase agreement entered into in connection with a Permitted Acquisition permitted hereunder;

(m) Liens on assets of Subsidiaries which are not Borrowers or Guarantors securing Indebtedness otherwise permitted by Section 6.01;

(n) Liens arising from precautionary UCC financing statements (or analogous personal property security filings or registrations in other jurisdictions) regarding operating leases;

(o) Liens on insurance policies and proceeds thereof to secure premiums thereunder;

(p) Liens relating solely to employee contributions withheld from pay imposed by applicable pension law;

(q) Liens on assets of Subsidiaries which are not Borrowers or Subsidiary Guarantors securing obligations not incurred in violation of this Agreement;

(r) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by the Borrower or any Subsidiary of the Borrower, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements;

(s) Liens resulting from progress payments or partial payments under United States government contracts or subcontracts in the ordinary course of business;

(t) Liens on Equity Interests issued by a joint venture of the Borrower or any of its Subsidiaries (but that is not a Subsidiary of the Borrower) securing Indebtedness of such joint venture permitted hereunder so long as such Indebtedness is recourse to the Borrower and/or its Subsidiaries solely to the extent of such Equity Interest and substantially similar Liens have been pledged by each other Person owning Equity Interests in such joint venture to secure such Indebtedness; and

(u) other Liens securing Indebtedness permitted by Section 6.01(o).

For purposes of determining compliance with Sections 6.02(o), any Lien incurred shall be deemed to comply with such Section if either (a) the Indebtedness secured by such Lien complies with such Section on the date incurred or (b) in cases where such Indebtedness (to the extent in the nature of a Guarantee) is of a nature that it may fluctuate over time, if the maximum amount of such Indebtedness complies with such Section on the date such Indebtedness is made available, whether or not all of such Indebtedness is incurred on such date and regardless of fluctuations in the amount of such Indebtedness up to but not exceeding such maximum amount. For all purposes hereunder, and without limiting any other provisions of this Section 6.02, (x) a Lien need not be incurred solely by reference to one category of Liens permitted by this Section 6.02 but may be incurred under any combination of such permitted categories (including in part under one such category and in part under any other such category), and (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Liens permitted by this Section 6.02, the Borrower or applicable Subsidiary may, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this Section 6.02.

SECTION 6.03. Fundamental Changes; Asset Dispositions.

(a) The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Subsidiary may merge or amalgamate into any Borrower in a transaction in which the Person surviving such merger or amalgamation is a Borrower, (iii) any Person (other than a Borrower) may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary (and, if either such Subsidiary is a Subsidiary Guarantor, then the surviving entity shall also be a Subsidiary Guarantor) and (iv) any Subsidiary (other than a Credit Party) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any such merger, or consolidation involving a Person that is not a Wholly-Owned Subsidiary immediately prior to such merger, or consolidation shall not be permitted unless also permitted by Section 6.04 or Section 6.03(b). Notwithstanding the foregoing, except as permitted by Section 6.03(b) hereof, no merger or consolidation involving a Subsidiary which is a Subsidiary Guarantor or which has pledged its assets as Collateral shall be permitted unless the surviving entity is also a Subsidiary Guarantor and/or pledges its assets as Collateral, as applicable.

(b) The Borrower will not, nor will it permit any Subsidiary to, make any Asset Disposition except for (i) Asset Dispositions among the Borrowers and one or more Domestic Subsidiaries or Subsidiary Guarantors or among any Domestic Subsidiaries or Subsidiary Guarantors, (ii) Asset Dispositions by Foreign Subsidiaries that are not Subsidiary Borrowers or Subsidiary Guarantors to the Borrower or any Subsidiary, (iii) Asset Dispositions permitted by Sections 6.04, 6.06 or 6.07, (iv) transfers of Receivables pursuant to, and in accordance with the terms of, a Permitted Securitization; provided that, the related Receivables Transaction Attributed Indebtedness shall be permitted by Section 6.01, (v) the sale and leaseback of property permitted under Section 6.10, (vi) other Asset Dispositions of property that, together with all other property of the Borrower and its Subsidiaries previously leased, sold or disposed of in Asset Dispositions made pursuant to this Section 6.03(b)(vi) during the four fiscal quarter period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the property of the Borrower and its Subsidiaries and (vii) transfers of Receivables pursuant to, and in accordance with the terms of, a Specified Customer Financing Program.

(c) The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than the business of the distribution and sale and/or lease of technology products and services and any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, such business.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger or consolidation with, any Person that was not a Wholly-Owned Subsidiary prior to such merger, or consolidation) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) substantially all of the assets of any other Person or any business unit of any other Person, except:

(a) Permitted Investments;

(b) investments (including investments in Subsidiaries) existing on the Effective Date and set forth on Schedule 6.04;

(c) loans or advances giving rise to Indebtedness permitted to be incurred under Sections 6.01(c), (d) or (e) and other investments which, if made in the form of a loan or advance, would give rise to Indebtedness permitted to be incurred under Sections 6.01(c), (d) or (e);

(d) (i) Guarantees constituting Indebtedness permitted by Section 6.01 and (ii) Guarantees by Borrower of trade and other obligations of Subsidiaries not constituting Indebtedness and incurred in the ordinary course of business;

(e) subject to the provisions of this Section 6.04(e) and the requirements contained in the definition of Permitted Acquisition, the Borrower and its Wholly-Owned Subsidiaries may from time to time effect Permitted Acquisitions, so long as: (i) no Default shall have occurred and be continuing at the time of the consummation of the proposed Permitted Acquisition or immediately after giving effect thereto; (ii) if the proposed Permitted Acquisition is for aggregate consideration of $75,000,000 or more (inclusive of reasonably anticipated (by the Borrower in good faith) earn-out payments associated with such Permitted Acquisition), the Borrower shall have given to the Administrative Agent written notice of such proposed Permitted Acquisition on the earlier of (x) the date on which the Permitted Acquisition is publicly announced and (y) ten (10) Business Days prior to consummation of such Permitted Acquisition (or such shorter period of time as may be reasonably acceptable to the Administrative Agent), which notice shall be executed by its chief financial officer or treasurer and shall describe in reasonable detail the principal terms and conditions of such Permitted Acquisition and shall certify that the Borrower, immediately before and immediately after giving effect to such Permitted Acquisition, will be in pro forma compliance with Sections 6.12 and 6.13; and (iii) the Leverage Ratio, calculated on a pro forma basis as if such Permitted Acquisition(s) had been made (and any related Indebtedness incurred) on the first day of the applicable computation period, shall be less than or equal to the maximum Leverage Ratio permitted under Section 6.12;

(f) routine advances to officers, directors and employees for travel, entertainment, relocation or other reimbursable expenses incurred in the ordinary course of business and to the extent permitted by applicable law;

(g) investments received in connection with the bankruptcy or reorganization of any Person and in settlement of obligations of, or disputes with, any Person arising in the ordinary course of business and upon foreclosure with respect to any secured investment or other transfer of title with respect to any secured investment;

(h) promissory notes and other non-cash consideration received in connection with Asset Dispositions permitted by Section 6.03 (including any such investment in an SPC in connection with a Permitted Securitization);

(i) investments in the ordinary course of business consisting of (i) endorsements for collection or deposit, (ii) customary trade arrangements with customers (including, but not limited to, advances of commissions made in the ordinary course of business) or (iii) deposit accounts or securities accounts opened in the ordinary course of business;

(j) [reserved];

(k) investments under Swap Agreements permitted by Section 6.05;

(l) advances of commissions to sales agents and partners in the ordinary course of business;

(m) other investments made so long as (i) no Default shall have occurred and be continuing at the time of the consummation thereof or immediately after giving effect thereto and (ii) the Leverage Ratio, calculated on a pro forma basis as if such investment had been made (and any related Indebtedness incurred) on the first day of the applicable computation period, shall be less than or equal to 3.25 to 1.00; and

(n) other investments in the aggregate at any time not exceeding $75,000,000.

For purposes of determining compliance with Sections 6.04(e), 6.04(m) and 6.04(n), any investment made shall be deemed to comply with such Section if either (a) such investment complies with such Section on the date made or (b) in cases where such investment is of a nature that it may fluctuate over time, if the maximum amount of such investment complies with such Section on the date the obligations to make such investment is entered into, whether or not all of such investment is made on such date and regardless of fluctuations in the amount of such investments up to but not exceeding such maximum amount. For purposes of determining compliance with this Section 6.04, and without limiting any other provision of this Section 6.04, in the event that any investment (or any portion thereof) meets the criteria of more than one of the categories of investments permitted by this Section 6.04, the Borrower or the applicable Subsidiary, may in its sole discretion, at the time of making such investment, divide, classify or reclassify, or at any later time divide, classify or reclassify, such investment (or any portion thereof) in any manner that complies with this Section 6.04.

SECTION 6.05. Swap Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

SECTION 6.06. Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare, pay or make, or agree to declare, pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (c) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries and (d) so long as no Default shall have occurred and be continuing either immediately prior to or immediately after giving effect thereto, the Borrower may make additional Restricted Payments in an aggregate amount in any fiscal year not in excess of an amount equal to 25% of the Borrower’s Tangible Net Worth as of the end of the most recent fiscal year for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.01(a) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a), the most recent annual financial statements referred to in Section 3.04(a)), calculated on a pro forma basis for any Acquired Entity or Business acquired after such date and for any Disposed Company sold after such date. For purposes of determining compliance with this Section 6.06, and without limiting any other provision of this Section 6.06, in the event that a Restricted Payment (or any portion thereof) meets the criteria of more than one of the categories of Restricted Payments permitted by this Section 6.06, the Borrower or the applicable Subsidiary, may in its sole discretion, at the time of declaring or making such Restricted Payment, or at any later time divide, classify or reclassify, such Restricted Payment (or any portion thereof) in any manner that complies with this Section 6.06.

SECTION 6.07. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties and pursuant to the reasonable requirements of the Borrower’s or its Subsidiaries’ business, (b) transactions between or among the Borrower, its Wholly-Owned Subsidiaries and the Subsidiary Guarantors (or, with respect to (i) transactions in an amount or fair market value of $20,000,000 or less for any single transaction or series of related transactions, (ii) transfer pricing arrangements in the ordinary course of business, (iii) allocation of selling, general and administrative expenses in the ordinary course of business, (iv) any transaction with an SPC in connection with a Permitted Securitization, or (v) ordinary-course administrative and other services, including, without limitation, any accounting, legal, treasury, credit and cash management, management, marketing, sales, labor, customer relations, indemnification, logistics, human resources, tax, insurance and procurement services, in each case in respect of clauses (i) through (v), transactions between or among the Borrower and its Subsidiaries) not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.06, (d) any incurrence of Indebtedness permitted by Section 6.01 or investment permitted by Section 6.04, (e) transactions with any Person that is an Affiliate solely by reason of the ownership by the Borrower or its Subsidiaries in the Equity Interest of such Person so long as such Person does not own, directly or indirectly, any Equity Interests of the Borrower, and (f) employment agreements and severance arrangements and health, disability and similar insurance or benefit plans between the Borrower and the Subsidiaries and their respective officers and employees (including management and employee benefit or incentive plans or agreements, phantom equity plans, subscription agreements or similar agreements pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with present or former employees, officers or directors and stock option or incentive plans and other compensation arrangements) in the ordinary course of business (including loans and advances pursuant to Section 6.04(f)) and any payments in respect thereof.

SECTION 6.08. Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Borrower, any Domestic Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets as security for the Obligations, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.08 and any extensions, renewals, amendments, modifications and replacements thereof (but shall apply to any extension, renewal, amendment, modification or replacement expanding the scope of (or increasing the amount of other Indebtedness having the benefit of) any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary (and the Equity Interest of such Subsidiary) that is to be sold and such sale is permitted hereunder, (iv) the foregoing shall not apply to customary restrictions on Receivables or on any SPC created in connection with any Permitted Securitization, (v) the foregoing shall not apply to restrictions with respect to the disposition or distribution of assets in joint venture agreements or other agreements with respect to Asset Dispositions permitted by Section 6.03, (vi) the foregoing shall not apply to the subordination of subrogation, contribution and similar claims contained in guaranties permitted hereunder, (vii) the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (viii) the foregoing shall not apply to the subordination of loans or advances owing by a Subsidiary to a subsidiary of such Subsidiary, (ix) clause (a) of the foregoing shall not apply to customary restrictions or conditions imposed by any agreement relating to Indebtedness permitted by Section 6.01(g), (n) or (o), (x) clause (b) of the foregoing shall not apply to restrictions contained in agreements governing intercompany Indebtedness permitted by Section 6.01 (provided that this clause (x) shall not be deemed to permit any restrictions on the ability of any Subsidiary to provide guarantees as and to the extent otherwise required by this Agreement or the other Credit Documents), (xi) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, (xii) the foregoing shall not apply to customary restrictions on cash deposits or other deposits imposed by customers under contracts entered into in the ordinary course of business and relating exclusively to such deposits, and (xiii) the foregoing shall not apply to encumbrances or restrictions in documents governing Indebtedness assumed or incurred under Section 6.01(l) or existing with respect to any Person or the property or assets of such Person acquired by the Borrower or any Subsidiary of the Borrower in an acquisition permitted hereunder; provided, further, that such encumbrances and restrictions permitted by this clause (xiii) are not applicable to any Person or the property or assets of any Person other than such acquired Person or the property or assets of such acquired Person, such restriction was not entered into in contemplation of such acquisition and the Borrower has determined in good faith that such restrictions could not reasonably be expected to impair the ability of the Credit Parties and their subsidiaries to meet their obligations.

SECTION 6.09. Subordinated Indebtedness; Certain Prepayments. The Borrower will not, and will not permit any Subsidiary to, make any amendment or modification to any indenture, note or other agreement evidencing or governing any Indebtedness which has been subordinated in right of payment to the Obligations or directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any such subordinated Indebtedness (except to the extent such subordinated Indebtedness is owing to the Borrower or any Subsidiary Guarantor). Without limiting the preceding sentence, so long as an Event of Default has occurred and is continuing, the Borrower will not, and will not permit any Subsidiary to, directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any single Indebtedness that constitutes a Material Indebtedness or collective Indebtedness that constitutes Material Indebtedness prior to the date when due (other than its obligations hereunder).

SECTION 6.10. Sale and Leaseback Transactions. The Borrower will not, nor will it permit any Subsidiary to, enter into any Sale and Leaseback Transaction other than (a) the sale and leaseback of real property so long as, giving effect thereto, the Borrower is in pro forma compliance with Sections 6.12 and 6.13 as of the time of incurrence and no Default exists or would result therefrom or (b) the sale and leaseback in the ordinary course of business of inventory held by the Borrower or its Subsidiaries for lease (or subscription or other similar arrangement) to their customers so long as the Leverage Ratio, calculated after giving effect thereto as of the time of incurrence, shall be less than or equal to 3.25 to 1.00.

SECTION 6.11. Fiscal Year. The Borrower shall not, nor shall it permit any Subsidiary to, change its fiscal year to end on any date other than June 30 of each year; provided, however, that the Borrower may change its fiscal year end to December 31.

SECTION 6.12. Maximum Leverage Ratio. The Borrower will cause the Leverage Ratio to be less than or equal to 3.50 to 1.00 at all times; provided that (x) so long as no Event of Default exists at such time or would result therefrom, the Borrower may, not more than two times during the term of this Agreement, elect to increase the maximum Leverage Ratio permitted under this Section 6.12 to 3.75 to 1.00 for a period of four consecutive fiscal quarters in connection with a Material Acquisition occurring during the first of such four fiscal quarters (each such period of four consecutive fiscal quarters, an “Adjusted Covenant Period”) and (y) notwithstanding the foregoing clause (x), the Borrower may not elect a new Adjusted Covenant Period for at least two (2) full fiscal quarters following the end of another Adjusted Covenant Period.

SECTION 6.13. Minimum Interest Coverage Ratio. The Borrower will cause the Interest Coverage Ratio as of the end of each fiscal quarter of the Borrower to be no less than 3.00:1.00.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. The following events shall each constitute an “Events of Default” hereunder:

(a) any of the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement or any cash collateral amount due pursuant to Section 2.06(j) when and as the same shall become due and payable and in the Agreed Currency required hereunder, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any of the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Credit Document, when and as the same shall become due and payable and in the Agreed Currency required hereunder, and such failure shall continue unremedied for a period of five days;

(c) any representation or warranty made or deemed made by or on behalf of any Borrower or any Subsidiary in or in connection with this Agreement or any other Credit Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Credit Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to any Borrower’s existence), 5.08 or 5.13 or in Article VI or X;

(e) any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Credit Document, and such failure shall continue unremedied for a period of 30 days after the earlier of (i) the first day on which any executive officer of a Credit Party has knowledge of such failure or (ii) the date written notice thereof has been given to the Borrower by the Administrative Agent (which notice will be given at the request of any Lender);

(f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, and such failure continues beyond any applicable grace or cure period;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that (any applicable grace or cure period having expired) enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, winding-up, administration, reorganization, voluntary arrangement, scheme of arrangement or other relief in respect of the Borrower, any Credit Party, any Material Subsidiary or any Material Foreign Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, administration, receivership or similar law now or hereafter in effect or (ii) the appointment of a liquidator, receiver, trustee, custodian, sequestrator, conservator, administrator, administrative receiver, administrator, compulsory manager or similar official for the Borrower, any Credit Party, any Material Subsidiary or any Material Foreign Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower, any Credit Party, any Material Subsidiary or any Material Foreign Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, winding-up, administration, reorganization, voluntary arrangement, scheme of arrangement or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 7.01, (iii) apply for or consent to the appointment of a liquidator, receiver, trustee, custodian, sequestrator, conservator, administrator, administrative receiver, administrator, compulsory manager or similar official for the Borrower, any Credit Party, any Material Subsidiary or any Material Foreign Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment, composition, compromise or arrangement for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower, any Credit Party, any Material Subsidiary or any Material Foreign Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $20,000,000 shall be rendered against the Borrower, any Material Subsidiary, any Material Foreign Subsidiary, any Subsidiary Guarantor or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower, any Material Subsidiary, any Material Foreign Subsidiary, any Subsidiary Guarantor to enforce any such judgment;

(l) (i) an ERISA Event (or comparable event with respect to a Foreign Pension Plan) shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events (or comparable events with respect to a Foreign Pension Plan) that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $20,000,000 or (ii) the Borrower or any of its Subsidiaries shall have been notified that any of them has, in relation to a Foreign Pension Plan, incurred a debt or other liability under section 75 or 75A of the United Kingdom Pensions Act 1995, or has been issued with a Contribution Notice or Financial Support Direction, or otherwise is liable to pay an amount, when aggregated with all other amounts required to be paid to Foreign Pension Plans by the Borrower or any other ERISA Affiliate, exceeding the Dollar Equivalent of $20,000,000;

(m) a Change in Control shall occur;

(n) except as otherwise provided in this Agreement, the Parent Guaranty, the Subsidiary Guaranty or any provisions thereof shall cease to be in full force or effect as to the Borrower or any Subsidiary Guarantor, or the Borrower, any Subsidiary Guarantor or any Person acting for or on behalf of the Borrower or any Subsidiary Guarantor shall deny or disaffirm the Borrower’s or such Subsidiary Guarantor’s obligations under the Parent Guaranty or the Subsidiary Guaranty, as applicable;

(o) any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby, or any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default shall continue beyond the period of grace, if any, specifically applicable thereto pursuant to the terms of such Security Document;

(p) a UK Insolvency Event shall occur in respect of any UK Borrower or any UK Subsidiary, or any other UK Relevant Entity; or

(q) any material provision of any Credit Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations, ceases to be in full force and effect; or any Credit Party contests in writing the validity or enforceability of any provision of any Credit Document; or any Credit Party denies in writing that it has any or further liability or obligation under any Credit Document, or purports in writing to revoke, terminate or rescind any Credit Document.

SECTION 7.02. Remedies Upon an Event of Default. If an Event of Default occurs (other than an event with respect to any of the Borrowers described in Section 7.01(h), (i) or (p)), and at any time thereafter during the continuance of such Event of Default, the Administrative Agent may with the consent of the Required Lenders, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times:

(a) terminate the Commitments, and thereupon the Commitments shall terminate immediately;

(b) declare the Loans then outstanding to be due and payable in whole (or in part, but ratably as among the Loans at the time outstanding, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Secured Obligations of the Borrowers accrued hereunder and under the other Credit Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers;

(c) require cash collateral for the LC Exposure as required in Section 2.06(j) hereof; and

(d) exercise on behalf of itself, the Lenders and the Issuing Banks all rights and remedies available to it, the Lenders and the Issuing Banks under the Credit Documents and applicable law.

If an Event of Default described in Sections 7.01(h), (i) or (p) occurs with respect to any Borrower, the Commitments shall automatically terminate and the principal of the Loans then outstanding and cash collateral for the LC Exposure, together with accrued interest thereon and all fees and other Secured Obligations accrued hereunder and under the other Credit Documents, including any break funding payment, shall automatically become due and payable, and the obligations of the Borrowers to cash collateralize the LC Exposure as provided in clause (c) above shall automatically become effective, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

In addition to any other rights and remedies granted to the Agents and the Lenders in the Credit Documents, the Agents on behalf of the Secured Creditors may exercise all rights and remedies of a secured party under the UCC or any other applicable law. Without limiting the generality of the foregoing, each Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Credit Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived by each Borrower on behalf of itself and its Subsidiaries), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, or consent to the use by any Credit Party of any cash collateral arising in respect of the Collateral on such terms as the applicable Agent deems reasonable, and/or may forthwith sell, lease, assign give an option or options to purchase or otherwise dispose of and deliver, or acquire by credit bid on behalf of the Lenders, the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the any Agent or any Lender or elsewhere, upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery, all without assumption of any credit risk. Any Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Credit Party, which right or equity is hereby waived and released by each Borrower on behalf of itself and its Subsidiaries. Each Borrower further agrees on behalf of itself and its Subsidiaries, at the applicable Agent’s request, to assemble the Collateral and make it available to the Agents at places which the Agents shall reasonably select, whether at the premises of a Borrower, another Credit Party or elsewhere. The Agents shall apply the net proceeds of any action taken by it pursuant to this Article VII, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any other way relating to the Collateral or the rights of the Agents and the Lenders hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the obligations of the Credit Parties under the Credit Documents, in such order as the Administrative Agent may elect, and only after such application and after the payment by the Agents of any other amount required by any provision of law, including Section 9-615(a)(3) of the UCC, need the Administrative Agent account for the surplus, if any, to any Credit Party. To the extent permitted by applicable law, each Borrower on behalf of itself and its Subsidiaries waives all claims, damages and demands it may acquire against any Agent or any Lender arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

SECTION 7.03. Application of Payments. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Administrative Agent by the Borrower or the Required Lenders:

(a) all payments received on account of the Secured Obligations shall be applied by the Administrative Agent as follows:

(i) first, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts payable to the Administrative Agent (including fees and disbursements and other charges of counsel to the Administrative Agent payable under Section 9.03 and amounts pursuant to Section 2.12 payable to the Administrative Agent in its capacity as such);

(ii) second, to payment of that portion of the Secured Obligations constituting fees, expenses, indemnities and other amounts (other than principal, reimbursement obligations in respect of LC Disbursements, interest and Letter of Credit fees) payable to the Lenders and the Issuing Banks (including fees and disbursements and other charges of counsel to the Lenders and the Issuing Banks payable under Section 9.03) arising under the Credit Documents, ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;

(iii) third, to payment of that portion of the Secured Obligations constituting accrued and unpaid Letter of Credit fees and charges and interest on the Loans and unreimbursed LC Disbursements, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause (iii) payable to them;

(iv) fourth, (A) to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, unreimbursed LC Disbursements and (B) to cash collateralize that portion of LC Exposure comprising the undrawn amount of Letters of Credit to the extent not otherwise cash collateralized by the applicable Borrower pursuant to Section 2.06, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause (iv) payable to them; provided that (x) any such amounts applied pursuant to subclause (B) above shall be paid to the Administrative Agent for the ratable account of the applicable Issuing Bank to cash collateralize Secured Obligations in respect of Letters of Credit, (y) subject to Section 2.06, amounts used to cash collateralize the aggregate amount of Letters of Credit pursuant to this clause (iv) shall be used to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit (without any pending drawings), the pro rata share of cash collateral shall be distributed to the other Secured Obligations, if any, in the order set forth in this Section 7.03;

(v) fifth, to the payment in full of all other Secured Obligations, in each case ratably among the Administrative Agent, the Lenders and the Issuing Banks based upon the respective aggregate amounts of all such Secured Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(vi) finally, the balance, if any, after all Secured Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by law; and

(b) if any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired (without any pending drawings), such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above.

ARTICLE VIII

The Administrative Agent

SECTION 8.01. Authorization and Action. (a) Each Lender, on behalf of itself and any of its Affiliates that are Secured Creditors, and each Issuing Bank hereby irrevocably (i) appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent under the Credit Documents, (ii) appoints the entity named as Collateral

Agent in this Agreement and its successors and assigns to serve as the collateral agent under the Credit Documents and (iii) each Lender and Issuing Bank authorizes each such Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Credit Documents as are delegated to such Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and Issuing Bank hereby authorizes each Agent to execute and deliver, and to perform its obligations under, each of the Credit Documents to which such Agent is a party, and to exercise all rights, powers and remedies that such Agent may have under such Credit Documents.

(b) As to any matters not expressly provided for herein and in the other Credit Documents (including enforcement or collection), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Credit Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and the Issuing Bank; provided, however, that no Agent shall be required to take any action that (i) such Agent in good faith believes exposes it to liability unless such Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (ii) is contrary to this Agreement or any other Credit Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that any Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Credit Documents, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require any Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c) In performing its functions and duties hereunder and under the other Credit Documents, each Agent is acting solely on behalf of the Lenders and the Issuing Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(i) each of the Agents does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuing Bank or holder of any other obligation other than as expressly set forth herein and in the other Credit Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Credit Document with reference to any Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against any Agent based on an alleged breach of fiduciary duty by such Agent in connection with this Agreement and the transactions contemplated hereby;

(ii) where any Agent is required or deemed to act as a trustee in respect of any pledged Equity Interests over which a security interest has been created pursuant to a Credit Document expressed to be governed by the laws of England and Wales or The Netherlands, or is required or deemed to hold any Collateral “on trust” pursuant to the foregoing, the obligations and liabilities of such Agent to the holders of the Obligations in its capacity as trustee shall be excluded to the fullest extent permitted by applicable law;

(iii) to the extent that English law is applicable to the duties of any Agent under any of the Credit Documents, Section 1 of the Trustee Act 2000 of the United Kingdom shall not apply to the duties of such Agent in relation to the trusts constituted by that Credit Document; where there are inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 of the United Kingdom and the provisions of this Agreement or such Credit Document, the provisions of this Agreement shall, to the extent permitted by applicable law, prevail and, in the case of any inconsistency with the Trustee Act 2000 of the United Kingdom, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act; and

(iv) nothing in this Agreement or any Credit Document shall require any Agent to account to any Lender for any sum or the profit element of any sum received by such Agent for its own account;

(d) Each Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. No Agent shall be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e) None of any Co-Syndication Agent, the Documentation Agent or any Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Credit Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(f) In case of the pendency of any proceeding with respect to any Credit Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, each Agent (irrespective of whether the principal of any Loan or any other obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether such Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Agents (including any claim under Sections 2.12, 2.13, 2.15, 2.17 and 9.03) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each Issuing Bank and each other Secured Creditor to make such payments to the Agents and, in the event that the applicable Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank or the other Secured Creditors, to pay to such Agent any amount due to it, in its capacity as an Agent, under the Credit Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize any Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize any Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

(g) The provisions of this Article are solely for the benefit of the Agents, the Lenders and the Issuing Banks, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of any Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Secured Creditor, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Guarantees of the Obligations provided under the Credit Documents, to have agreed to the provisions of this Article.

SECTION 8.02. Agent Reliance, Indemnification, Etc. (a) No Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, any Agent or any of its Related Parties under or in connection with this Agreement or the other Credit Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the applicable Agent shall believe in good faith to be necessary, under the circumstances as provided in the Credit Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document (including, for the avoidance of doubt, in connection with any Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Credit Party to perform its obligations hereunder or thereunder.

(b) No Agent shall be deemed to have knowledge of any (x) notice of any of the events or circumstances set forth or described in Section 5.02 unless and until written notice thereof stating that it is a “notice under Section 5.02” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Borrower, or (y) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the applicable Agent by a Borrower, a Lender or the Issuing Bank, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Credit Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Credit Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Credit Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Credit Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the applicable Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the applicable Agent, or (vi) the creation, perfection or priority of Liens on the Collateral. Notwithstanding anything herein to the contrary, no Agent shall be liable for, or be responsible for any claim, liability, loss, cost or expense suffered by any Borrower, any Subsidiary, any Lender or any Issuing Bank as a result of, any determination of the Revolving Credit Exposure, any of the component amounts thereof or any portion thereof attributable to each Lender or Issuing Bank, or any Dollar Equivalent or Foreign Currency Equivalent.

(c) Without limiting the foregoing, each Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrowers), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of any Credit Party in connection with this Agreement or any other Credit Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless the applicable Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Credit Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Credit Documents for being the maker thereof).

SECTION 8.03. Posting of Communications. (a) Each Borrower agrees that each Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Bank by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, the Issuing Bank and each Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, the Issuing Bank and each Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY,

FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL ANY AGENT, ANY ARRANGER, THE DOCUMENTATION AGENT, ANY CO-SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY CREDIT PARTY, ANY LENDER, THE ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY CREDIT PARTY’S OR ANY AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Credit Party pursuant to any Credit Document or the transactions contemplated therein which is distributed by any Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d) Each Lender and Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender and Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e) Each of the Lenders, the Issuing Bank and each Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f) Nothing herein shall prejudice the right of any Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

SECTION 8.04. Agent Individually. With respect to its Commitment, Loans (including Swingline Loans), Issuing Bank Sublimits and Letters of Credit, the Person serving as an Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Bank, as the case may be. The terms “Issuing Bank”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity as a Lender, Issuing Bank or as one of the Required Lenders, as applicable. The Person serving as an Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, any Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as such Agent and without any duty to account therefor to the Lenders or the Issuing Bank.

SECTION 8.05. Successor Administrative Agent. (a) The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the Issuing Bank and the Borrower, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint, in consultation with the Borrower, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, and in consultation with the Borrower, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Credit Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Credit Documents.

(b) Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Bank and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Creditors, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Creditors, and continue to be entitled to the rights set forth in such Collateral Document and Credit Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest); and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Credit Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article, Section 2.17(d) and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Credit Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (i) above.

(c) The terms and conditions of this Section 8.05 shall apply equally to the Collateral Agent, mutatis mutandis.

SECTION 8.06. Acknowledgments of Lenders and Issuing Bank. (a) Each Lender represents and warrants that (i) the Credit Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, in each case, in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon any Agent, any Arranger, any Co-Syndication Agent, the Documentation Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender also acknowledges that it will, independently and without reliance upon any Agent, any Arranger, any Co-Syndication Agent, the Documentation Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrowers and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

(i) Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Credit Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be delivered to, or be approved by or satisfactory to, the Agents or the Lenders on the Effective Date or the effective date of any such Assignment and Assumption or any other Credit Document pursuant to which it shall have become a Lender hereunder

(b) (i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.06(c) shall be conclusive, absent manifest error.

(ii) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii) The Borrower and each other Credit Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Credit Party.

(iv) Each party’s obligations under this Section 8.06(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Credit Document.

SECTION 8.07. Collateral Matters. (a) Except with respect to the exercise of setoff rights in accordance with Section 9.08 or with respect to a Secured Creditor’s right to file a proof of claim in an insolvency proceeding, no Secured Creditor shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Credit Documents may be exercised solely by the applicable Agent on behalf of the Secured Creditors in accordance with the terms thereof. In its capacity, each Agent is a “representative” of the Secured Creditors within the meaning of the term “secured party” as defined in the UCC. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, each Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Credit Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Collateral Agent on behalf of the Secured Creditors.

(b) In furtherance of the foregoing and not in limitation thereof, no arrangements in respect of Banking Services the obligations under which constitute Secured Obligations and no Swap Agreement the obligations under which constitute Secured Obligations, will create (or be deemed to create) in favor of any Secured Creditor that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Credit Party under any Credit Document. By accepting the benefits of the Collateral, each Secured Creditor that is a party to any Banking Services Agreement or Swap Agreement in respect of Swap Obligations, as applicable, shall be deemed to have appointed the Administrative Agent to serve as administrative agent and the Collateral Agent to serve as collateral agent under the Credit Documents and agreed to be bound by the Credit Documents as a Secured Creditor thereunder, subject to the limitations set forth in this paragraph.

(c) No Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the applicable Agent’s Lien thereon or any certificate prepared by any Credit Party in connection therewith, nor shall any Agent be responsible or liable to the Lenders or any other Secured Creditor for any failure to monitor or maintain any portion of the Collateral.

(d) Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Collateral Agent and the Secured Creditors, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control. Should any Lender (other than the Collateral Agent) obtain possession or control of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

SECTION 8.08. Credit Bidding. The Secured Creditors hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders and on behalf of the Secured Creditors and the Collateral Agent, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Credit Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Creditors shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Creditors’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Creditors, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Creditor or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Creditors pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Creditor or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Creditor are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Creditor shall execute such documents and provide such information regarding the Secured Creditor (and/or any designee of the Secured Creditor which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

SECTION 8.09. Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, each Agent, each Arranger and their respective Affiliates, and, solely for purposes of Section 3.21 hereof, to and for the benefit of any Borrower, any Subsidiary of Borrower or any other Credit Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, each Agent, each Arranger and their respective Affiliates, and, solely for purposes of Section 3.21 hereof, to and for the benefit of any Borrower, any Subsidiary of Borrower or any other Credit Party, that none of the Agents, or any Arranger, any Co-Syndication Agent, the Documentation Agent or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by any Agent under this Agreement, any Credit Document or any documents related hereto or thereto).

(c) Each Agent, each Arranger, each Co-Syndication Agent and the Documentation Agent hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Credit Documents (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Credit Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 8.10. Flood Laws. JPMorgan has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and related legislation (the “Flood Laws”). JPMorgan, as administrative agent or collateral agent on a syndicated facility, will post on the applicable electronic platform (or otherwise distribute to each Lender in the syndicate) documents that it receives in connection with the Flood Laws. However, JPMorgan reminds each Lender and Participant in the facility that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or Participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by electronic transmission, as follows:

(i) if to the Borrower or any Subsidiary Borrower, to it at 6 Logue Court, Greenville, South Carolina 29615, Attention of Mary Gentry, Treasurer (Telecopy No. (864) 286-4938) (mary.gentry@scansource.com);

(ii) if to the Administrative Agent or JPMorgan in its capacity as a Swingline Lender, to it at JPMorgan Chase Bank, N.A., 10 South Dearborn, Floor L2, Suite IL1-0480, Chicago, IL, 60603-2300, Attention: Andrew Jeans, Phone No: 302-634-3190, Fax No: 888-499-5663, Email: Andrew.Jeans@chase.com, with copy(s) to: JPMorgan Chase Bank, N.A., Middle Market Servicing, 10 South Dearborn, Floor L2, Suite IL1-0480, Chicago, IL, 60603-2300, Attention: Commercial Banking Group, Fax No: (844) 490-5663, Email: jpm.agency.cri@jpmorgan.com and jpm.agency.servicing.1@jpmorgan.com;

(iii) if to JPMorgan in its capacity as an Issuing Bank, to JPMorgan Chase Bank, N.A., 10 South Dearborn Street, Floor L-2, Suite IL1-0480, Chicago, IL 60603-2300, Attention of LC Agency Team (Telephone No. 1- (800) 364-1969) (Telecopy No. 1- (856) 294-5267) (Email: Chicago.LC.Agency.Activity.Team@jpmchase.com), with a copy to JPMorgan Chase Bank, N.A., 10 South Dearborn Street, Floor L-2, Suite IL1-0480, Chicago, IL 60603-2300, Attention of Loan & Agency Services Group, Attention of Andrew Jeans (Phone No: 302-634-3190, Fax No: 888-499-5663) (Email: Andrew.Jeans@chase.com); and

(iv) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through Approved Electronic Platforms, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by using Approved Electronic Platforms pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. References elsewhere in this Agreement to delivery of notices or other communications to the Administrative Agent by “electronic communication” shall mean electronic communications approved as contemplated by the preceding sentence.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under any other Credit Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Credit Document or consent to any departure by any Credit Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Except as provided in Sections 2.09 and 2.14, neither this Agreement, any other Credit Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders (and, in each case, amendments or modifications entered into by the Borrower shall be effective without the separate approval of any other Credit Party); provided that a waiver by the Lenders only of their rights shall not require the consent of the Borrower and further provided that no such agreement shall:

(i) increase the Commitment of any Lender without the written consent of such Lender,

(ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender affected thereby (except that any amendment or modification of the financial covenants in this Agreement (or defined terms used in the financial covenants in this Agreement) shall not constitute a reduction in the rate of interest or fees for purposes of this clause (ii)),

(iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby,

(iv) change Section 2.18(b) or (c), or any other provision of this Agreement that provides for the pro rata treatment of the Lenders or the ratable reduction of Commitments, in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender,

(v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, or the provisions of Section 9.17, without the written consent of each Lender (it being understood that, solely with the consent of the parties prescribed by Section 2.09 to be parties to an Incremental Term Loan Amendment, Incremental Term Loans may be included in the determination of Required Lenders on substantially the same basis as the Commitments and the Revolving Loans are included on the Effective Date),

(vi) (A) release all or substantially all of the Collateral, (B) release the Borrower from its obligations hereunder or under any other Credit Document to which it is a party, (C) release any Subsidiary Borrower from its obligations hereunder or under any other Credit Document to which it is a party (except as otherwise permitted under this Agreement), or (D) except in connection with a transaction permitted by Section 6.03 or as contemplated by Section 9.22, release any Subsidiary Guarantor (which at the time of such release is a Material Subsidiary) from its obligations under the Subsidiary Guaranty or any Security Document, in each case, without the written consent of each Lender; provided, however, that the release of a Subsidiary Guarantor which is primarily engaged in the leasing business shall require only the approval of the Required Lenders, whether or not such Subsidiary Guarantor is a Material Subsidiary,

(vii) change the payment waterfall provisions of Section 2.18(b), 2.22(b) or 7.03 without the written consent of each Lender, or

(viii) subordinate substantially all of the Liens on the Collateral or subordinate the right of payment of the Secured Obligations without the written consent of each Lender, except, in each case, to the extent each Lender is offered the opportunity to provide its pro rata share of the priming Indebtedness on the same terms (other than bona fide backstop fees, any arrangement or restructuring fees and reimbursement of expenses), provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lenders hereunder without the prior written consent of the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lenders, as the case may be and, without limiting the foregoing, Section 2.22 shall not be amended or modified without the consent of each of such parties; provided further that no such agreement shall amend or modify the provisions of Section 2.06 or any Letter of Credit Agreement or any letter of credit application and any bilateral agreement between the Applicable Borrower and the Issuing Bank regarding the Issuing Bank’s Issuing Bank Sublimit or the respective rights and obligations between the Applicable Borrower and the Issuing Bank in connection with the issuance of Letters of Credit without the prior written consent of the Administrative Agent and the Issuing Bank, respectively. Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be directly affected by such amendment, waiver or other modification.

Notwithstanding the foregoing, upon the execution and delivery of all documentation required by Section 2.09(d) to be delivered in connection with an increase to the aggregate Commitments, the Administrative Agent, the Borrower and the new or existing Lenders whose Commitments have been affected may and shall enter into an amendment hereof (which shall be binding on all parties hereto and the new Lenders) solely for the purpose of reflecting in the definition of Required Lenders and as otherwise deemed appropriate by the Administrative Agent and the Borrower any new Lenders and their new Commitments and any increase in the Commitment of any existing Lender. For the avoidance of doubt, an amendment of the definition of “Revolving Credit Exposure” in connection with a future amendment hereof incorporating the concept of alternate currency tranches or an alternate currency fronting arrangement shall not be deemed an amendment of the definition of “Required Lenders” subject to clause (v) above.

Notwithstanding the foregoing, no amendment or amendment and restatement of this Agreement which is in all other respects approved by the Lenders in accordance with this Section 9.02 shall require the consent or approval of any Lender (i) which immediately after giving effect to such amendment or amendment and restatement, shall have no Commitment or other obligation to maintain or extend credit under this Agreement (as so amended or amended and restated), including, without limitation, any obligation in respect of any drawing under or participation in any Letter of Credit and (ii) which, substantially contemporaneously with the effectiveness of such amendment or amendment and restatement, is paid in full all amounts owing to it hereunder (including, without limitation principal, interest and fees, but excluding unmatured contingent obligations). From and after the effectiveness of any such amendment or amendment and restatement, any such Lender shall be deemed to no longer be a “Lender” hereunder or a party hereto; provided, that any such Lender shall retain the benefit of indemnification and other provisions hereof which, by the terms hereof would survive a termination of this Agreement.

Notwithstanding anything to the contrary contained herein, if the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Credit Document, then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

The Lenders hereby irrevocably authorize each Agent, at its option and in its sole discretion, to release any Liens granted to such Agent by the Credit Parties on any Collateral (i) upon the termination of all the Commitments, payment and satisfaction in full in cash of all Secured Obligations, (ii) constituting property (including receivables and related property in connection with a Permitted Securitization) being sold or disposed of (other than to the Borrower or to a Subsidiary thereof which is not an SPC) if the Borrower certifies to the Agents that the sale or disposition is made in compliance with the terms of this Agreement (and the Agents may rely conclusively on any such certificate, without further inquiry), (iii) constituting property leased to the Borrower or any Subsidiary under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Agents and the Lenders pursuant to Article VII. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by any Agent of documents in connection with any such release shall be without recourse to or warranty by any Agent. In addition, each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Creditors, irrevocably authorizes each Agent, at its option and in its discretion, (i) to subordinate any Lien on any assets granted to or held by such Agent under any Credit Document to the holder of any Lien on such property that is permitted by Section 6.02(b) or 6.02(d) (each as in effect on the date hereof) or (ii) in the event that the Borrower shall have advised the applicable Agent that, notwithstanding the use by the Borrower of commercially reasonable efforts to obtain the consent of such holder (but without the requirement to pay any sums to obtain such consent) to permit such Agent to retain its liens (on a subordinated basis as contemplated by clause (i) above), the holder of such other Indebtedness requires, as a condition to the extension of such credit, that the Liens on such assets granted to or held by such Agent under any Credit Document be released, to release such Agent’s Liens on such assets.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender (such fees of counsel limited to one firm of counsel and, if necessary, one firm of local counsel in each relevant jurisdiction plus additional counsel in the event of a perceived conflict), in connection with the enforcement or protection of its rights in connection with this Agreement or any other Credit Document, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Administrative Agent, the Collateral Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective Proceeding relating to any of the foregoing, whether or not such Proceeding is brought by the Borrower or any Subsidiary or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to (x) have resulted from (A) the gross negligence, bad faith or willful misconduct of such Indemnitee or (B) a material breach of such Indemnitee’s obligations under this Agreement or (y) have not resulted from an act or omission by the Borrower, any Subsidiary or any of their Affiliates and have been brought by an Indemnitee against any other Indemnitee (other than any claims against the Administrative Agent, the Collateral Agent, any Issuing Bank, any Swingline Lender, any Arranger, any Co-Syndication Agent, the Documentation Agent or any other similar role hereunder, in each case, in such capacity or in fulfilling such role hereunder). This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c) Each Lender severally agrees to pay any amount required to be paid by the Borrower under paragraph (a) or (b) of this Section 9.03 to the Administrative Agent, the Collateral Agent and each Revolving Lender severally agrees to pay to the Swingline Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Applicable Percentage in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), and agrees to indemnify and hold each Agent Indemnitee harmless from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent Indemnitee in its capacity as such; provided further that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d) To the extent permitted by applicable law, the Borrowers shall not assert, and hereby waive, any claim against any Indemnitee (i) for any Liabilities arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) in the absence of such Indemnitee’s gross negligence or willful misconduct as finally determined by the nonappealable decision of a court of competent jurisdiction or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this clause (d) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e) All amounts due under this Section 9.03 shall be payable not later than ten Business Days after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrowers may not assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower; provided that, the Borrower shall be deemed to have consented to an assignment of (x) all or a portion of the Term Loans unless it shall have objected thereto by written notice to the Administrative Agent within three (3) Business Days after having received notice thereof, and (y) all or a portion of the Revolving Loans and Commitments unless it shall have objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; provided further that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent; provided that (x) no consent of the Administrative Agent shall be required for an assignment of any Revolving Commitment or Revolving Loan to an assignee that is a Lender (other than a Defaulting Lender) with a Revolving Commitment immediately prior to giving effect to such assignment and (y) no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund;

(C) each Issuing Bank; provided that no consent of any Issuing Bank shall be required for an assignment of all or any portion of a Term Loan; and

(D) each Swingline Lender; provided that no consent of any Swingline Lender shall be required for an assignment of all or any portion of a Term Loan.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment and Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, in the case of a Term Loan, $500,000) unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500 (which may be waived by the Administrative Agent in its sole discretion); and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its affiliates, the Credit Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (d) the Borrower or any of its Affiliates; provided that, with respect to clause (c), such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of (and stated interest on) the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of, or notice to, the Borrowers, the Administrative Agent, the Collateral Agent, the Issuing Bank or any Swingline Lender, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f)

(it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (i) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (ii) shall not be entitled to receive any greater payment under Sections 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive or becomes entitled to receive. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17, 9.03 and 9.15 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness; Electronic Execution.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Credit Documents and any separate letter agreements with respect to (i) fees payable to the Administrative Agent and (ii) the reductions of the Issuing Bank Sublimit of any Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Credit Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Credit Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Credit Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Credit Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require any Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent any Agent has agreed to accept any Electronic Signature, each Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Credit Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of any Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each Credit Party hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Agents, the Lenders, the Borrower and the Credit Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Credit Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) each Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Credit Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Credit Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Credit Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Agent Indemnitee for any Liabilities arising solely from any Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower and/or any Credit Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any of the Borrowers against any of and all the Secured Obligations now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured or contingent or are owed to a branch office or Affiliate of such Lender or such Affiliate different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff; provided further that no such setoff shall be allowed to or for the credit or the account of the Borrower if such deposit or other obligation is with respect to or otherwise attributable to any Subsidiary Borrower that is a Foreign Subsidiary. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York. Each of the Lenders and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Credit Document, any claims brought against any Agent by any Lender or Secured Creditor relating to this Agreement, any other Credit Document, the Collateral or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Credit Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against any Agent or any of its Related Parties may only) be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Credit Document shall (i) affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Credit Parties or their respective properties in the courts of any jurisdiction, (ii) waive any statutory, regulatory, common law, or other rule, doctrine, legal restriction, provision or the like providing for the treatment of bank branches, bank agencies, or other bank offices as if they were separate juridical entities for certain purposes, including UCC Sections 4-106, 4-A-105(1)(b), and 5-116(b), UCP 600 Article 3 and ISP98 Rule 2.02, and URDG 758 Article 3(a), or (iii) affect which courts have or do not have personal jurisdiction over the issuing bank or beneficiary of any Letter of Credit or any advising bank, nominated bank or assignee of proceeds thereunder or proper venue with respect to any litigation arising out of or relating to such Letter of Credit with, or affecting the rights of, any Person not a party to this Agreement, whether or not such Letter of Credit contains its own jurisdiction submission clause.

(c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law. Each foreign Subsidiary Borrower appoints the Borrower as its agent for purposes of receipt of service of process in connection with the Credit Documents.

(e) References to the California Civil Code or the California Code of Civil Procedure shall not mean that California law is applicable to this Agreement.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Credit Document or any suit, action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THIS SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS AFFILIATES, THE CREDIT PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies such Person, which information includes the names and addresses of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Patriot Act.

SECTION 9.15. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower contained in this Section 9.15 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 9.16. Appointment of Borrower. Each Subsidiary Borrower hereby authorizes and empowers the Borrower to act as its representative and attorney-in-fact for the purposes of signing documents and giving and receiving notices (including borrowing requests and interest elections hereunder) and other communications in connection with this Agreement and the transactions contemplated hereby and for the purposes of modifying or amending any provision of this Agreement and further agrees that the Administrative Agent and each Lender may conclusively rely on the foregoing authorization.

SECTION 9.17. Application of Proceeds. After the exercise of remedies provided for in Article VII (or after the Loans have automatically become immediately due and payable), any proceeds of Collateral or other amounts received by the Administrative Agent or Collateral Agent in respect of the Obligations pursuant to the Credit Documents shall be applied in accordance with Section 7.03.

SECTION 9.18. California Judicial Reference. If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Agreement or any other Credit Document, (a) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee (who shall be a single active or retired judge) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision, provided that at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (b) without limiting the generality of Section 9.03, the Borrowers shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.

SECTION 9.19. Amendment and Restatement. (a) The parties to this Agreement agree that, on the Effective Date, the terms and provisions of the Original Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement. Neither the execution, delivery and acceptance of this Agreement nor any of the terms, covenants, conditions or other provisions set forth herein are intended, nor shall they be deemed or construed, to effect a novation of any liens or indebtedness or other obligations under the Original Credit Agreement or any other Credit Document (as defined in the Original Credit Agreement) or to pay, extinguish, release, satisfy or discharge (i) all or any part of the indebtedness or other obligations evidenced by the Original Credit Agreement, (ii) the liability of any Person under the Original Credit Agreement or the Credit Documents (as defined under the Original Credit Agreement) executed and delivered in connection therewith, (iii) the liability of any Person with respect to the Original Credit Agreement or any indebtedness or other obligations evidenced thereby, or (iv) any deeds of trust, mortgages, liens, security interests or contractual or legal rights securing all or any part of such indebtedness or other obligations. All “Loans” made, and “Obligations” incurred, under and as defined in the Original Credit Agreement which are outstanding on the Effective Date (and not terminated or otherwise repaid with the proceeds of any Loans made hereunder on the Effective Date) shall be re-evidenced as Loans and Obligations, respectively, under (and shall be governed by the terms of) this Agreement and the other Credit Documents.

(b) Without limiting the foregoing, upon the effectiveness of the amendment and restatement contemplated hereby on the Effective Date and except as otherwise expressly provided herein:

(i) all references in the “Credit Documents” (as defined in the Original Credit Agreement) to the “Administrative Agent”, the “Collateral Agent”, the “Credit Agreement” and the “Credit Documents” shall be deemed to refer to the Administrative Agent, the Collateral Agent, this Agreement and the Credit Documents;

(ii) the “Revolving Commitments” (as defined in the Original Credit Agreement) shall continue as Revolving Commitments hereunder as set forth on Schedule 2.01;

(iii) subject to Section 9.19(d) below and the reallocations and other related actions to occur on the Effective Date as contemplated hereby, (x) the “Revolving Loans” (as defined in the Original Credit Agreement) outstanding under the Original Credit Agreement, if any, shall continue as Revolving Loans hereunder and (y) the “Term Loans” (as defined in the Original Credit Agreement) outstanding under the Original Credit Agreement, if any, shall continue as and constitute Term Loans funded (or deemed funded) hereunder on the Effective Date;

(iv) the Administrative Agent shall make such reallocations, sales, assignments or other relevant actions in respect of the “Commitments” and “Credit Exposures” (each as defined in and in effect under the Original Credit Agreement) as are necessary in order that each Lender’s Credit Exposure hereunder reflects such Lender’s Applicable Percentage thereof on the Effective Date (and in no event exceeds each such Lender’s Commitment of the applicable Class hereunder), and the Borrower and each Lender that was a “Lender” under the Original Credit Agreement (constituting the “Required Lenders” under and as defined therein) hereby agrees (with effect immediately prior to the Effective Date) that (x) such reallocation, sales and assignments shall be deemed to have been effected by way of, and subject to the terms and conditions of, Assignment and Assumptions, without the payment of any related assignment fee, and no other documents or instruments shall be, or shall be required to be, executed in connection with such assignments (all of which are hereby waived), (y) such reallocation shall satisfy the assignment provisions of Sections 9.02 and 9.04 of the Original Credit Agreement and (z) in connection with such reallocation, sales, assignments or other relevant actions, the Borrower shall pay all interest and fees outstanding under the Original Credit Agreement and accrued to the date hereof to the Administrative Agent for the account of the Lenders party hereto, together with any losses, costs and expenses incurred by Lenders under Section 2.16 of the Original Credit Agreement; and

(v) each of the signatories hereto that is also a party to the Original Credit Agreement hereby consents to any of the actions described in the foregoing clause (iv) and agrees that any and all required notices and required notice periods under the Original Credit Agreement in connection with any of the actions described in the foregoing clause (iv) on the Effective Date are hereby waived and of no force and effect.

(c) Without limiting the foregoing, each Credit Party party hereto, as debtor, grantor, pledgor, guarantor, or another similar capacity in which such Credit Party grants liens or security interests in its properties or otherwise acts as a guarantor, joint or several obligor or other accommodation party, as the case may be, in each case under the “Credit Documents” as defined in the Original Credit Agreement, hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the “Credit Documents” as defined in the Original Credit Agreement to which it is a party and (ii) to the extent such Credit Party granted liens on or security interests in any of its properties pursuant to any of the “Credit Documents” as defined in the Original Credit Agreement, hereby ratifies and reaffirms such grant of security (and any filings with Governmental Authorities made in connection therewith) and confirms that such liens and security interests continue to secure the Obligations.

(d) All “Eurocurrency Loans” (as defined in the Original Credit Agreement) outstanding as of the date hereof shall be converted to either RFR Loans or Term Benchmark Loans (with an Interest Period designated by the Borrower) on the Effective Date. On the Effective Date, the Borrower shall pay all accrued and unpaid interest due on the “Eurocurrency Loans” outstanding under and as defined in the Original Credit Agreement immediately prior to the Effective Date.

(e) All indemnification obligations of the Borrower pursuant to the Original Credit Agreement (including any arising from a breach of the representations thereunder) shall survive the amendment and restatement of the Original Credit Agreement pursuant to this Agreement.

SECTION 9.20. No Fiduciary Duty, etc. Each of the Borrowers acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Specified Party will have any obligations except those obligations expressly set forth herein and in the other Credit Documents and each Specified Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrowers with respect to the Credit Documents and the transaction contemplated therein and not as a financial advisor or a fiduciary to, or an agent of, any of the Borrowers or any other person. Each of the Borrowers agrees that it will not assert any claim against any Specified Party based on an alleged breach of fiduciary duty by such Specified Party in connection with this Agreement and the transactions contemplated hereby. Additionally, each of the Borrowers acknowledges and agrees that no Specified Party is advising any Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrowers shall consult with their own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Specified Parties shall have no responsibility or liability to the Borrowers with respect thereto.

Each of the Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Specified Party is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Specified Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and its Subsidiaries and other companies with which the Borrower or its Subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Specified Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

In addition, each of the Borrowers acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Specified Party and its Affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower or any of its Subsidiaries may have conflicting interests regarding the transactions described herein and otherwise. No Specified Party will use confidential information obtained from the Borrower or any of its Subsidiaries by virtue of the transactions contemplated by the Credit Documents or its other relationships with you in connection with the performance by such Specified Party of services for other companies, and no Specified Party will furnish any such information to other companies. Each of the Borrowers also acknowledges, and acknowledges its Subsidiaries understanding, that no Specified Party has any obligation to use in connection with the transactions contemplated by the Credit Documents, or to furnish to the Borrower or any of its Subsidiaries, confidential information obtained from other companies.

SECTION 9.21. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 9.22. Releases of Subsidiary Guarantors.

(a) A Subsidiary Guarantor shall automatically be released from its obligations under the Subsidiary Guaranty and the other Credit Documents upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Guarantor ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. In connection with any termination or release pursuant to this Section, each Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Credit Party, at such Credit Party’s expense, all documents that such Credit Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by any Agent.

(b) Further, the Administrative Agent may (and is hereby irrevocably authorized by each Lender to), upon the request of the Borrower, release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty and the other Credit Documents if such Subsidiary Guarantor is no longer a Material Subsidiary.

(c) At such time as the principal and interest on the Loans, all LC Disbursements, the fees, expenses and other amounts payable under the Credit Documents and the other Secured Obligations (other than Swap Obligations, Banking Services Obligations, and other Obligations expressly stated to survive such payment and termination) shall have been paid in full in cash, the Commitments shall have been terminated and no Letters of Credit shall be outstanding (other than Letters of Credit which have been cash-collateralized or supported by a backstop letter of credit, in each case in an amount and form acceptable to the applicable Issuing Bank), the Subsidiary Guaranty and all obligations (other than those expressly stated to survive such termination) of each Subsidiary Guarantor thereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.

SECTION 9.23. Acknowledgement Regarding Any Supported QFCs. To the extent that the Credit Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

ARTICLE X

Cross-Guarantee

SECTION 10.01. In order to induce the Lenders to extend credit to the Borrowers hereunder and to induce the Lenders and their Affiliates to enter into extent Banking Services and Swap Agreement, but subject to Section 10.10, (x) the Borrower and each Subsidiary Borrower which is a Domestic Subsidiary hereby absolutely, irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Secured Obligations, and (y) each Subsidiary Borrower which is a Foreign Subsidiary hereby absolutely and irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Secured Obligations of each other Foreign Subsidiary. Each Borrower further agrees that the due and punctual payment of such Secured Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Secured Obligation. Each of the Borrowers hereby irrevocably and unconditionally agrees, jointly and severally with the other Borrowers, that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Administrative Agent, the Issuing Bank and the Lenders immediately on demand against any cost, loss or liability they incur as a result of any other Borrower or any of its Affiliates not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by such Borrower under this Article X on the date when it would have been due (but so that the amount payable by each Borrower under this indemnity will not exceed the amount which it would have had to pay under this Article X if the amount claimed had been recoverable on the basis of a guarantee).

SECTION 10.02. Each Borrower waives presentment to, demand of payment from and protest to any Borrower of any of the Secured Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of each Borrower hereunder shall not be affected by (a) the failure of the Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any right or remedy against any Borrower under the provisions of this Agreement, any other Credit Document or otherwise; (b) any extension or renewal of any of the Secured Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, or any other Credit Document or agreement; (d) any default, failure or delay, willful or otherwise, in the performance of any of the Secured Obligations; (e) the failure of the Administrative Agent to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Secured Obligations, if any; (f) any change in the corporate, partnership or other existence, structure or ownership of any Borrower or any other guarantor of any of the Secured Obligations; (g) the enforceability or validity of the Secured Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Secured Obligations or any part thereof, or any other invalidity or unenforceability relating to or against any Borrower or any other guarantor of any of the Secured Obligations, for any reason related to this Agreement, any Swap Agreement, any Banking Services Agreement, any other Credit Document, or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by such Borrower or any other guarantor of the Secured Obligations, of any of the Secured Obligations or otherwise affecting any term of any of the Secured Obligations; or (h) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of such Borrower or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of such Borrower to subrogation.

SECTION 10.03. Each Borrower further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Secured Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent, the Issuing Bank or any Lender to any balance of any deposit account or credit on the books of the Administrative Agent, the Issuing Bank or any Lender in favor of any Borrower or any other Person.

SECTION 10.04. The obligations of each Borrower hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Secured Obligations, any impossibility in the performance of any of the Secured Obligations or otherwise.

SECTION 10.05. Each Borrower further agrees that its obligations hereunder shall constitute a continuing and irrevocable guarantee of all Secured Obligations now or hereafter existing and shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Secured Obligation (including a payment effected through exercise of a right of setoff) is rescinded, or is or must otherwise be restored or returned by the Administrative Agent, the Issuing Bank or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise (including pursuant to any settlement entered into by a Secured Creditor in its discretion).

SECTION 10.06. In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent, the Issuing Bank or any Lender may have at law or in equity against any Borrower by virtue hereof, each Borrower, upon the failure of any other Borrower to pay any Secured Obligation guaranteed by it when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, hereby promises to and will, upon receipt of written demand by the Administrative Agent, the Issuing Bank or any Lender, forthwith pay, or cause to be paid, to the Administrative Agent, the Issuing Bank or any Lender in cash an amount equal to the unpaid principal amount of the Secured Obligations guaranteed by it then due, together with accrued and unpaid interest thereon. Each Borrower further agrees that if payment in respect of any Secured Obligation guaranteed by it shall be due in a currency other than Dollars and/or at a place of payment other than New York, Chicago or any other location as is designated by the Administrative Agent and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Secured Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of the Administrative Agent, the Issuing Bank or any Lender, disadvantageous to the Administrative Agent, the Issuing Bank or any Lender in any material respect, then, at the election of the Administrative Agent, such Borrower shall make payment of such Secured Obligation in Dollars (based upon the applicable Dollar Equivalent in effect on the date of payment) and/or in New York, Chicago or such other location as is designated by the Administrative Agent and, as a separate and independent obligation, shall indemnify the Administrative Agent, the Issuing Bank and any Lender against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

SECTION 10.07. Upon payment by any Borrower of any sums as provided above, all rights of such Borrower against any Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full in cash of all the Secured Obligations owed by such Borrower to the Administrative Agent, the Issuing Bank and the Lenders.

SECTION 10.08. Nothing shall discharge or satisfy the liability of any Borrower hereunder except the full performance and payment in cash of the Secured Obligations.

SECTION 10.09. (i) The Borrower and each Subsidiary Borrower which is a Domestic Subsidiary hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under this Article X, the Parent Guaranty or the Subsidiary Guaranty, as applicable, in respect of Specified Swap Obligations, and (ii) each Subsidiary Borrower which is a Foreign Subsidiary hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party which is a Foreign Subsidiary to honor all of its obligations under this Article X or the Subsidiary Guaranty in respect of Specified Swap Obligations, (provided, however, that each Borrower shall only be liable under this paragraph for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this paragraph or otherwise under this Article X voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Each Borrower intends that this paragraph constitute, and this paragraph shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 10.10. Notwithstanding anything to the contrary contained herein, in no event shall any payment under any Credit Document by a Subsidiary Borrower that is a Foreign Subsidiary or is a Subsidiary of a Foreign Subsidiary be for the account of any obligation of the Borrower or of any Domestic Subsidiary of the Borrower.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

SCANSOURCE, INC., as the Borrower

By:	/s/ Mary Gentry
Name: Mary Gentry
Title: Treasurer

Signature Page to Third Amended and Restated Credit Agreement

ScanSource, Inc., et al.

JPMORGAN CHASE BANK, N.A., individually as a Lender and as an Issuing Bank, as the Swingline Lender and as the Administrative Agent,

By:	/s/ Caitlin Stewart
Name: Caitlin Stewart
Title: Executive Director

Signature Page to Third Amended and Restated Credit Agreement

ScanSource, Inc., et al.

TD BANK, N.A., as a Co-Syndication Agent, as a Lender and as an Issuing Bank

By:	/s/ M. Bernadette Collins
Name: M. Bernadette Collins
Title: SVP

Signature Page to Third Amended and Restated Credit Agreement

ScanSource, Inc., et al.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Co-Syndication Agent, as a Lender and as an Issuing Bank

By:	/s/ Jay Kenney
Name: Jay Kenney
Title: Director

Signature Page to Third Amended and Restated Credit Agreement

ScanSource, Inc., et al.

PNC BANK, National Association, as Documentation Agent and as a Lender

By:	/s/ Stephanie Lalos
Name: Stephanie Lalos
Title: Vice President

Signature Page to Third Amended and Restated Credit Agreement

ScanSource, Inc., et al.

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Thomas M. Paulk
Name: Thomas M. Paulk
Title: Senior Vice President

Signature Page to Third Amended and Restated Credit Agreement

ScanSource, Inc., et al.

CITIBANK, N.A., as a Lender

By:	/s/ Janet Fung
Name: Janet Fung
Title: SVP

Signature Page to Third Amended and Restated Credit Agreement

ScanSource, Inc., et al.

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Alexander Wilson
Name: Alexander Wilson
Title: Assistant Vice President

Signature Page to Third Amended and Restated Credit Agreement

ScanSource, Inc., et al.

Schedule 1.01A

PRICING SCHEDULE

APPLICABLE RATE	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS
Term Benchmark Spread and RFR Spread	1.00%	1.25%	1.50%	1.75%
ABR Spread	0%	0.25%	0.50%	0.75%
Commitment Fee Rate	0.15%	0.20%	0.25%	0.30%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Financials” means the annual or quarterly financial statements of the Borrower delivered pursuant to Section 5.01 of this Agreement.

“Level I Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Leverage Ratio is less than 1.00 to 1.00.

“Level II Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status and (ii) the Leverage Ratio is less than 1.50 to 1.00.

“Level III Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Leverage Ratio is less than 2.25 to 1.00.

“Level IV Status” exists at any date if the Borrower has not qualified for Level I Status, Level II Status or Level III Status.

“Status” means Level I Status, Level II Status, Level III Status or Level IV Status.

The Applicable Rate shall be determined in accordance with the foregoing table based on the Borrower’s Status as reflected in the then most recent Financials. Adjustments, if any, to the Applicable Rate shall be effective five Business Days after the Administrative Agent has received the applicable Financials. If the Borrower fails to deliver the Financials to the Administrative Agent at the time required pursuant to this Agreement, then the Applicable Rate shall be the highest Applicable Rate set forth in the foregoing table until five Business Days after such Financials are so delivered. Until adjusted in accordance with the December 31, 2022 Financials, Level III Status shall be deemed to exist.

Schedule 1.01B

EFFECTIVE DATE SUBSIDIARY GUARANTORS

No.	Subsidiary Name	Jurisdiction
1.	4100 Quest, LLC	South Carolina
2.	ScanSource Properties, LLC	South Carolina
3.	Logue Court Properties, LLC	South Carolina
4.	ScanSource Payments, Inc.	South Carolina
5.	Intelisys, Inc.	South Carolina
6.	RPM Software, LLC	South Carolina
7.	IntY USA, Inc.	Florida
8.	8650 Commerce Drive, LLC	Mississippi
9.	POS Portal, Inc.	California

Schedule 2.01

Commitments; Issuing Bank Sublimits

Commitments

Lender	Revolving Commitment	Term Loan Commitment
JPMorgan Chase Bank, N. A.	$66,500,000	$28,500,000
TD Bank, N.A.	$66,500,000	$28,500,000
Wells Fargo Bank, National Association	$66,500,000	$28,500,000
PNC Bank, National Association	$63,000,000	$27,000,000
Bank of America, N.A.	$35,000,000	$15,000,000
Citibank, N.A.	$35,000,000	$15,000,000
U.S. Bank National Association	$17,500,000	$7,500,000

TOTAL	$350,000,000	$150,000,000

Issuing Bank Sublimits

Issuing Bank	Issuing Bank Sublimit
JPMorgan Chase Bank, N. A.	$18,000,000
TD Bank, N.A.	$16,000,000
Wells Fargo Bank, National Association	$16,000,000

TOTAL	$50,000,000